Exhibit 99.2
SECURITIES PURCHASE AGREEMENT
by and among
BUTLER INTERNATIONAL, INC.,
a Maryland corporation
EACH OF ITS SUBSIDIARIES SIGNATORY HERETO,
and
LEVINE LEICHTMAN CAPITAL PARTNERS III, L.P.,
a California limited partnership

$2,500,000 Principal Amount
Unsecured Notes Due 2006
(Unsecured Notes)
$10,000,000 Principal Amount
Secured Senior Term B Notes Due 2011
(Term B Notes)
$25,000,000 Principal Amount
Secured Senior Subordinated Notes Due 2011
(Subordinated Notes)
Warrant to Purchase 1,041,254 Shares of Common Stock
of Butler International, Inc.

Dated as of June 30, 2006

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EXHIBITS
Exhibit A — Form of Unsecured Note
Exhibit B — Form of Term B Note
Exhibit C — Form of Subordinated Note
Exhibit D — Form of Warrant
Exhibit E — Form of Compliance Certificate

DISCLOSURE SCHEDULES

Schedule 3.4 — Subsidiaries
Schedule 3.7 — Capitalization
Schedule 3.9 — Company SEC Documents
Schedule 3.10(c) — Pro Forma Closing Balance Sheet
Schedule 3.11(a) — Existing Indebtedness and Liens; Investments
Schedule 3.11(c) — Indebtedness at Closing
Schedule 3.12(r) — Payment to Affiliates
Schedule 3.12(s) — — Offer, Issuance or Sale of Capital Stock or Equity Rights
Schedule 3.13(a) — Material Contracts
Schedule 3.13(b) — Material Contracts Exceptions
Schedule 3.15 — Labor Unions
Schedule 3.16 — Employee Benefit Plans; ERISA
Schedule 3.17 — Nonqualified Deferred Compensation Plans
Schedule 3.18 — Litigation
Schedule 3.19 — Transactions with Affiliates
Schedule 3.19 — Transactions with Immediate Family
Schedule 3.22 — Compliance with Laws; Operating Licenses
Schedule 3.24 — Real Property
Schedule 3.25 — Environmental Matters
Schedule 3.26 — Intellectual Property
Schedule 3.30 — Insurance
Schedule 3.31 — Customers
Schedule 3.34 — Personal Property Leases
Schedule 3.35 — Employment Agreements
Schedule 3.38 — Depository and Other Accounts
Schedule 13.5 — List of Competitors

SECURITIES PURCHASE AGREEMENT
     THIS SECURITIES PURCHASE AGREEMENT is entered into as of the 30th day of June, 2006 (this “Agreement”), by and among BUTLER INTERNATIONAL, INC., a Maryland corporation, (the “Parent”), BUTLER SERVICE GROUP, INC., a New Jersey corporation (“BSG”), BUTLER SERVICES INTERNATIONAL, INC., a Delaware corporation (“BSI”), BUTLER TELECOM, INC., a Delaware corporation (“Butler Telecom”), BUTLER SERVICES, INC., a Delaware corporation (“Butler Services”), BUTLER UTILITY SERVICE, INC., a Delaware corporation (“Butler Utility”), BUTLER PUBLISHING, INC., a Delaware corporation (“Butler Publishing” and together with Parent, BSG, BSI, Butler Telecom, Butler Services, and Butler Utility are referred to hereinafter each individually as “Company”, and individually and collectively, jointly and severally, as the “Companies”), and each of the Parent’s Subsidiaries signatory hereto (together with the Parent, each a “Guarantor” and collectively the “Guarantors”), and LEVINE LEICHTMAN CAPITAL PARTNERS III, L.P., a California limited partnership (the “Purchaser”).
RECITALS
     A. The Companies and their Subsidiaries are engaged primarily in the business of providing outsourcing, project management and technical staff augmentation services.
     B. The Companies have requested that the Purchaser purchase from the Companies (i) Secured Senior Term B Notes Due 2011 in the aggregate principal face amount of $10,000,000, (ii) Secured Subordinated Notes Due 2011 in the aggregate principal face amount of $25,000,000, and (iii) Unsecured Notes Due 2006 in the aggregate principal face amount of $2,500,000.
     C. To induce the Purchaser to purchase the Term B Notes and the Subordinated Notes, and in consideration therefor, the Parent intends to issue and sell to the Purchaser, on the terms and subject to the conditions set forth herein, a Warrant which will entitle the Purchaser to purchase 1,041,254 shares of common stock of the Parent, which shares of common stock will represent, immediately following the Initial Closing, at least 6.25% of the Capital Stock of the Parent on a Fully Diluted Basis, as such number of shares may thereafter be adjusted pursuant to the terms of the Warrant. The net proceeds from the issuance and sale of the Notes and the Warrant will be used to (i) repay certain existing indebtedness of the Company Parties, (ii) fund the working capital of the Company Parties and (iii) pay the fees and expenses associated with the transactions contemplated by this Agreement.
     D. To induce the Purchaser to purchase the Securities, and in consideration therefor, the Parent and certain of its Affiliates and other Persons will enter into other Investment Documents, including the Investor Rights Agreement under which, among other things, the Parent will grant to the Purchaser (or one of its Affiliates) certain investment monitoring and other rights with respect to the Company Parties and their Affiliates in connection with the transactions contemplated by this Agreement.
     E. To further induce the Purchaser to purchase the Securities, and in consideration therefor, the Parent and the Subsidiaries of the Parent signatory hereto, as Guarantors, have agreed to guaranty absolutely and unconditionally, jointly and severally, all of the Guarantied Obligations (as defined in the Guaranty) and to enter into the Collateral Documents to secure the payment and performance of their obligations under the Guaranty. Each Guarantor has derived and expects to derive, directly or indirectly, a substantial benefit from the purchase by the Purchaser of the Securities.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. DEFINITIONS; ACCOUNTING TERMS.
          1.1 Definition. For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to the singular and the plural forms thereof):
     “Acceptable Exchange” shall have the meaning set forth in the Investor Rights Agreement.
     “Adjusted Capital Stock” shall mean, with respect to any Person, as of any date of determination, the number of shares of Capital Stock that the holder of such Capital Stock would have owned or have been entitled to receive immediately after giving effect to any Capital Stock Adjustment.
     “Affiliate” shall mean, with respect to any specified Person, (i) any other Person that, directly or indirectly, owns or controls, or has the right to acquire, whether beneficially or of record, or as a trustee, guardian or other fiduciary (other than a commercial bank or trust company), five percent (5.0%) or more of the Capital Stock of such specified Person, (ii) any other Person that, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with, such specified Person, (iii) any officer, director, joint venturer, partner or member of such specified Person, (iv) any member of the Immediate Family of any officer or director of such specified Person, and (v) any Person owned or controlled by any member of the Immediate Family of any officer or director of such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, shall mean the power (x) to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, or (y) to vote ten percent (10.0%) or more of the Voting Stock of such Person; and the terms “controlling” and “controlled” have correlative meanings. With respect to the Companies or any other Company Parties, “Affiliate” shall include Edward M. Kopko, Frederick Kopko, Jr. and Hugh G. McBreen. Notwithstanding anything to the contrary, for the purposes of this Agreement and the other Investment Documents, neither the Purchaser nor any of its Affiliates, officers, directors, members, partners or employees shall be deemed to be an Affiliate of the Companies.
     “Agreement” shall mean this Agreement, together with the Exhibits and the Disclosure Schedules, in each case as amended from time to time.

     “Agreements with Officers” shall have the meaning set forth in Section 6.1(i), as amended from time to time.
     “Alternative Transaction” shall have the meaning specified in Section 13.16.
     “Alternative Transaction Fee” shall have the meaning specified in Section 13.16.
     “Annual Financial Projections” shall have the meaning specified in Section 9.3(e).
     “Applicable Laws” shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority and all common law duties, including all statutes, laws, rules and regulations applicable to any Company Party, (ii) Consents of any Governmental Authority and (iii) orders, decisions, rulings, judgments, directives or decrees of any Governmental Authority binding on, or applicable to, any Company Party.
     “Assignee” shall have the meaning specified in Section 13.5(b).
     “Assignment” shall have the meaning set forth in Section 13.5(b).
     “Audited Financial Statements” shall mean audited balance sheets of the Company Parties, on a Consolidated and Consolidating basis, as of December 31, 2004 and December 31, 2005, and, on a Consolidated and Consolidating basis, audited statements of operations, shareholders’ equity and changes in financial position or cash flows for the Fiscal Year then ended, together with a report and either (A) an unqualified opinion of Grant Thorton, the independent public accountants of the Parent or (B) a qualified opinion of such public accountants which is qualified only with respect to the terms of the credit facility provided to the applicable Company Parties by General Electric Capital Corporation and the associated delay in refinancing such facility.
     “Average Billable Headcount” shall mean, as of any date of determination, the average number of employees of any Company Party that were engaged at such Company Party’s clients during the three month period ending as of such date of determination.
     “Bank Agent” shall mean Charter One Bank, N.A., in its capacity as agent under the Bank Credit Documents.
     “Bank Credit Documents” shall mean that certain Loan and Security Agreement, to be entered into by and among the applicable Company Parties, Bank Agent and the lenders from time to time party thereto, and all documents, agreements and instruments entered into by any Company Party in connection therewith.
     “Bankruptcy Laws” shall mean Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (the “Bankruptcy Code"), and any other federal or state law relating to bankruptcy, insolvency or reorganization or for the relief of debtors.
     “Base Interest Rate” shall have the meaning set forth in the Notes.

     “Benefit Plan” shall have the meaning specified in Section 3.16.
     “Board of Directors” shall mean, with respect to any Person, the board of directors (or similar governing body) of such Person.
     “BSG” shall have the meaning specified in the preamble.
     “BSI” shall have the meaning specified in the preamble.
     “Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York or in Los Angeles, California, are authorized or required by law to close.
     “Butler India” shall mean Butler Technical Services India Private Limited, a company organized under the laws of India.
     “Butler Publishing” shall have the meaning specified in the preamble.
     “Butler Realty” means Butler of New Jersey Realty Corp., a New Jersey corporation.
     “Butler Services” shall have the meaning specified in the preamble.
     “Butler Telecom” shall have the meaning specified in the preamble.
     “Butler Utility” shall have the meaning specified in the preamble.
     “Capital Expenditures” shall mean, for any period, the aggregate of all expenditures of the Parent and its Subsidiaries (whether paid in cash or accrued or financed by the incurrence of Indebtedness) during such period, including all Capitalized Lease Obligations for any property, plant, equipment or other fixed assets, or for improvements thereto, or for replacements, substitutions or additions thereto, that have a useful life of more than one (1) year or are required to be capitalized on the consolidated balance sheet of the Parent and its Subsidiaries in accordance with GAAP.
     “Capitalized Lease” shall mean any lease or agreement of the Parent and its Subsidiaries for property (whether real, personal or mixed) which has been or is required to be classified or accounted for as a capital lease on a consolidated balance sheet of the Parent and its Subsidiaries in accordance with GAAP.
     “Capitalized Lease Obligations” shall mean all liabilities or other obligations for the payment of rent for any property (whether real, personal or mixed) which has been or is required to be classified or accounted for as a capital lease on a consolidated balance sheet of the Parent and its Subsidiaries in accordance with GAAP.
     “Capital Stock” shall mean, with respect to any Person, (i) if such Person is a corporation, any and all shares of capital stock, participations in profits or other equivalents (however designated) or other equity interests of such Person, including any preferred stock of such Person, (ii) if such Person is a limited liability company, any and all membership units or other interests, or (iii) if such Person is a partnership or other entity, any and all partnership or entity units or other interests.
     “Capital Stock Adjustment” shall mean (a) any dividend or other distribution on the Capital Stock of any Person in shares of Capital Stock of such Person, (b) any subdivision (by stock split, reclassification or otherwise) of the Capital Stock of any Person into a larger number of shares of Capital Stock of such Person, or (c) any combination (by reverse stock split or otherwise) of the Capital Stock of any Person into a smaller number of shares of Capital Stock of such Person.
     “Cash Interest Expense” shall mean, for any period, without duplication and only to the extent deducted in determining Net Income (Loss), calculated without regard to any limitation on the payment thereof and determined in accordance with GAAP, (i) total consolidated interest expense of the Parent and its Subsidiaries (including interest paid to Affiliates (other than wholly owned Subsidiaries) and the portion of any Capitalized Lease Obligations allocable to interest expense), whether paid or accrued, minus (ii) to the extent included in total consolidated interest expense in clause (i) above, any non-cash interest expense, amortization of original issue discount, non-cash losses on hedging agreements and amortization of capitalized upfront costs.
     “Change in Control” shall mean the occurrence of one or more of the following events:
     (i) any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) of the Exchange Act (other than the Purchaser, any Affiliate or transferee of the Purchaser, Edward M. Kopko or Edward M. Kopko and any other Designated Shareholder together), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act (provided that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time)), directly or indirectly, of twenty-five percent (25%) or more of the outstanding Voting Stock of the Parent, other than transfers made by the Purchaser;
     (ii) except as Permitted Business Combinations, the occurrence of a sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of a majority of the assets of any Company Party or the sale, transfer or other disposition of any Capital Stock of any Subsidiary of the Parent;
     (iii) except as Permitted Business Combinations, the sale, transfer or other disposition of any Capital Stock of any Company Party or any Person after the date hereof otherwise acquires “control” (as such term is defined in the definition of the term “Affiliate”) of any such Company Party;
     (iv) except as Permitted Business Combinations, any Company Party is acquired by, or merges, consolidates or amalgamates with or into, any other Person;
     (v) Edward M. Kopko either (A) ceases to be an officer of the Parent and of the applicable Company in the office held by him as of the date hereof, or (B) ceases to have the significant daily senior management responsibilities he had immediately prior to the Initial Closing Date;
     (vi) Edward M. Kopko ceases to beneficially own at least the amount of shares Capital Stock of the Parent as set forth in Section 5.2(b) of the Investor Rights Agreement; or
     (vii) the Board of Directors or the stockholders of any Company Party shall have approved any plan of liquidation, dissolution or bankruptcy of such Company Party.
     “Closing Fee” shall have the meaning specified in the Fee Letter.
     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, and the treasury regulations promulgated thereunder.
     “Collateral” shall mean the “Collateral” under the Collateral Documents, however defined.
     “Collateral Documents” shall mean, collectively, Security Agreement, the Intellectual Property Security Agreement, all landlord waivers and consents, the Deposit Account Control Agreements with respect to the each Company Party’s deposit accounts, the Intercompany Subordination Agreement, the Source Code Escrow Agreement, the Intercreditor Agreement, the UCC financing statements and any fixture filings naming any Company Party as a debtor and the Purchaser as secured party and any and all other agreements, instruments and documents delivered by any Company Party from time to time to secure the payment or performance of the Obligations, or any other obligations of the Company Parties or any other Person under this Agreement, the Notes, the Guaranties, the Investor Right Agreement or any other Investment Document, in each case as amended from time to time.
     “Commission” shall mean the Securities and Exchange Commission, or any successor agency.
     “Common Stock” shall mean the common stock, $0.001 par value per share, of the Parent, and any securities issued in exchange for or in replacement of such stock.
     “Company” and “Companies” shall have the meaning specified in the preamble.
     “Company Party” and “Company Parties” shall mean the Companies and the Guarantors.
     “Company Party Intellectual Property” shall have the meaning specified in Section 3.26.
     “Company SEC Documents” shall mean all registration statements, prospectuses, reports, schedules, forms, proxy or other statements and other documents (including all exhibits,

schedules and other information included or incorporated by reference therein) which were filed or required to be filed by any Company Party prior to the date hereof, and which are required to be filed by such Company Party on or after the date hereof, with the Commission under the Securities Act, the Exchange Act or the rules and regulations promulgated thereunder, and all filings, reports and other documents which were filed or required to be filed by such Company Party, or are required to be filed by such Company Party, with the Nasdaq or any securities exchange on which its securities were or are listed.
     “Compliance Certificate” shall have the meaning specified in Section 9.3(f).
     “Consent” shall mean any consent, approval, authorization, waiver, permit, grant, franchise, license, exemption or order of, or any registration, certificate, qualification, declaration or filing with, or any notice to, any Person, including any Governmental Authority.
     “Consolidated and Consolidating Basis” shall have the meanings assigned to such term under GAAP.
     “Contingent Obligations” shall mean, with respect to any Person, any obligation, or arrangement, direct or indirect, contingent or otherwise, of such Person (i) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (“Primary Obligations”) of another Person, including any direct or indirect guarantee of such Indebtedness (other than any endorsement for collection or deposit in the ordinary course of business) or any other direct or indirect obligation, by agreement or otherwise, to purchase or repurchase any such Primary Obligation or any property constituting direct or indirect security therefor, or to provide funds for the payment or discharge of any such Primary Obligation (whether in the form of loans, advances, or purchases of property, securities or services, capital contributions, dividends or otherwise), letters of credit and reimbursement obligations for letters of credit, (ii) to provide funds to maintain the financial condition of any other Person, (iii) otherwise to indemnify or hold harmless the holders of Primary Obligations of another Person against loss in respect thereof or (iv) in connection with any synthetic lease or other off-balance sheet lease transaction; provided, however, the following shall not constitute Contingent Obligations (x) any of the foregoing obligations owed by a Company Party to another Company Party and (y) unasserted indemnification obligations. The amount of any Contingent Obligation under clauses (i) and (ii) above shall be the maximum amount guaranteed or otherwise supported by the Contingent Obligation.
     “Convertible Securities” shall mean, with respect to any Person, any securities or other obligations issued or issuable by such Person or any other Person that are exercisable or exchangeable for, or convertible into, any Capital Stock of such Person.
     “Default” shall mean any Event of Default or any event or condition which, with the giving of notice or the lapse of time or both, becomes an Event of Default.
     “Default Interest Rate” shall have the meaning set forth in the Notes.
     “Deposit Account Control Agreements” or “Control Agreements” shall mean any control or similar agreements entered into at the Final Closing and from time to time thereafter, in form and substance satisfactory to the Purchaser, pursuant to which the Purchaser obtains

“control” (within the meaning of Section 9104 of the UCC) over deposit or similar accounts of any Company Party.
     “Designated Officers” shall mean any “executive officer” as such term is defined in Rule 3b-7 of the Exchange Act.
     “Designated Shareholders” shall mean Edward M. Kopko, Hugh McBreen and Frederick Kopko, Jr.
     “Disclosure Schedules” shall have the meaning specified in the introductory paragraph of Section 3.
     “Due Diligence Statement” shall mean the statement regarding the provision of documentation to be used in the diligence review of the Company Parties by the Purchaser, executed by the Parent and delivered to Levine Leichtman Capital Partners, Inc.
     “EBITDA” shall mean, for any period, without duplication and determined on a consolidated basis and in accordance with GAAP:
     (i) the sum of (A) Net Income (Loss), (B) interest expense deducted in determining Net Income (Loss) (including all Cash Interest Expense and all non-cash interest expense), (C) the amount of Taxes deducted in determining Net Income (Loss), (D) the amount of depreciation and amortization expense deducted in determining Net Income (Loss), and (E) any extraordinary or unusual non-cash losses of the Parent or any of its Subsidiaries; minus
     (ii) any extraordinary or unusual income or gains of the Parent and its Subsidiaries for such period.
     “Environmental Conditions” shall mean any Release of any Hazardous Materials (whether or not such Release constituted at the time thereof a violation of any Environmental Laws) or any violation of any Environmental Law as a result of which any Company Party has or may become liable to any Person or by reason of which the business, condition or operations of such Company Party or any of its assets or properties may suffer or be subjected to any Lien or liability.
     “Environmental Laws” shall mean all Applicable Laws relating to Hazardous Materials or the protection of human health or the environment, including all requirements pertaining to reporting, permitting, investigating or remediating Releases or threatened Releases of Hazardous Materials into the environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Without limiting the generality of the foregoing, the term “Environmental Laws” shall include the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”), the Federal Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), as such laws may be amended from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or request or binding determination of, or agreement with, any Governmental Authority relating to or imposing liability or establishing standards of conduct for the protection of human health or safety or the environment.
     “Equity Rights” shall mean, with respect to any Person, any warrants, options or other rights to subscribe for or purchase, or obligations to issue, any Capital Stock of such Person, or any Convertible Securities of such Person, including any options or similar rights issued or issuable under any employee stock option plan, stock appreciation rights plan, pension plan or other employee benefit plan of such Person.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, including the rules and regulations promulgated thereunder, in each case as amended from time to time.
     “ERISA Affiliate” shall mean any Person that is or was a member of the controlled group of corporations or trades or businesses (as defined in Sections (b), (c), (m) or (o) of Section 414 of the Code) of which any Company Party is or was a member at any time within the last six (6) years.
     “Event of Default” shall have the meaning specified in Section 11.1.
     “Event of Loss” shall mean, with respect to an asset of a Person, any of the following: (i) any loss, destruction or damage, of such asset; (ii) any pending or threatened institution of any proceedings for the condemnation or seizure of such asset or of any right of eminent domain; or (iii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such asset, or confiscation of such asset or requisition of the use of such asset.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.
     “Excess Cash Flow” shall mean, for any Fiscal Year, (i) EBITDA for such Fiscal Year, minus (ii) the sum of (A) Cash Interest Expense; (B) payments of principal on any Indebtedness (including Capitalized Lease Obligations) of the Parent and its Subsidiaries (other than payments made in such Fiscal Year pursuant to Section 4(b) of the Notes), (C) cash Taxes paid by the Parent and its Subsidiaries; (D) cash dividends or distributions, if any, paid by the Company Parties; and (E) Capital Expenditures; in each of clauses (A) through (E) for such Fiscal Year.
     “Fee Letter” shall mean the Fee Letter, dated the date hereof, by and between the Purchaser and the Companies.
     “Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System and any successor thereto.
     “Final Closing” shall have the meaning specified in Section 2.4.
     “Final Closing Date” shall have the meaning specified in Section 2.4.

     “Final Disbursement Letter” shall have the meaning specified in Section 2.4(b).
     “Final Financial Projections” shall have the meaning specified in Section 6.2(n).
     “Fiscal Quarter” shall mean any of the four quarters of a Fiscal Year.
     “Fiscal Year” shall mean each calendar year, or such other period as the Parent may designate in writing and the Purchaser shall have approved in advance in writing, which approval shall not be unreasonably withheld; provided, however, that the Parent may designate the final day in the month of December of any calendar year as its fiscal year end.
     “Fixed Charge Coverage Ratio” shall mean, with respect to any period, the ratio of (i) EBITDA for such period to (ii) Fixed Charges for such period.
     “Fixed Charges” shall mean, for any period and without duplication, the sum of (i) Cash Interest Expense, (ii) scheduled payments of principal on any Indebtedness (including scheduled Capitalized Lease Obligations) of the Parent and its Subsidiaries, (iii) Taxes estimated to be paid by the Parent and its Subsidiaries, (iv) cash dividends or distributions, if any, paid by the Company Parties and (v) Capital Expenditures, in each of clauses (i) through (v) for such period.
     “Fully Diluted Basis” shall mean, with respect to any Person at any time, a basis that includes (i) any and all shares of Capital Stock of such Person issued and outstanding at such time, plus (ii) any and all additional shares of Capital Stock of such Person which would be issuable upon the exercise or conversion of all Equity Rights of such Person outstanding at such time.
     “GAAP” shall mean generally accepted accounting principles and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, all as in effect on the date hereof, applied on a basis consistent with prior periods.
     “GECC” shall mean General Electric Capital Corporation, a Delaware corporation.
     “GECC Credit Documents” shall mean that certain Credit Agreement, dated as of September 28, 2001 (as amended, modified, supplemented or restated from time to time), entered into by and between GECC, in its capacity as agent and lender, BSG, the other Company Parties signatory thereto and the lenders signatory thereto, and all documents, agreements and instruments entered into by any Company Party in connection therewith.
     “GMAC” shall mean GMAC Commercial Mortgage Corporation and any successor or assignee thereof.
     “GMAC Credit Documents” shall mean that certain Promissory Note dated as of September 30, 2002 made by Butler Realty for the benefit of GMAC, that certain Mortgage and Security Agreement dated September 30, 2002, by and among Butler Realty and GMAC, and all documents, agreements and instruments entered into by any Company Party in connection therewith.
     “Governmental Authority” shall mean any nation or government, and any state or political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including the Commission, the United States Environmental Protection Agency, the Federal Trade Commission and the Federal Drug Administration), and any court, tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.
     “Government Reports” shall mean any reports issued by any Governmental Authority with respect to the compliance or non-compliance of any Company Party with Applicable Laws.
     “Guarantied Obligations” shall have the meaning set forth in the Guaranty or any other Guaranty, as the context may require.
     “Guaranties” shall mean the Guaranty and any other guaranty of the Obligations at any time delivered to the Purchaser.
     “Guarantors” shall mean, collectively, AAC Corp., a Delaware corporation, Sylvan Insurance Co., Ltd., a company organized under the laws of Bermuda, Data Performance, Inc., a New Jersey corporation, and each other Subsidiary that executes and delivers after the Initial Closing a joinder agreement to the Guaranty, in form and substance satisfactory to the Purchaser, and becomes a “Guarantor” under the Guaranty.
     “Guaranty” shall mean a General and Continuing Guaranty, dated the date hereof, made by the Guarantors in favor of the Purchaser, in form and substance satisfactory to the Purchaser, and all other guaranties made by any Subsidiary in favor of the Purchaser, in form and substance satisfactory to the Purchaser, in each case as amended from time to time.
     “Hazardous Materials” shall mean any substance (i) the presence of which requires investigation or remediation under any Environmental Laws; (ii) that is defined or becomes defined as a “hazardous waste” or “hazardous substance” under any Environmental Laws or by any Governmental Authority; (iii) that is toxic, explosive, corrosive, inflammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated under any Environmental Laws; (iv) the presence of which on any real property causes or threatens to cause a nuisance upon the real property or to adjacent properties or poses or threatens to pose a hazard to any real property or to the health or safety of Persons on or about any real property; or (v) that contains gasoline or other petroleum hydrocarbons, polychlorinated biphenyls or asbestos.
     “Hazardous Materials Claim” shall have the meaning set forth in Section 9.13(b).
     “Holders” shall mean any Person (including the Purchaser) in whose name any of the Notes are registered in the register required to be maintained by the Parent pursuant to Section 10 of the Notes.

     “Immediate Family” shall mean, with respect to any Person, such Person’s spouse, and the parents, children, grandchildren and siblings of such Person or his or her spouse and their spouses.
     “Indebtedness” shall mean, with respect to any Person and without duplication, (i) any indebtedness, liabilities or other obligations, contingent or otherwise, for borrowed money (whether in the form of a term loan, revolving line of credit, credit extension or otherwise); (ii) all obligations evidenced by bonds, notes, debentures or similar instruments; (iii) all obligations to pay the deferred purchase or acquisition price of property or services (other than trade accounts payable arising in the ordinary course of business so long as such trade accounts payable are Permitted Trade Payables) and any installment payment with respect to non-compete agreements; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights or remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all Capitalized Lease Obligations; (vi) all obligations of others secured by a Lien to which any property or assets owned by such Person is subject, whether or not the obligations secured thereby have been assumed by such Person; (vii) all obligations of such Person, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances; (viii) all reimbursement or other obligations of such Person in respect of any bank guaranties, surety bonds and similar instruments issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; (ix) all obligations under facilities for the discount or sale of receivables; (x) the maximum repurchase price of any redeemable Capital Stock of such Person; (xi) all Contingent Obligations; and (xii) all obligations, other than deferred revenue, which are required to be classified as long-term liabilities on the balance sheet of such Person under GAAP. The Indebtedness of any Person shall include all recourse Indebtedness of any partnership, joint venture or limited liability company in which such Person is a general partner, joint venturer or member.
     “Indemnified Environmental Costs” shall mean all actual or threatened liabilities, claims, actions, causes of action, judgments, orders, damages (including foreseeable and unforeseeable consequential damages), costs, expenses, fines, penalties and losses (including sums paid in settlement of claims and all reasonable consultant, expert and legal fees and reasonable expenses of counsel) incurred in connection with any Hazardous Materials Claim, any investigation of Site conditions or any clean up, Remedial Work or other remedial, removal or restoration work (whether of any Real Property or any other real property), or any resulting damages, harm or injuries to the Person or property of any third parties or to any natural resources.
     “Indemnified Parties” shall have the meaning specified in Section 8.2(a).
     “Initial Closing” shall have the meaning specified in Section 2.4.
     “Initial Closing Date” shall have the meaning specified in Section 2.4.
     “Initial Disbursement Letter” shall have the meaning specified in Section 2.4(b).
     “Initial Financial Projections” shall have the meaning set forth in Section 6.1(m).

     “Intellectual Property” shall mean all intellectual property, including (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (ii) ideas and conceptions of potentially patentable subject matter, including any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (iii) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (iv) recipes, formulas, mixtures, trademarks, service marks, domain names, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions, (v) copyrights (registered or otherwise) and registrations and applications for registration thereof, (vi) computer software, (vii) trade secrets and confidential, technical and business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (viii) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (ix) copies and tangible embodiments of all the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (xi) all rights to sue or recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the foregoing.
     “Intellectual Property Security Agreement” shall mean, collectively, the Patent Security Agreement, the Trademark Security Agreement, and the Copyright Security Agreement (as such terms are defined in the Security Agreement), each dated as of the Final Closing Date made by the applicable Company Parties in favor of the Purchaser, in form and substance satisfactory to the Purchaser, as amended from time to time.
     “Intercompany Subordination Agreement” shall mean a subordination agreement executed and delivered by the Company Parties and their respective Subsidiaries, and Purchaser, the form and substance of which is satisfactory to Purchaser.
     “Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the Final Closing Date, by and between Bank Agent and the Purchaser.
     “Interest Rate Event” shall have the meaning specified in Section 11.3.
     “Investment Documents” shall mean, collectively, this Agreement, the Notes, the Warrant, the Guaranties, the Fee Letter, the Collateral Documents, the Investor Rights Agreement, the Personal Guaranty, the Registration Rights Agreement and all other agreements, instruments, certificates, closing and other letters and other documents executed and/or delivered in connection herewith or therewith, in each case as amended from time to time. The term Investment Documents excludes the Bank Credit Documents.
     “Investments” shall mean, as applied to any Person, (i) any direct or indirect acquisition by such Person of Capital Stock, other securities or other interests of, or investments in, any other Person, or all or any substantial part of the business or assets of any other Person, and (ii) any direct or indirect loan, gift, advance or capital contribution by such Person to any other Person.
     “Investor Rights Agreement” shall mean an Investor Rights Agreement dated as of the Initial Closing Date, in form and substance satisfactory to the Purchaser, among the Parent, Edward M. Kopko, an individual, Frederick Kopko, Jr., an individual, and the Purchaser, as amended from time to time.
     “Key Man Life Insurance” shall have the meaning specified in Section 9.8(b).
     “Knott Settlement” shall mean that certain Settlement and Release Agreement, dated May 5, 2004, by and among Parent, the Designated Shareholders, the Estate of John F. Hegarty, Old Oak Partners, LLC, a Connecticut limited liability company, Knott Partners, LP, a New Jersey limited partnership, Robert W. Frank, an individual, and David M. Knott, an individual.
     “Kopko Employment Agreement” shall mean that certain Second Amended and Restated Employment Agreement among Edward M. Kopko, the Parent and BSG dated December 12, 2002, as in effect on the date hereof.
     “Late SEC Documents” shall mean the Company SEC Documents relating to the Parent’s third quarter 2005 Form 10-Q, fiscal year 2005 Form 10-K, and first quarter 2006 Form 10-Q, together with all other documents required to be filed pursuant to the Securities Act or the Exchange Act.
     “Leverage Ratio” shall mean, with respect to any period, the ratio of (i) the sum of all Indebtedness of the Parent and its Subsidiaries outstanding as of the end of such period to (ii) EBITDA for such period.
     “Lien” shall mean any lien (statutory or other), pledge, mortgage, deed of trust, assignment, deposit arrangement, priority, security interest, or other charge or encumbrance or other preferential arrangement of any kind or nature whatsoever (including the interest of a lessor under a Capitalized Lease having substantially the same economic effect), any conditional sale or other title retention agreement, any lease in the nature thereof and the filing or existence of any financing statement or other similar form of notice under the laws of any jurisdiction or any security agreement authorizing any Person to file such a financing statement, whether arising by contract, operation of law, or otherwise.
     “Losses” shall have the meaning specified in Section 8.2(a).
     “Majority in Interest” shall mean, at any time, the Holders who hold a majority of the outstanding principal balance of all Notes in the aggregate at such time, or, if the Notes are no longer outstanding, the holders of a majority of the outstanding Warrant and rights to purchase the Warrant Shares pursuant to the Warrant, at such time.
     “Margin Regulations” shall mean Regulations T, U and X of the Federal Reserve Board, as amended from time to time.
     “Margin Stock” shall mean “margin stock” as defined in the Margin Regulations.
     “Material Adverse Effect” or “Material Adverse Change” shall mean any event, matter, condition or circumstance which (i) has or would reasonably be expected to have a material adverse effect on or material adverse change in, as the case may be, the business, assets, condition (financial or otherwise), results of operations, properties (whether real, personal or otherwise), operations, profitability or prospects of (A) any of BSG, BSI, Butler Telecom and Butler Services, individually, or (B) the Company Parties and their Subsidiaries taken as a whole, (ii) would materially impair the ability of any Company Party to perform or observe its obligations under this Agreement, the Notes, the Warrant, any other Investment Document to which it is a party or the Bank Credit Documents or the GMAC Credit Documents; or (iii) affects the legality, binding effect, validity or enforceability of this Agreement, the Notes, or any other Investment Document or the perfection or priority of any Lien granted to the Purchaser under any Collateral Document.
     “Material Contracts” shall have the meaning specified in Section 3.13.
     “Monthly Reporting Package” shall have the meaning specified in Section 9.3(b).
     “Mortgages” shall mean, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by the Company in favor of Purchaser, in form and substance satisfactory to Purchaser, that encumber the Real Property.
     “Nasdaq” shall mean the Nasdaq National Market System or The Nasdaq SmallCap Market, as the case may be, or any successor reporting system thereof.
     “Net Income (Loss)” shall mean, for any period, net income (loss) after Taxes of the Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period, all computed in accordance with GAAP.
     “Notes” shall mean the Notes as set forth in Section 2.1 and shall include any other notes issued, jointly and severally, by the Companies in favor of the Purchaser, and shall also include, where applicable, any additional note or notes issued by the Company Parties in connection with any Assignments.
     “Obligations” shall mean any and all present and future loans, advances, Indebtedness, claims, guarantees, liabilities or obligations (monetary and non-monetary) of the Company Parties, or of any other Person for or on behalf of the Company Parties, owing to the Purchaser, Levine Leichtman Capital Partners, Inc., or any of their Affiliates, or owing to any Indemnified Party under Section 8.2, of whatever nature, character or description, the payment and performance of which is provided for or arises under or in connection with this Agreement, the Notes, the Warrant, the Guaranties, the Investor Rights Agreement, the Collateral Documents,

the Registration Rights Agreement and any other Investment Document, any and all agreements, instruments or other documents heretofore or hereafter executed or delivered in connection with any of the foregoing, in each case whether due or not due, direct or indirect, joint and/or several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, now or hereafter existing, amended, renewed, extended, exchanged, restated, refinanced, refunded or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether for principal, interest, premiums, fees, costs, expenses (including attorneys’ fees) or other amounts incurred for administration, collection, enforcement or otherwise, whether or not arising after the commencement of any proceeding under the Bankruptcy Laws (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding, and whether or not recovery of any such obligation or liability may be barred by any statute of limitations or such Indebtedness, claim, liability or obligation may otherwise be unenforceable.
     “Operating Licenses” shall mean, collectively, all licenses, franchises, permits, consents, approvals, registrations, certificates and authorizations of all Governmental Authorities necessary or advisable to the conduct of the businesses of the Company Parties.
     “Organizational Documents” shall mean, with respect to any Person, the articles of incorporation, certificate of incorporation, articles of formation, bylaws, regulations, operating agreement, partnership agreement and similar governing documents of such Person.
     “Other Debt Document” shall mean any agreement, instrument or other document evidencing or governing any Indebtedness of any Company Party (other than Indebtedness under the Notes and the other Obligations), including the Bank Credit Documents and the GMAC Credit Documents.
     “Parent” shall have the meaning specified in the preamble.
     “Participant” shall have the meaning set forth in Section 13.5(c).
     “Participation” shall have the meaning set forth in Section 13.5(c).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation, as defined in Title IV of ERISA.
     "Permitted Asset Sales” shall mean the sale of Butler Fleet or Butler Technical Group, each a division of Butler Services, so long as (A) such sale occurs after the first day after the first anniversary of the Final Closing Date, (B) all proceeds of such sale are applied to prepay the outstanding principal balance of the Notes on the date such sale is consummated, (C) Purchaser has received 30 days prior written notice of such Sale and such documentation with respect thereto as may be requested by Purchaser, in form and substance satisfactory to Purchaser, (D) Parent has provided to Purchaser, in form and substance satisfactory to Purchaser, updated Annual Financial Projections giving effect to such sale and such other financial information, together with a certificate executed by Parent’s Chief Financial Officer as to such financial information, as Purchaser may request, (E) Purchaser shall have revised the financial covenants contained in this Agreement based on such updated Annual Financial Projections using the same methodology as was employed in formulating such financial covenants as of the Final Closing

Date and received evidence of the Companies’ pro forma compliance therewith, (F) the Parent has provided to Purchaser, in form and substance satisfactory to Purchaser, a certificate executed by Parent’s Chief Financial Officer certifying that the Leverage Ratio prior to such sale shall not be greater than the Leverage Ratio after giving pro forma effect to such sale, together with any supporting financial information as may be reasonably required by the Purchaser, and (G) after giving pro forma effect to such sale, no Default or Event of Default shall have occurred and be continuing.
     “Permitted Business Combinations” shall mean (a) the sale of all or substantially all the assets of a Company Party or the Subsidiary of a Company Party to another Company Party, (b) the sale of all the Capital Stock of a Company Party or the Subsidiary of a Company Party to another Company Party or (c) the merger of a Company Party or the Subsidiary of a Company Party with and into another Company Party in which such Company Party is the surviving entity, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) such sale or merger, as the case may be, is completed upon terms and conditions reasonably satisfactory to Purchaser, (iii) the documents related thereto are in form and substance reasonably satisfactory to Purchaser, and (iv) such sale or merger is not materially disadvantageous to the Purchaser, as reasonably determined by Purchaser.
     “Permitted Investments” shall mean any one or more of the following:
     (i) any direct obligations of the United States of America (including obligations issued or held in book entry form on the books of the Department of the Treasury of the United States of America) or obligations the timely payment of the principal of and interest on which are fully guaranteed by the United States of America, all of which mature within three (3) months from the date of acquisition thereof; or
     (ii) any interest bearing demand or time deposits or certificates of deposit that mature no more than sixty (60) days from the date of creation thereof and that are either (a) insured by the Federal Deposit Insurance Corporation or (b) held in any United States commercial bank having general obligations rated at least “AA” or equivalent by Standard & Poor’s Rating Group Corporation or Moody’s Investors Service, Inc. and having capital and surplus of at least $500,000,000 or the equivalent.
     “Permitted Liens” shall mean:
     (i) judgment and attachment Liens in connection with (a) judgments that do not constitute an Event of Default so long as the judgment creditor has not succeeded in the foreclosure thereof, reserves have been established to the extent required by GAAP as in effect at such time and such judgment does not pose a material risk of loss or forfeiture to any material properties or assets of any Company Party and (b) litigation and legal proceedings that are being contested in good faith by appropriate proceedings so long as such litigation or legal proceedings do not pose a material risk of loss or forfeiture to any material properties or assets of any Company Party, reserves have been established to the extent required by GAAP as in effect at such time;

     (ii) Liens for Taxes, assessments or other governmental charges or levies on property of the Company Parties if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings;
     (iii) pledges or deposits by any Company Party under worker’s compensation laws, unemployment insurance laws or similar legislation;
     (iv) Liens on the property of any Company Party incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety or indemnity bonds or other obligations of like nature and incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;
     (v) Liens imposed by operation of law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens, on property of any Company Party with an aggregate fair market value of no more than $100,000 in the aggregate arising in the ordinary course of business and securing payment of obligations which are not more than sixty (60) days’ past due or are being contested in good faith by appropriate proceedings and, if required by GAAP, are appropriately reserved for on the books of the Company Parties; and
     (vi) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character.
provided, however, that each of the Liens described in the foregoing clauses (i) through (vi) inclusive shall only constitute a Permitted Lien so long as such Liens do not materially interfere with the conduct of the business of the Company Parties or their Subsidiaries, individually or taken as a whole, or create a Material Adverse Change.
     “Permitted Trade Payables” shall mean, with respect to any Company Party, (a) for the period commencing as of the date hereof and ending on the date that is thirty (30) days after the Final Closing, all trade accounts payable arising in the ordinary course of business of any Company Party, and (b) at all other times, (i) trade accounts payable that remain unpaid more than one hundred twenty-one (121) days past their due dates so long as such trade accounts payable are being diligently contested by the applicable Company Party in good faith, (ii) trade accounts payable that remain unpaid sixty (60) days past their due dates but not later than one hundred twenty (120) days past their due dates so long as such trade accounts payable are (y) being diligently contested by the applicable Company Party in good faith or (z) not in excess of $100,000 in the aggregate, and (iii) trade accounts payable that remain unpaid for less than sixty (60) days past their due dates.

     “Person” shall mean any individual, trustee, sole proprietorship, partnership (general or limited), joint venture, trust, unincorporated organization, association, corporation, limited liability company, limited liability partnership and other entity or any Governmental Authority.
     “Personal Guaranty” shall mean a Personal Guaranty, dated the date hereof, made by Edward M. Kopko in favor of the Purchaser, in form and substance satisfactory to the Purchaser, as amended from time to time.
     “Pledged Interests” shall have the meaning specified in the Security Agreement.
     “Pro Forma Closing Balance Sheet” shall have the meaning specified in Section 3.10(c).
     “Purchase Price” shall have the meaning specified in Section 2.3.
     “Purchaser” shall have the meaning set forth in the preamble.
     “Real Property” shall mean any and all real property now or hereafter owned, leased or operated by the Company Parties.
     “Registration Rights Agreement” shall mean the Registration Rights Agreement dated as of the Initial Closing Date, in substantially the form attached as Exhibit A to the Investor Rights Agreement, to be entered into by the Purchaser and the Parent pursuant to the Investor Rights Agreement.
     “Release” shall mean any release (whether threatened or actual), migration, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, seeping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Materials, and otherwise as defined in any Environmental Laws.
     “Remedial Work” shall have the meaning specified in Section 9.13(c).
     “Restated SEC Documents” shall mean the Company SEC Documents relating to Parent’s fiscal year 2004 Form 10-K, first quarter 2005 Form 10-Q and second quarter 2005 Form 10-Q, together with all other documents required to be filed pursuant to the Securities Act or the Exchange Act.
     “Restricted Payment” shall mean any one or more of the following:
     (i) any dividend or other distribution (whether made in cash, securities or other property), whether direct or indirect, declared or paid on account of or with respect to any Capital Stock or other securities of any Company Party now or hereafter outstanding;
     (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any Capital Stock of any Company Party now or hereafter outstanding;

     (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, or any redemption, purchase or other acquisition for value, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness of any Company Party, except for regularly scheduled or otherwise required or permitted payments or redemptions or defeasance of the (A) Obligations or (B) Indebtedness arising under the Bank Credit Documents and the GMAC Credit Documents;
     (iv) notwithstanding clause (iii), any payment made in violation of the written subordination terms of any Indebtedness permitted under Section 10.1;
     (v) any management, consulting or similar fees or any other payments of any kind payable by any Company Party to any other Company Party or any Affiliate of any Company Party; and
     (vi) any Investment (other than Permitted Investments or Investments permitted under Section 10.3) in any Person.
     “Securities” shall mean, collectively, (i) the Notes to be issued and sold by the Companies to the Purchaser and (ii) the Warrant to be issued and sold by the Parent to the Purchaser, in each case as provided in this Agreement.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time.
     “Security Agreement” shall mean a Security Agreement dated as of the Final Closing Date, in form and substance satisfactory to the Purchaser, made by the Company Parties in favor of the Purchaser, as amended from time to time.
     “Site” shall mean any real property previously, currently or hereafter owned, leased or operated directly or indirectly by the Company Parties or any Subsidiary.
     “Solvent” shall mean, with respect to any Person, that on the date of determination: (i) the present fair saleable value of the assets (i.e., the price a buyer is willing to pay for such asset in an arms-length transaction) of such Person will exceed the amount that will be required to pay the probable liability on the existing debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person as they become absolute and matured; (ii) the sum of the debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person will not exceed all of the property of such Person at a fair valuation; (iii) the assets of such Person do not constitute unreasonably small capital for such Person to carry on its businesses as now conducted or proposed to be conducted; and (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature. For purposes of the preceding sentence, the amount of contingent obligations outstanding at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that are reasonably expected to become an actual or matured liability.
     “Subordinated Notes” shall have the meaning specified in Section 2.1.

     “Subsidiary” and “Subsidiaries” shall mean, with respect to any specified Person, any other Person of which more than fifty percent (50%) of the total voting power of Capital Stock entitled to vote (without regard to the occurrence of any contingency) in the election of directors (or other Persons performing similar functions) are at the time directly or indirectly owned by such specified Person. In addition, unless otherwise indicated, when used herein, the term “Subsidiary” refers to any Subsidiary of any Company or any other Company Party, whether direct or indirect.
     “Tax” shall mean any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any governmental body or payable under any tax-sharing agreement or any other contract.
     “Term B Notes” shall have the meaning specified in Section 2.1.
     “Termination Event” shall mean (i) a Company Party, any Benefit Plan or any fiduciary (within the meaning of Section 3(21) of ERISA) of a Benefit Plan being named as a defendant in a lawsuit filed under ERISA; (ii) the Internal Revenue Service giving notice that it intends to revoke the tax-qualified status of any Benefit Plan; (iii) the occurrence of a “Reportable Event” described in Section 4043 of ERISA with respect to a Benefit Plan, regardless of whether the PBGC has waived the notice requirements with respect to such event in its regulations; (iv) the imposition of liability (whether absolute or contingent) as a result of a complete or partial withdrawal from a multiemployer plan; (v) the filing of a notice to terminate a Benefit Plan in a distress termination under Section 4041(c) of ERISA; (vi) the institution of proceedings by the PBGC to terminate a Benefit Plan or to appoint a trustee pursuant to Section 4042 of ERISA, or the occurrence of any event or set of circumstances that might reasonably constitute grounds for the PBGC to do either; (vii) the restoration of a plan by the PBGC pursuant to Section 4047 of ERISA; or (viii) a Company Party’s withdrawal from a single-employer plan during the plan year in which it is a substantial employer pursuant to Section 4063 of ERISA.
     “Third Party Intellectual Property Rights” shall have the meaning specified in Section 3.26(a).
     “UCC” shall mean the Uniform Commercial Code, as adopted and in force in the State of California as from time to time in effect, and the Uniform Commercial Code of any other jurisdiction as required under Division 9103 of the California Commercial Code.
     "Unaudited Financial Statements” shall mean unaudited financial statements, on a Consolidated and Consolidating basis, of the Company Parties consisting of a balance sheet as of May 31, 2006, and a statement of operations and cash flows for the five (5) month period ended May 31, 2006.

     “Unsecured Notes” shall have the meaning specified in Section 2.1.
     “Voting Stock” shall mean, with respect to any Person, all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
     “Warrant” shall have the meaning specified in Section 2.2.
     “Warrant Shares” shall have the meaning specified in the Warrant.
     “Weekly Report” shall have the meaning set forth in Section 9.3(c).
          1.2 Accounting Terms and Computations. For purposes of this Agreement and any other Investment Document, (a) all accounting terms used in this Agreement that are not expressly defined herein have the meanings given to them under GAAP, (b) all computations made pursuant to this Agreement or any other Investment Document shall be made in accordance with GAAP, (c) all financial statements and other financial information to be delivered by any Company Party hereunder or under any other Investment Document shall be prepared in accordance with GAAP, except that any interim financial statements or other financial information which are unaudited may be subject to year-end audit adjustments and may omit footnotes and (d) after the Initial Closing, all computations, financial statements and other financial information of the Company Parties hereunder shall be determined on a consolidated basis in accordance with GAAP. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, the Companies and the Purchaser agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Companies’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the necessary parties thereto, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. The term “Accounting Changes” shall refer to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Commission.
          1.3 Covenants. To the extent that this Agreement contains any covenants or agreements of any Company Party not a signatory hereto, the Companies shall be responsible for causing such Company Party to perform, comply with and observe such covenants and agreements. If a particular action, condition or covenant as set forth in the Investment Documents is not permitted pursuant to the terms of the Bank Credit Documents, such covenant or condition shall be deemed to also be prohibited by the terms of the Investment Documents.
          1.4 Captions; Construction and Interpretation. The headings in this Agreement and any other Investment Document are for convenience of reference only, do not constitute a part of this Agreement or such other Investment Document and are not to be considered in construing or interpreting this Agreement or such other Investment Document. All section, preamble, recital, exhibit, schedule, disclosure schedule, annex, clause and party references contained in this Agreement or any other Investment Document are to this Agreement or such other Investment Document unless otherwise stated. Unless the context of this Agreement or any other Investment Document clearly requires otherwise, the use of the word “including” is not limiting and the use of the word “or” has the inclusive meaning represented by the phrase “and/or.” References in this Agreement or any other Investment Document to any agreement or other document “as amended” or “as amended from time to time,” or amendments of any agreement or document, shall include any amendments, supplements, restatements, replacements, renewals, refinancings or other modifications thereto. References to laws, statutes or regulations are to be construed as including all statutory and regulatory provisions promulgated under, consolidating, amending, supplementing, interpreting, or replacing the statute or regulation referred to. Wherever required by the context of this Agreement or any other Investment Document, the masculine, feminine and neuter gender shall each include the other. No party, nor its counsel, shall be deemed the drafter of this Agreement or any other Investment Document for purposes of construing the provisions hereof or thereof. Accordingly, all provisions of this Agreement and each other Investment Document shall be construed in accordance with their fair meaning, and not strictly for or against any party. This Agreement and each other Investment Document has been negotiated by, and entered into between or among, persons that are sophisticated and knowledgeable in business matters. Accordingly, any rule of law or legal decision that would, notwithstanding any of the foregoing provisions, require interpretation of this Agreement or any other Investment Document against the party deemed the drafter thereof shall not be applicable and is irrevocably and unconditionally waived. Any reference herein to a “shareholder” or “stockholder” with regard to any Company Party, shall mean and refer to a “member” if such Company Party is a limited liability company, or a “limited partner” if such Company Party is a limited partnership and any reference herein to an “officer” or a “director” of any Company Party shall mean and refer to the equivalent position at a limited liability company or limited partnership which is a Company Party.
          1.5 Determinations. Any determination involving a numeric or mathematical calculation contemplated by this Agreement or any other Investment Document that is made by the Purchaser shall be final and conclusive and binding upon the Company Parties in the absence of manifest error. Any other determination contemplated by this Agreement or any other Investment Document that is made by the Purchaser shall be prima facie evidence of the correctness of such determination.
          1.6 Definition of Knowledge. The term “knowledge of the Company Parties,” when used in this Agreement or any other Investment Document with respect to any Company Party, and references to the awareness of a Company Party, shall mean the actual knowledge or awareness of each Designated Officer of such Company Party and the knowledge or awareness that each such Person would have obtained after reasonable due diligence or inquiry in light of the circumstances.

     2. PURCHASE AND SALE OF THE SECURITIES.
          2.1 Authorization of Notes.
               (a) Prior to the Initial Closing, the Companies shall have authorized the issuance and sale to the Purchaser of the Unsecured Notes Due 2006 in the principal face amount of $2,500,000, in substantially the form of Exhibit A (as the same may be amended from time to time, the “Unsecured Notes”).
               (b) Prior to the Initial Closing, the Companies shall have authorized the issuance and sale to the Purchaser of (a) the Secured Senior Term B Notes Due 2011 in the principal face amount of $10,000,000, in substantially the form of Exhibit B (as the same may be amended from time to time, the “Term B Notes”) and (b) a Secured Senior Subordinated Notes Due 2011 in the principal face amount of $25,000,000, in substantially the form of Exhibit C (as the same may be amended from time to time, the “Subordinated Notes” and, collectively with the Unsecured Notes and the Term B Notes, the “Notes”).
          2.2 Authorization of Warrant. Prior to the Initial Closing, the Parent shall have authorized the issuance and sale to the Purchaser of Warrant to Purchase 1,041,254 Shares of Common Stock (which number of shares shall represent immediately following the Initial Closing not less than six and one quarter percent (6.25%) of the Common Stock of the Parent on a Fully Diluted Basis), in substantially the form of Exhibit D (as the same may be amended from time to time, the “Warrant”). The payment and performance of the Notes, the Warrant and all other Obligations shall be secured by the Collateral and guarantied under the Guaranties.
          2.3 Purchase of the Securities; Purchase Price. On the terms and subject to the conditions contained herein and in the other Investment Documents, and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Initial Closing, the Companies and the Parent, as applicable, shall issue, sell and deliver to the Purchaser the Unsecured Notes and the Warrant, and at the Final Closing, the Companies shall issue, sell and deliver to the Purchaser the Term B Notes and the Subordinated Notes. The aggregate purchase price to be paid by the Purchaser for the Term B Notes and the Subordinated Notes shall be $35,000,000 payable as provided in Section 2.4. The aggregate purchase price to be paid by the Purchaser for the Unsecured Notes and the Warrant (the “Purchase Price”) shall be $2,500,000, consisting of a purchase price for the Unsecured Notes of $1,960,000 and a purchase price for the Warrant of $540,000, in each case payable as provided in Section 2.4. The Companies and the Purchaser agree that, for purposes of Section 1271 et seq. of the Code, the original issue price of the Unsecured Notes will be 78.4% of their principal face amounts, and that this agreement is intended to constitute an agreement as to the issue prices of the Unsecured Notes and the Warrant for all federal, state and local income Tax purposes.
          2.4 Closing.
               (a) The closing of the purchase and sale of the Unsecured Notes and the Warrant under this Agreement (the “Initial Closing”) shall take place at the offices of Bingham McCutchen LLP, 355 South Grand Avenue, Suite 4400, Los Angeles, California 90071, as soon as practicable following the satisfaction or waiver of the conditions precedent set forth in Section 6.1 and Section 7 (such date being referred to as the “Initial Closing Date”). At the Initial Closing, the Companies and the Parent, as applicable, shall deliver to the Purchaser the Unsecured Notes and the Warrant, each duly executed by the Companies and the Parent, as applicable, in each case against payment of the Purchase Price therefor (net of amounts permitted to be withheld pursuant to Sections 6.1(c) and 8.5) to the Companies by wire transfer to a bank account or accounts as the Companies may request in writing pursuant to a disbursement letter duly executed by the Companies (the “Initial Disbursement Letter”).
               (b) The closing of the purchase and sale of the Term B Notes, and the Subordinated Notes under this Agreement (the “Final Closing”) shall take place at the offices of Bingham McCutchen LLP, 355 South Grand Avenue, Suite 4400, Los Angeles, California 90071, as soon as practicable following the satisfaction or waiver of the conditions precedent set forth in Section 6.2 and Section 7 (such date being referred to as the “Final Closing Date”). At the Final Closing, the Companies and the Parent, as applicable, shall deliver to the Purchaser the Term B Notes and the Subordinated Notes, each duly executed by the Companies, in each case against payment of the purchase price therefor (net of amounts permitted to be withheld pursuant to Sections 6.2(c) and 8.5) to the Companies by wire transfer to a bank account or accounts as the Companies may request in writing pursuant to a disbursement letter duly executed by the Companies (the “Final Disbursement Letter”).
          2.5 Use of Proceeds. The Companies shall use the gross proceeds from the issuance and sale of the Securities as contemplated hereunder solely for the purposes of (a) repaying certain existing indebtedness of the Company Parties, (b) funding the working capital of the Company Parties and (iii) paying the fees and expenses associated with the transactions contemplated by this Agreement.
     3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. In connection with the following representations and warranties, the Company Parties have delivered to the Purchaser (or has caused the delivery to the Purchaser of) disclosure schedules (the “Disclosure Schedules”) arranged in numbered parts corresponding to the section numbers in this Agreement of the following representations and warranties. The information disclosed in any particular Disclosure Schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered section in this Agreement and shall not be deemed to relate to or to qualify any other representation or warranty. To induce the Purchaser to purchase the Securities under this Agreement, the Company Parties hereby jointly and severally represent and warrant to the Purchaser that, except as expressly set forth in the respective Disclosure Schedules:
          3.1 Organization and Qualification. As of the Initial Closing Date, each Company Party is a corporation duly organized, validly existing and (other than AAC Corp., a Delaware corporation, Sylvan Insurance Co., Ltd., a company organized under the laws of Bermuda, and Data Performance, Inc., a New Jersey corporation) in good standing under the laws of its state of incorporation. As of the Final Closing Date, each Company Party is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each Company Party has all requisite power and authority, and all Operating Licenses, necessary to own or lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, leased or operated by it or the nature of the activities conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Effect.
          3.2 Corporate or Other Power. Each Company Party has the requisite power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other Investment Documents to which it is a party, including the power and authority to issue, sell and deliver the Securities to be issued and sold by it to the Purchaser hereunder.
          3.3 Authorization; Binding Obligations. The execution, delivery and performance of this Agreement and each other Investment Document to which each Company Party is a party, the issuance, sale and delivery by the Companies and the Parent, as applicable, of the Securities, the issuance of the Guaranties, the grant of the Liens under the Collateral Documents, the Bank Credit Documents and the consummation of the other transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of such Company Party, as applicable, and by the stockholders, board of directors and officers of each entity, as applicable. This Agreement has been duly executed and delivered by the Company Parties and, at the Initial Closing, the Unsecured Notes, the Warrant and each of the other Investment Documents will be, and as of the Final Closing, the Term B Notes, the Subordinated Notes and each of the other Investment Documents will be, duly executed and delivered by each Company Party that is a party thereto. This Agreement is, and at the Initial Closing the Unsecured Notes, the Warrant and the other Investment document will be, and at the Final Closing, each of the Term B Notes, the Subordinated Notes and the other Investment Documents will be, a legal, valid and binding obligation of each Company Party that is a party thereto, enforceable against such Company Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such laws.
          3.4 Subsidiaries.
               (a) Schedule 3.4 sets forth a true, complete and correct list of all direct and indirect Subsidiaries of each Company Party, setting forth, as to each such Subsidiary, its name, its state or other jurisdiction of organization, the address of its principal executive offices, its federal and state tax identification numbers, its stockholders (except that with respect to the Parent, its stockholders of 5% or more the outstanding Capital Stock of the Parent) and all states and other jurisdictions in which each such Subsidiary is duly qualified or licensed to conduct business as a foreign corporation or other entity. Except for Butler India, Butler Realty and Butler International Charitable Foundation Corp., a New Jersey corporation, each such Subsidiary is a Company Party. Except as set forth on Schedule 3.4, no Company Party owns, directly or indirectly, any Capital Stock of any other Person and all Capital Stock of each Subsidiary is owned by a Company Party.
               (b) Butler India is an entity of the type indicated on Schedule 3.4, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority, and all Operating Licenses, necessary to own or lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.
               (c) Butler India is duly qualified or licensed to do business in good standing in each jurisdiction in which the character of the properties or assets owned, leased or operated by such Subsidiary or the nature of the activities conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
          3.5 Conflict with Other Instruments; Existing Defaults; Ranking.
               (a) The execution, delivery and performance by the Company Parties of this Agreement and each other Investment Document (including the issuance, sale and delivery by the Companies and the Parent, as applicable, of the Notes and the Warrant, the issuance of the Guaranties and the grant of the Liens under the Collateral Documents), each Bank Credit Document to which any Company Party is a party and the consummation of the other transactions contemplated hereby and thereby do not and will not violate, or cause a default under, or give rise to a right of termination under, (i) the Organizational Documents of any Company Party or Subsidiary, as applicable, (ii) any Material Contract or (iii) any Applicable Laws.
               (b) No Company Party is (i) in default, breach or violation of its Organizational Documents, as in effect as of the date hereof, as applicable, or (ii) in default, breach or violation of (A) any Material Contract, except for the GECC Credit Documents as disclosed to the Purchaser or (B) any Applicable Laws. Without limiting the generality of the foregoing, there does not exist any “default” or “event of default” (in each case as defined in any Other Debt Document) or any default under any other credit or financing agreement to which any Company Party is a party or by which any of its properties or assets are bound, except for the GECC Credit Documents as disclosed to the Purchaser.
               (c) There are no contractual or other restrictions or limitations which prohibit the issuance and sale by any Company Party of the Securities to be issued and sold by it hereunder or the issuance of the Guaranties, prohibit or restrict any merger, sale of assets or other event which could cause a Change in Control, or otherwise prohibit any other financings by any Company Party, including any public or private debt or equity financings.
               (d) Payment of (i) all principal of, premium, if any, and interest on the Term B Notes and Guarantied Obligations related thereto shall rank senior to or pari passu with all present and future other Indebtedness and obligations of the Company Parties, and, other than the Indebtedness under the Bank Credit Documents, there is no present and future other Indebtedness or other obligations of the Company Parties that ranks pari passu with the Term B Notes or such Guarantied Obligations; and (ii) all principal of, premium, if any, and interest on the Subordinated Notes, Guarantied Obligations related thereto and of all other Obligations (other than the Term B Notes) shall rank senior to or pari passu with all present and future other Indebtedness and obligations of the Company Parties other than the Indebtedness under the Bank Credit Documents, and, other than the Indebtedness under the Bank Credit Documents, there is no present and future other Indebtedness or other obligations of the Company Parties that ranks senior to the Obligations or such Guarantied Obligations.
          3.6 Governmental and Other Third Party Consents. No Company Party is required to obtain any Consent from, or is required to make any declaration or filing with, any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement or any other Investment Document, including the issuance, sale and delivery of the Notes and the Warrant by the Companies and the Parent, as applicable, the issuance of the Guaranties and the grant of the Liens under the Collateral Documents, or the Bank Credit Documents, or for the purpose of maintaining in full force and effect any Operating Licenses. All Consents required to be obtained or made in connection with the execution, delivery and performance of this Agreement, any other Investment Document or any Bank Credit Document will at the Initial Closing be in full force and effect. The time within which any administrative or judicial appeal, reconsideration, rehearing or other review of any such Consent of any Governmental Authority may be taken or instituted has lapsed, and no such appeal, reconsideration or rehearing or other review has been taken or instituted.
          3.7 Capitalization. Schedule 3.7 sets forth a true, correct and complete description of the authorized and issued outstanding Capital Stock of each Company Party, including the holders thereof, except that for the holders of the outstanding Capital Stock of the Parent, Schedule 3.7 sets forth a true, correct list of the holders of 5% or more the outstanding Capital Stock of the Parent. All of such issued and outstanding shares of Capital Stock have been duly authorized and are validly issued, fully paid and non-assessable, and are free and clear of any Liens and other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of such Capital Stock) and of any preemptive or other similar rights to subscribe for or to purchase any such Capital Stock except as set forth on Schedule 3.7. Except as set forth on Schedule 3.7 (which Schedule sets forth a true, correct and complete description of, with respect to each security, the title, the name of the holder or Person, as applicable, the name of, and units of or percentage interest (on a Fully Diluted Basis) in, the Company Parties underlying such security, the exercise price, and the expiration date if applicable), as of the date hereof, there are: (i) no outstanding Equity Rights of any Company Party; (ii) other than the Investor Rights Agreement (A) no voting trusts or other agreements or undertakings to which any Company is a party or otherwise bound with respect to the voting of the Capital Stock of any Company Party, and (B) to the knowledge of the Companies, no other voting trusts or other agreements or undertakings with respect to the voting of the Capital Stock of any Company Party; (iii) other than as set forth in the Knott Settlement, no obligations or rights (whether fixed or contingent) on the part of any Company Party or Subsidiary, any of its directors or officers, or any other Person to purchase, repurchase, redeem or “put” any outstanding shares of the Capital Stock of any Company Party or Equity Rights of any Company Party; and (iv) no agreements to which any Company Party, any of their directors or officers, or any other Person is a party granting any other Person any rights of first offer or first refusal, registration rights or “drag along,” “tag along” or similar rights with respect to any transfer of any Capital Stock or Equity Rights of any Company Party, except as set forth in the Investment Documents. All outstanding shares of Capital Stock and Equity Rights of each Company Party have been issued have been issued and offered in compliance with all applicable federal and state securities laws. Except as set forth on Schedule 3.7, no additional shares of Capital Stock of any Company Party will become issuable to any Person pursuant to any “anti-dilution” provisions of any such issued and outstanding securities of such Company Party on account of the issuance of the Securities, the exercise of the Warrant or the application of the “anti-dilution” provisions contained in the Warrant. The shares of Common Stock issuable upon exercise of the Warrant constitute not less than 6.25% of the total Common Stock of the Parent on a Fully Diluted Basis, not including adjustments to such percentage pursuant to the terms of the Warrant.
          3.8 Validity and Issuance of Warrant Shares. The Warrant Shares have been duly authorized, reserved and, when issued, delivered and paid for pursuant to the terms of the Warrant, will be duly and validly issued, fully paid and non-assessable and free of restrictions on transfer other than the restrictions under the Investor Rights Agreement and applicable federal and state securities laws.
          3.9 Company SEC Documents.
               (a) Except for the Late SEC Documents, each Company Party has filed with the Commission all Company SEC Documents which were required to be filed by it with the Commission. Schedule 3.9 sets forth a true, complete and correct list of all Company SEC Documents filed by any Company Party since May 15, 1995 and the respective dates on which they were filed.
               (b) Each Company SEC Document previously filed by each Company Party complies with all applicable requirements of the Securities Act and the Exchange Act, and, when filed with the SEC, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for the Restated SEC Documents to be filed with the Commission, the financial statements of the Company Parties included in each Company SEC Document filed by each Company Party complied as to form, as of the dates of its filing with the Commission, with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the Commission) and fairly present the consolidated financial position of the Company Parties as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with past practices and consistently applied).
          3.10 Financial Statements.
               (a) As of the Initial Closing Date, the Parent has delivered to the Purchaser copies of the Unaudited Financial Statements and as of the Final Closing Date, the Parent shall have delivered to the Purchaser copies of the Audited Financial Statements. The Unaudited Financial Statements (including, in each case, the related schedules and notes), and the Audited Financial Statements, when delivered, fairly present the consolidated financial position of the Company Parties and their Subsidiaries as of the respective dates of such balance sheets and the results of operations of the Company Parties and their Subsidiaries for the respective periods covered by such statements of operations, shareholders’ equity and changes in financial position or cash flows, as the case may be, and have been prepared in accordance with

GAAP (subject to normal year-end audit adjustments consistent with past practices and consistently applied).
               (b) Neither any Company Party nor any of its officers, directors or other Affiliates (i) is contemplating the filing of a petition under the Bankruptcy Laws with respect to any Company Party or its Subsidiaries, or the liquidation of all or any major portion of its or their assets or properties, or (ii) is aware of any Person contemplating the filing of any petition against any Company Party or Subsidiary under the Bankruptcy Laws. No Company Party or Subsidiary is contemplating changing its business, as such business is being conducted on the date hereof.
               (c) The Parent has furnished to the Purchaser, on a Consolidated and Consolidating basis, balance sheet of the Parent and its Subsidiaries as of the Initial Closing Date, as adjusted to give pro forma effect to the consummation of the transactions contemplated by this Agreement as if such transactions had occurred on such date, and as of the Final Closing date, balance sheet of the Parent and its Subsidiaries as of the Initial Closing Date, as adjusted to give pro forma effect to the consummation of the transactions contemplated by this Agreement and the Bank Credit Documents as if such transactions had occurred on such date (the “Pro Forma Closing Balance Sheet”). Schedule 3.10(c) sets forth a true, correct and complete copy of the Pro Forma Closing Balance Sheet, together with footnotes describing the pro forma adjustments and the assumptions underlying the Pro Forma Closing Balance Sheet. The Pro Forma Closing Balance Sheet fully presents the pro forma consolidated financial position of the Company Parties as of the Initial Closing Date and the Final Closing Date, and properly gives effect to the application of the pro forma adjustments described therein and contemplated herein. All assumptions underlying the Pro Forma Closing Balance Sheet were made in good faith and are reasonable under the circumstances and neither the Company Party nor any Subsidiary is aware of any facts or information that would lead it to believe that such pro forma adjustments are incorrect or misleading in any respect.
          3.11 Existing Indebtedness and Liens; Investments.
               (a) Schedule 3.11(a) sets forth a true, correct and complete list, and describes, as of the date or dates indicated therein, as applicable:
                    (i) all Indebtedness of any Company Party existing immediately prior to the Initial Closing Date, showing, as to each Indebtedness, the payee thereof, the total amount outstanding (by principal, interest and other amounts, if applicable) and the maturity date;
                    (ii) all Liens existing immediately prior to the Initial Closing Date (other than Permitted Liens) in respect of any property or assets of any Company Party, showing, as to each Lien, the name of the grantor and secured party, the Indebtedness (as of the Final Closing Date) secured thereby, the name of the debtor (if different from the grantor) and the assets or other property covered by such Lien;
                    (iii) all recorded Permitted Liens;

                    (iv) all Investments of the Company Parties and the Subsidiaries existing immediately prior to the Initial Closing Date;
                    (v) all UCC financing statements on file as of the Initial Closing Date, naming any Company Party or Subsidiary as a debtor, showing, as to each financing statement, the basis for the filing; and
                    (vi) a trade payables aging schedule for the Companies and its Subsidiaries as of June 28, 2006.
               (b) No Company Party has on the date hereof, or will have on the Initial Closing Date, any Contingent Obligations, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as reflected in the Pro Forma Closing Balance Sheet.
               (c) Immediately following the Initial Closing or the Final Closing, as the case may be, the Company Parties will not have any Indebtedness, whether accrued, absolute, contingent or otherwise (whether individually or in the aggregate), except for the Indebtedness set forth on Schedule 3.11(c).
               (d) As of the Final Closing Date, “Availability” under the Bank Credit Documents, after giving effect to (i) the initial Loans (as defined in the Bank Credit Documents) and the issuance of the Notes, (ii) the issuance or procurement by the Bank Agent of the initial Letters of Credit and LC Guaranties (as such terms are defined in the Bank Credit Documents) contemplated in the Bank Credit Documents, and (iii) the closing costs and expenses incurred in connection with the transactions contemplated in the Bank Credit Document and the Investment Documents, will be at least $8,000,000.
          3.12 Absence of Certain Changes. Since December 31, 2005, there has not been and there is no agreement, commitment or obligation to do any of the following:
               (a) Any transaction involving any Company Party not in the ordinary course of business, including, without limitation, any sale of any assets or properties (other than inventory in the ordinary course of business);
               (b) Except with respect to the Parent’s 7 1/2% Senior Cumulative Preferred Stock or Series B 7% Cumulative Preferred Stock as set forth in the Organizational Documents of the Parent, any declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, stock or property) with respect to the Capital Stock of any Company Party, or any redemption, purchase or other acquisition of securities of any Company Party, or any payment to any stockholder of the Parent not in his, her or its capacity as a stockholder;
               (c) Any damage, destruction or loss, whether or not covered by insurance, to any material assets or properties of any Company Party;
               (d) Any Material Adverse Change;

               (e) Any loan or advance made by any Company Party to any Person, except normal travel advances or other reasonable business expense advances made in the ordinary course of business to its own employees;
               (f) Any Indebtedness for borrowed money incurred by any Company Party or any commitment to incur Indebtedness for borrowed money entered into by any Company Party (other than as contemplated by this Agreement);
               (g) Any Capital Expenditures or commitments to make Capital Expenditures in excess of the amount reflected in the Initial Financial Projections;
               (h) Any indemnity or other claims made by or against any Company Party with respect to or in connection with any acquisition or sale or other disposition, whether direct or indirect, of the Capital Stock or assets of any other Person;
               (i) Any amendment or other modification to any Organizational Document of any Company Party;
               (j) The formation or creation of any direct or indirect Subsidiary of any Company Party, or the disposition of the Capital Stock or assets of any Company Party;
               (k) Any waiver by any Company Party of a valuable right or of Indebtedness owed to it;
               (l) Any payment, satisfaction, discharge or cancellation of any debts or claims of any Company Party other than in the ordinary course of business consistent with past practices;
               (m) Any amendment, modification or termination of (i) any Material Contract or (ii) any material employment or consulting agreement;
               (n) Any material change in the Contingent Obligations of any Company Party, by way of guarantee or otherwise;
               (o) Any mortgage, pledge or Lien (other than Permitted Liens) encumbering any of the assets or properties of any Company Party, or any assumption of, or taking any assets or properties subject to, any liability;
               (p) Any resignation by, or termination of the employment of, any director or Designated Officer of any Company Party;
               (q) Any Investment by any Company Party in the Capital Stock of any Person;
               (r) Except as set forth in Schedule 3.12(r), any payment of management, consulting or similar fees by any Company Party to any of its Affiliates;

               (s) Except as set forth in Schedule 3.12(s), any offer, issuance or sale of any shares of Capital Stock or Equity Rights of any Company Party;
               (t) Any alteration or change in any Company Party’s credit guidelines and policies, charge-off policies or accounting methods, quality control procedures or policies or manner of preparing its financial statements or maintaining its books of account;
               (u) Any increase in, or commitment to increase, the salaries, wages, bonuses or other compensation payable or to become payable to any officer or other employee of any Company Party, other than increases in salaries and wages in the ordinary course of business consistent with past practices;
               (v) Any adoption by any Company Party of any new Benefit Plan or amendment to any Benefit Plan to provide any new or additional plans, programs, contracts, benefits or arrangements involving direct or indirect compensation to any officer, director, employee, former employee, or their dependents or beneficiaries, of the Company Parties;
               (w) Any settlement of any litigation, entry of a consent decree or entry of any judgment against any Company Party with a value of $250,000 or more;
               (x) Any revaluation by any Company Party of any of its assets, including without limitation, any write-offs, increases in any reserves except in the ordinary course of business consistent with past practice or any write-up or write-down of the value of inventory, property, plant, equipment or any other asset;
               (y) Any revaluation or repricing of any Equity Rights of any Company Party; or
               (z) The occurrence of any other event or the development of any other condition which has had or could have a Material Adverse Effect.
          3.13 Material Contracts.
               (a) As of the Initial Closing, Schedule 3.13(a) sets forth a true, correct and substantially complete list of all contracts, commitments, licenses, agreements, obligations or binding arrangements, whether oral or written, to which any Company Party is a party (or intends to become a party) or to which any of its assets or properties is bound. As of the Final Closing, Schedule 3.13(a) sets forth a true, correct and complete list of all contracts, commitments, licenses, agreements, obligations or binding arrangements, whether oral or written, to which any Company Party is a party (or intends to become a party) or to which any of its assets or properties is bound:
                    (i) under which any Company Party is indemnified for or against any liability in excess of $100,000 or under which any Company Party is or could be obligated to indemnify any Person in excess of $100,000, other than agreements containing indemnity provisions entered into in the ordinary course of business;

                    (ii) under which any Company Party leases personal property from or to third parties under Capitalized Leases which involve rental payments of at least $50,000 per annum or under operating leases which involve rental payments of at least $50,000 per annum;
                    (iii) for the purchase or sale of products or other personal property or for the furnishing or receipt of services (A) which calls for performance over a period of more than one (1) year and which involves payments of more than the $100,000 per year in the aggregate or (B) in which any Company Party has agreed to purchase at least $100,000 in goods or services or has agreed to purchase goods or services exclusively from any Person;
                    (iv) (A) granting representation, marketing or distribution rights or (B) relating to Intellectual Property (including license, development or similar agreements other than those listed in response to item (xiv) below);
                    (v) under which any Company Party has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness in excess of $100,000;
                    (vi) establishing or maintaining any partnership, joint venture or strategic alliance;
                    (vii) under which there is or may be imposed a security interest or other Lien on any of its assets (except for such Liens permitted to be incurred pursuant to Sections 10.2(a), (b) and (f)) whether tangible or intangible, the net book value or fair market value of which is in excess of $50,000 (other than the security interests or Liens granted in favor of the Purchaser);
                    (viii) concerning any confidentiality or non-solicitation obligations entered into outside the ordinary course of business;
                    (ix) under which any Company Party is restricted from carrying on its business or any part thereof, or from competing in any line of business or with any Person, except for customer agreements entered into in the ordinary course of business and consistent with past practices;
                    (x) with Designated Officers or directors of any Company Party;
                    (xi) involving any Affiliates of any Company Party;
                    (xii) under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;
                    (xiii) under which any Company Party will (A) receive aggregate payments from customers who constitute one of the Company Parties’ top 30 customers as of the Initial Closing Date, (B) be obligated to make aggregate payments to vendors or other suppliers in excess of $500,000 or (C) be obligated to make or receive aggregate payments to or from any other Persons who are not customers or vendors, in excess of $100,000 per annum; and
                    (xiv) not entered into in the ordinary course of business and not otherwise disclosed on Schedule 3.13(a) in response to any of the foregoing clauses.
All of the contracts, commitments, licenses, agreements, obligations or arrangements described in clauses (i) through (xiv) above, the Bank Credit Documents, the GMAC Credit Documents, the real property leases, subleases, licenses and other interests described in Section 3.24, in each case whether entered into prior to, on or after the Initial Closing Date, and the Agreements with Officers, are collectively referred to herein as the “Material Contracts.” The Company Parties have delivered to the Purchaser true, correct and complete copies of each Material Contract in existence as of the date hereof other than those constituting real property leases that are not material to a Company Party in the ordinary course of its business.
               (b) Except as disclosed on Schedule 3.13(b), each Material Contract existing as of the date hereof is a legal, valid and binding obligation of the Company Parties that are party thereto, on the one hand, and the other parties thereto, on the other hand, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and is in full force and effect. Except as disclosed on Schedule 3.13(b), the Company Parties and, to the knowledge of the Company Parties, each other party to each Material Contract existing as of the date hereof are in compliance with the terms thereof, and no default or event of default by any Company Party or any other party thereto exists thereunder.
          3.14 Accounts Receivable. All accounts receivable of the Company Parties (a) to the knowledge of the Company Parties, are legal, valid and binding obligations of the Persons shown in the accounting records of the Company Parties as the obligor with respect thereto (and if any such accounts receivable is not legal, valid and binding obligations of such Persons, the appropriate Company Party has established reserves therefor, which reserves are adequate in accordance with GAAP), (b) arose out of bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business, (c) are not subject to discount, rebate, offset, return privilege (other than return privileges granted in the ordinary course of business consistent with past practice) or claim (other than as reflected in the reserves taken in recording the accounts receivable on the books of the Company Parties, which reserves are adequate in accordance with GAAP), and (d) are valid and collectible in the ordinary course of business (other than as reflected in the reserves taken in recording the accounts receivable on the books of the Company Parties, which reserves are adequate in accordance with GAAP). No customer of a Company Party has indicated an unwillingness or an inability to pay any amount included in the accounts receivable of the Company Parties and not reserved against.
          3.15 Labor Relations.
               (a) To the knowledge of the Company Parties, each Company Party is in compliance with the Fair Labor Standards Act (29 U.S.C. §201 et seq.), all state wage and hour laws and all worker’s compensation laws and is not engaged in any unfair labor practice which has had or could have a Material Adverse Effect;
               (b) There is no labor strike, slowdown, work stoppage or charge of unfair labor practice, and there are no labor disputes, grievances, complaints or arbitration proceedings, pending or affecting any Company Party nor, to the knowledge of the Company Parties, is there any basis therefor or threat thereof;
               (c) Except as disclosed on Schedule 3.15, no Company Party is bound by or subject to any written or oral, express or implied, contract, commitment or arrangement with any labor union or other employee organization, and no labor union or other employee organization has requested or sought to represent any of the employees, representatives or agents of the Company Parties;
               (d) Except as disclosed on Schedule 3.15, no Company Party is aware of (i) any labor union or other employee organization activity involving employees of any Company Party, or (ii) any officer who intends to terminate his or her employment with any Company Party;
               (e) Except as disclosed on Schedule 3.15, there are no petitions against any Company Party pending before the National Labor Relations Board in connection with any pending claim for union representation; and
               (f) To the knowledge of the Company Parties, there is no fact or circumstance which could, with the passage of time or otherwise, cause this representation and warranty to be no longer true and correct.
          3.16 Employee Benefit Plans; ERISA. For purposes of this Section 3.16, the term “Company” or “Companies” shall include all Company Parties, affiliated service groups, and any Person that is or could be aggregated with the Company Parties under Section 414(b), (c), (m), or (o) of the Code. However, this Section 3.16 will not apply to a “Multiemployer Plan” (as defined in Section 4001(a)(3) of ERISA), except as expressly referred to herein.
               (a) Schedule 3.16 sets forth a true, correct and complete list of:
                    (i) Each separate termination or severance agreement involving (A) any Company Party, on the one hand, and any of its respective employees whose annual compensation is at a base rate equal to or exceeding $200,000, on the other hand, or (B) total payments in excess of $200,000;
                    (ii) All employee benefit plans, as defined in ERISA Section 3(3); and
                    (iii) All other profit sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, incentive compensation, salary continuation, supplemental retirement, employee loan or loan guarantee program, split dollar, cafeteria plan, and other compensation arrangements;

in each case maintained or contributed to by the Company Parties for the benefit of its employees (or former employees) and/or their beneficiaries. All of these types of arrangements shall be collectively referred to as “Benefit Plans”. An arrangement will not fail to be a Benefit Plan simply because it only covers one individual, or because the obligations of a Company Party under the plan arise by reason of its being a “successor employer” under Applicable Laws. Furthermore, a Voluntary Employees’ Beneficiary Association under Section 501(c)(9) of the Code will be considered a Benefit Plan for this purpose.
               (b) The Company Parties have delivered to Purchaser a true and complete copy of the following documents, to the extent that they are applicable:
                    (i) Each Benefit Plan and any related funding agreements (e.g., trust agreements or insurance contracts), including all amendments (and Schedule 3.16 includes a description of any such amendment that is not in writing);
                    (ii) The current draft of the summary plan description and all subsequent summaries of material modifications of each Benefit Plan;
                    (iii) The most recent Internal Revenue Service determination letter or opinion letter for each Benefit Plan that is intended to qualify for favorable income tax treatment under Section 401(a) or 501(c)(9) of the Code, which letter reflects all amendments that have been made to the plan (except as set forth in Schedule 3.16);
                    (iv) The two (2) most recent Form 5500s (including all applicable Schedules and the opinions of the independent accountants) that were filed on behalf of the Benefit Plan; and
                    (v) Any self-correction statement or application prepared under formal or informal programs sponsored by the Internal Revenue Service or the Department of Labor.
               (c) All costs of administering and contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code, or any other applicable law have been timely made, and are fully deductible in the year for which they were paid. All other amounts that should be accrued to date as liabilities of the Company Parties under or with respect to each Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the plan have been recorded on the books of the Company Parties. To the knowledge of the Companies, there will be no liability of the Company Parties (i) with respect to any Benefit Plan that has previously been terminated or (ii) under any insurance policy or similar arrangement procured in connection with any Benefit Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring before the Initial Closing.
               (d) Except as disclosed in Schedule 3.16, each Benefit Plan has been operated at all times in accordance with its terms, and complies currently, and has complied in the past, both in form and in operation, with all Applicable Laws, including ERISA and the Code. Except as disclosed in Schedule 3.16, the Internal Revenue Service has issued a favorable determination letter or opinion letter with respect to each Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code, and no event has occurred (either before or after the date of the letter) that could disqualify the plan.
               (e) Except as indicated in Schedule 3.16, the Company Parties do not maintain any plan that provides (or will provide) medical or death benefits to one or more former employees or independent contractors (including retirees) following termination of employment, other than benefits that are required to be provided under COBRA or any state law continuation coverage or conversion rights. The Company Parties have complied with the continuation coverage requirements of COBRA.
               (f) Except as indicated in Schedule 3.16, there are no investigations, proceedings, lawsuits or claims pending (other than claims pending in the ordinary course of the administration of a Benefit Plan) or threatened relating to any Benefit Plan.
               (g) Except as required pursuant to this Agreement, no Company Party has any intention or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify any existing Benefit Plan so as to increase benefits to participants or the cost of maintaining the plan. The benefits under all Benefit Plans are as represented, and have not been, and will not be increased subsequent to the date documents are provided to the Purchaser except in the ordinary course of business and consistent with competitive business standards. No statement, either oral or written, has been made by any Company Party (or any agent of a Company Party) to any Person regarding any Benefit Plan that is not in accordance with the Plan that could have materially adverse economic consequences to the Purchaser.
               (h) To the knowledge of the Companies, none of the persons performing services for a Company Party are improperly classified as being independent contractors, leased employees, or as being exempt from the payment of wages for overtime.
               (i) None of the Benefit Plans provide any benefits that (i) become payable or become vested solely as a result of the consummation of the transactions contemplated by this Agreement or (ii) would result in excess parachute payments (within the meaning of Section 280G of the Code), either (A) solely as a result of the consummation of the transactions contemplated by this Agreement or (B) as a result of the consummation of the transactions contemplated by this Agreement and any actions taken by the Purchaser after the Initial Closing Date. Furthermore, the consummation of the transactions contemplated by this Agreement will not require the funding (whether formal or informal) of the benefits under any Benefit Plan (e.g., contributions to a “rabbi trust”).
               (j) None of the assets of any Benefit Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA are invested in a group annuity contract or other insurance contract that is subject to any surrender charge, interest rate adjustment, or other similar expense upon its premature termination that could reasonably be expected to have a Material Adverse Effect.
               (k) To the knowledge of the Companies, no Benefit Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation, or similar proceeding.

               (l) No Benefit Plan is a Multiemployer Plan.
               (m) To the knowledge of the Companies, no Benefit Plan is subject to Code Section 419.
          3.17 Taxes.
               (a) Each Company Party has filed within the required time periods (after giving effect to any permitted extensions) all federal, state and other Tax returns required to have been filed by it or them, and has paid all Taxes which were due and payable by it or them, prior to the date hereof, other than Taxes that are being contested in good faith and for which reserves have been properly established and specifically set forth on the Pro Forma Closing Balance Sheet.
               (b) Each Company Party has withheld and paid all Taxes required to be withheld and paid by it or them in connection with amounts paid or owing to any employee, creditor, shareholder or other third party.
               (c) (i) No Company Party has been advised that any of its Tax returns or the Tax returns filed by any of its current or former holders of its Capital Stock have been or are being audited by any Governmental Authority; (ii) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Taxes or deficiency against any Company Party; (iii) there are no actions, suits, proceedings or claims now pending by or against any Company Party in respect of any Taxes or assessments; and (iv) there is no pending or, to the knowledge of the Company Parties, threatened audit or investigation of any Company Party by any Governmental Authority relating to any Taxes or assessments, or any claims for additional taxes or assessments asserted by any Governmental Authority.
               (d) No Company Party is a party to or bound by any tax sharing, tax indemnity or tax allocation agreement or other similar arrangement.
               (e) The accruals and reserves for Taxes payable or its equivalent on the books of the Parent and its Subsidiaries are adequate (determined in accordance with GAAP) and are at least equal to the liability for Taxes of such entity for each period. There exists no proposed Tax assessment against the Parent or any of its Subsidiaries. All Taxes that the Parent or any of its Subsidiaries is or was required by Applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person.
               (f) Each plan, program, or arrangement which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Schedule 3.17. Since December 31, 2004, each Company Party has operated and maintained each such identified plan, program, or arrangement in accordance with the requirements of IRS Notice 2005-1 and a good faith, reasonable interpretation of Section 409A of the Code and its purpose with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

          3.18 Litigation. Schedule 3.18 sets forth a true, complete and correct list of all actions, suits, arbitration proceedings, investigations, inquiries or other proceedings, whether governmental or non-governmental, before any Governmental Authority pending or, to the knowledge of the Company Parties, threatened as of the date hereof, against, relating to or affecting any Company Party, or any officer, director or employee thereof, or any of its or their respective assets, properties or businesses, in his or her capacity as such, and which involve a monetary claim or claims in excess of $25,000 or injunctive or other equitable relief. Without limiting the generality of the foregoing, there are no actions, suits, arbitration proceedings, investigations, inquiries or other proceedings, whether governmental or non-governmental, before any Governmental Authority pending or threatened with respect to claims with respect to the federal Fair Debt Collections Practices Act. Schedule 3.18 sets forth, as to each matter identified therein, the names of the parties thereto, the forum for such matter, a summary of the details of the matter, the settlement or other disposition of the matter (including the monetary value of such settlement or other disposition) or, if such matter is still pending, a statement to that effect. Except as set forth on Schedule 3.18:
               (a) There is not in effect any order, judgment, decree, injunction or ruling of any Governmental Authority against, relating to or affecting any Company Party, or any officer, director or employee thereof in his or her capacity as such, enjoining, barring, suspending, prohibiting or otherwise limiting the same from conducting or engaging in any aspect of the business of the Company Parties, or requiring any Company Party or any such officer, director or employee to take certain action with respect to any aspect of its or their business;
               (b) No Company Party is in default under any order, judgment, decree, injunction or ruling of any Governmental Authority, or is subject to or a party to any order, judgment, decree or ruling arising out of any action, suit or proceeding under any Applicable Laws, respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters; and
               (c) There is no action, suit, arbitration or other proceeding, investigation or inquiry pending or, to the knowledge of the Company Party, threatened before any Governmental Authority which questions the validity of this Agreement, the Notes, the Warrant, the Guaranties, the Collateral Documents or any other Investment Document, or any Bank Credit Document, or any actions taken or to be taken pursuant hereto or thereto, or which could, individually or in the aggregate, have a Material Adverse Effect.
          3.19 Transactions with Affiliates.
               (a) Except as set forth on Schedule 3.19, there is no Indebtedness owing by any Company Party to any of its Affiliates or by any Affiliate of any Company Party to such Company Party or any other Company Party.
               (b) Except as set forth on Schedule 3.19, immediately following the Initial Closing Date:

                    (i) no Company Party will be (A) indebted, directly or indirectly, to any of its own officers, directors, managers, members, partners, shareholders holding 5% or more of the Capital Stock of any Company Party or employees, any member of the Immediate Family of any of the foregoing, any Person owned or controlled by any member of the Immediate Family or the officers, directors, managers, members, partners, shareholders owning 5% or more of the Capital Stock of any of its Affiliates or employees of its Affiliates except for, in the case of employees or directors, compensation payable in the ordinary course of business and reasonable travel advances accrued in the ordinary course of business consistent with past practices or (B) to the knowledge of any Company Party, indebted, directly or indirectly, to any of its shareholders holding less than 5% of the Capital Stock of any Company Party or shareholder owning less than 5% of the Capital Stock of any Affiliate of any Company Party;
                    (ii) no officer, director, manager, member, partner, shareholder holding 5% or more of the Capital Stock of any Company Party or employee of any Company Party or member of the Immediate Family of any of the foregoing or any Person owned or controlled by any member of the Immediate Family of any of the foregoing will be indebted to any Company Party in any amount whatsoever;
                    (iii) no officer, director, manager, member, partner, shareholder holding less than 5% of the Capital Stock of any Company Party or employee of any Company Party or member of the Immediate Family of any of the foregoing or any Person owned or controlled by any member of the Immediate Family of any of the foregoing will, to the knowledge of the Company Parties, have any direct or indirect ownership interests in any Person which competes, directly or indirectly, with the Company Party; and
                    (iv) there are no voting or similar agreements between or among the equity holders of any Company Party (other than the Investor Rights Agreement).
               (c) Except for the matters set forth on Schedule 3.16 or Schedule 3.35, to the knowledge of the Company Parties, no officer, director, manager, member, partner, shareholder or employee of any Company Party, no member of the Immediate Family of any officer or director of any Company Party and no Person owned or controlled by any member of the Immediate Family or Affiliate of any of the foregoing, has any direct or indirect interest in any contract, commitment, license, agreement, obligation or arrangement to which any Company Party is a party.
               (d) No Company Party is a party to any agreement relating to the voting or disposition of the Capital Stock of any other Company Party.
               (e) Except as set forth in Schedule 3.19, no Company Party has any outstanding loan or advance of funds to any of its or their Affiliates’ officers, directors, employees, members, managers, partners or shareholders or members of the Immediate Family of any of the foregoing or any Person owned or controlled by any member of the Immediate Family of any of the foregoing.

          3.20 Investment Company Act. No Company Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
          3.21 Governmental Regulation. To the knowledge of the Company Parties, no Company Party is subject to regulations under the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any other federal or state statute or regulation limiting its ability to incur Indebtedness.
          3.22 Compliance with Laws; Operating Licenses. Each of the Company Parties is in compliance with all Applicable Laws (including, without limitation, franchise laws), except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each of the Company Parties’ and their employees, agents and other representatives is in compliance with the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §78dd-2 et seq.)). Schedule 3.22 sets forth a true, correct and complete list of all Operating Licenses held by the Company Parties in connection with the ownership of its or their assets or the conduct of its or their businesses (which Schedules shall set forth, with respect to each Operating License, its name, the issuing Person, the date it was issued and the date of expiration), and such Operating Licenses constitute all of the Operating Licenses required under Applicable Laws to own their respective assets or conduct their respective businesses as now conducted and as proposed to be conducted. All of the Operating Licenses are validly issued and in full force and effect, and the Company Parties have fulfilled and performed in all material respects their obligations with respect thereto and have full power and authority to operate thereunder. Except as set forth on Schedule 3.22, no Company Party is aware of any law, rule, regulation, decree, order or position issued, enacted or published by any Governmental Authority to the effect that the business of the Company Parties or any aspect thereof is unlawful or is being or will be challenged.
          3.23 Title to Property; Liens. Each Company Party has good and marketable title to its real properties (or holds valid leasehold interests in real property) and good and merchantable title to all of its other properties, and none of such properties is subject to any Liens except for the Liens in favor of the Purchaser from and after the Initial Closing and for the Permitted Liens. Each Company Party enjoys quiet possession under all real property leases to which they are parties as lessees, and all of such leases are valid, subsisting and in full force and effect. None of such leases contain any provision restricting the incurrence of indebtedness by the lessee or any unusual or burdensome provision adversely affecting the current and proposed operations of the Company Parties.
          3.24 Real Property.
               (a) Schedule 3.24 sets forth a true, correct and complete list of all Real Property in which any Company Party owns or holds a fee interest, which list includes, as to each parcel of such Real Property, the legal owner, its common name, a legal description and the name of any mortgagee or trustee thereof.
               (b) Schedule 3.24 sets forth a true, correct and complete list of all Real Property leases, subleases or licenses pursuant to which any Company Party is a lessor, lessee,

sublessor, sublessee, licensor or licensee, in each case as amended through the date hereof, which list includes the street address, the identity of the lessors, lessees, sublessors, sublessees, licensors or licensees, or with respect to which a Company Party has guarantied the obligations of any other Person, the term thereof (referencing applicable extension or renewal periods, the rent payment terms, maximum potential exposure and the current use). The Company Parties have delivered to the Purchaser true, correct and complete copies of the material leases, subleases or licenses. The Real Property interests described or listed on Schedule 3.24 constitute all of the interests in Real Property owned, leased or otherwise held for use by any Company Party.
               (c) With respect to each such lease, sublease and license, except as set forth on Schedule 3.24:
                    (i) there are no disputes, oral agreements or forbearance programs in effect as to any such lease, sublease or license; and
                    (ii) no Company Party has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest therein.
               (d) No Consent of any Person to any lease, sublease, license or mortgage is required in connection with the consummation of the transactions contemplated by this Agreement, the other Investment Documents or the Bank Credit Documents, including the issuance and sale of the Securities, and no such event shall be prohibited by, or shall constitute a default under, any such lease, sublease, license or mortgage.
               (e) To the knowledge of the Company Parties, all parking lots located on any Real Property subject thereto are in compliance with Applicable Laws, including zoning requirements, and are adequate for the employees and business operations of the Company Parties.
          3.25 Environmental Matters. Except as set forth in Schedule 3.25:
               (a) Each Company Party and each Site is in compliance with all, and no Company Party has any liability under any, Environmental Laws, and no Hazardous Materials are being used by any Company Party on any Real Property in violation of Environmental Laws.
               (b) No Release by any Company Party, or to the knowledge of the Company Parties, no release by any Person other than a Company Party, has occurred at any Site and there are no present or past Environmental Conditions in any way relating to any Company Party, any Site or the business or operations of any Company Party.
               (c) As of the Initial Closing Date Schedule 3.25 sets forth a true, correct and complete list of all locations for which environmental site assessments, audits, studies or reports relating to any Environmental Condition or relating to a Site, business, condition or operations of any Company Parties have been conducted since January 1, 2001. As of the Final Closing Date, Schedule 3.25 sets forth a true, correct and complete list of all environmental site assessments, audits, studies or reports relating to any Environmental Condition or relating to a Site, business, condition or operations of any Company Parties conducted since January 1, 2001. The Company Parties have delivered to Purchaser true, correct and complete copies of all such environmental site assessments, audits, studies and reports.
               (d) No Company Party has received notice of any alleged, actual or potential responsibility, inquiry, investigation or administrative or judicial proceeding regarding (i) any Release directly or indirectly by any Company Party at any Site or other location or (ii) any violation of or non-compliance by any Company Party with the conditions of any Operating License required under any Environmental Laws or the provisions of any Environmental Laws. No Company Party has received notice of any other claim, demand or action by any Person alleging any actual or threatened material injury or damage to any Person, property, natural resources or the environment arising from or relating to any Release of any Hazardous Materials. No Company Party is a “potentially responsible party” within the meaning of CERCLA with respect to any federal, state, local or foreign environmental clean-up site or with respect to investigations or corrective actions under any Environmental Laws.
               (e) Each Company Party has furnished all notices and warnings, made all material reports and has kept and maintained all material records required by, and in compliance with, all Environmental Laws, including any notices and Consents required under any Environmental Laws in connection with the consummation of the transactions contemplated by the Investment Documents.
          3.26 Intellectual Property.
               (a) Each Company Party owns, licenses or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, recipes, formulas, mixtures, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), tangible or intangible proprietary information or material and other Intellectual Property that are currently used in, and material to, its or their business (the “Company Party Intellectual Property”). Schedule 3.26 contains a true, correct and complete list of (i) all registered patents, trademarks, trade names, service marks, and copyrights owned, used or licensed by any Company Party, (ii) the registration number, date of registration and jurisdiction of registration thereof, (iii) the name of the registered owner and, if different, the user or users thereof and (iv) any applications for any of the foregoing.
               (b) The Company Parties have provided to the Purchaser (i) true, correct and complete list relative to patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks owned by the Company Parties and included in the Company Party Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which any Company Party is a party and pursuant to which any person is authorized to use any Company Party Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which any Company Party is a party and pursuant to which any Company Party is authorized to use any third party patents, trademarks or copyrights, including software (other than “off-the-shelf” software), or any other third party

Intellectual Property (“Third Party Intellectual Property Rights”) which are or are presently expected to be incorporated in, or are or expected to form a part of any existing or proposed Company Party product, or which are or are presently expected to be utilized in the development, modification or support of any existing or proposed Company Party product.
               (c) There is no unauthorized use, disclosure, infringement or misappropriation of any Company Party Intellectual Property, any trade secret material to any Company Party, or any Third Party Intellectual Property Right to the extent licensed by or through any Company Party, by any third party. No Company Party has entered into any agreement to indemnify any other person against any charge of infringement of any Company Party Intellectual Property, other than indemnification provisions arising in the ordinary course of business, such as those in purchase orders, customer agreements in the ordinary course of business consistent with past practices, invoices or similar sales-related documents.
               (d) No Company Party is, or will be as a result of the execution and delivery of this Agreement or any other Investment Document or the Bank Credit Documents or the performance of its obligations hereunder and thereunder, in breach of any license or other agreement currently used in, or material to, the Company Party Intellectual Property or Third Party Intellectual Property Rights.
               (e) All registered patents, registered trademarks and service marks and registered copyrights held by any Company Party are validly issued and presently subsisting. Except as set forth on Schedule 3.26, no Company Party (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary or Intellectual Property right of any third party and (ii) has brought any action, suit or proceeding for infringement of Company Party Intellectual Property or breach of any license or agreement involving Company Party Intellectual Property against any third party. The manufacture, marketing, licensing and sale of the Company Parties’ products and the provision of services by any Company Party as currently conducted and proposed to be conducted do not, to the knowledge of the Company Parties, infringe any patent, trademark, service mark, copyright, trade secret, other proprietary right of any third party or other Third Party Intellectual Property Rights.
               (f) The Company Parties have taken steps which they believe to be sufficient to protect and preserve the confidentiality of all Company Party Intellectual Property not otherwise protected by patents, or patent applications or copyright. All use, disclosure or appropriation by the Company Parties of such Intellectual Property owned by any Company Party by or to a third party has been pursuant to written agreements between the Company Parties and such third party except where the failure to do so could not result in a Material Adverse Effect. All use, disclosure or appropriation of such Intellectual Property not owned by any Company Party has been pursuant to written agreements between the Company Parties and the owner of such Intellectual Property, or is otherwise lawful.
          3.27 Nature of Business. The Parent is engaged only in the holding of Capital Stock of its Subsidiaries and activities reasonably incidental thereto and its Subsidiaries are engaged only in the business described in recital A and activities reasonably incidental thereto.

          3.28 Powers of Attorney. There are no stand alone outstanding powers of attorney with respect to the Company Parties other than as set forth in the Bank Credit Documents.
          3.29 Listing of Common Stock. No Capital Stock or any securities of any Company Party or Subsidiary is listed for trading on any securities exchange or on the Nasdaq, except for the Parent’s Common Stock which may become listed for trading on an Acceptable Exchange.
          3.30 Insurance.
               (a) There is in full force and effect one or more policies of insurance issued by insurers of recognized national standing insuring the properties and business of each Company Party against such losses and risks and in such amounts as are usual and customary in the industry in which any Company Party operates or conducts business.
               (b) Schedule 3.30 identifies each of the policies of insurance currently maintained by, or on behalf of, each Company Party, its business and properties (including workers’ compensation insurance), setting forth the name of the insurer, the holder of each such policy, the nature of coverage, the amount of such coverage, the expiration dates thereof and other material information. None of the Company Parties or any other insured named on Schedule 3.30 is in default with respect to its obligations under any of such outstanding insurance policies and all premiums with respect thereto are current. None of the Company Parties (including their respective officers, directors, stockholders, partners, employees, insurance managers and risk managers) or any other insured named on Schedule 3.30 has failed to give any notice or to present any material claim under any such policy in a due and timely fashion. Such policies are in full force and effect on the date hereof and will continue to be kept in full force and effect on substantially equivalent terms, except to the extent policies expire and are replaced in the ordinary course of business with policies on substantially equivalent terms. All premiums due under the policies identified on Schedule 3.30 have been paid and none of the Company Parties nor any such insured has been issued or has received any notice of cancellation, material modification or termination in respect of any such policy or is in default thereunder.
               (c) Except as set forth in Schedule 3.30, none of the Company Parties or any such insured has been issued or has received any notice that any insurer under any policy referred to on Schedule 3.30 is denying liability with respect to a claim in excess of $50,000 thereunder or defending under a reservation of rights clause. The insurance policies listed on Schedule 3.30 constitute insurance protection against all liability, claims and risks occurring in the ordinary course of business customarily included within comprehensive liability coverage and at amounts and levels customarily maintained for a business of this type. Schedule 3.30 also sets forth all claims made by the Company Parties under such policies during the past five (5) years.
          3.31 Customers. Schedule 3.31 lists the ten (10) largest customers (by gross revenues) for which any of the Company Parties provided services during each of the last three Fiscal Years ended as of or prior to December 31, 2005, and the four (4) month period ended April 30, 2006, and the amount of revenues derived from each such customer during each such period. Except as set forth on Schedule 3.31 as updated and delivered on the Final Closing Date, all such contracts can be terminated upon 90 or fewer days’ prior written notice without any payment.
          3.32 [Intentionally Omitted]
          3.33 Business Relationships. There exists no actual or threatened termination or cancellation of, or limitation on, or any adverse modification or change in, the business relationship between any Company Party, on the one hand, and any customer set forth on Schedule 3.31, on the other hand, and there exists no present condition or state of facts or circumstances known to the Company Parties which could materially and adversely affect the Company Parties or prevent the Company Parties from conducting such business after the consummation of the transactions contemplated by this Agreement, the other Investment Documents or the Bank Credit Documents in substantially the same manner in which it has been heretofore conducted.
          3.34 Personal Property Leases. Schedule 3.34 sets forth a true, correct and complete list and description of all agreements (or group of related agreements) to which any Company Party is a party for the lease of personal property, including, with respect to each such lease, the name of the lessor and the lessee, the type of lease (whether operating, capital or otherwise), a description of the leased property, the monthly rental payments due and the expiration date. Except as disclosed on Schedule 3.34, no Company Party has breached any agreement pertaining to, is in default with respect to, or is overdue in payment of, any amounts owing under any lease agreement disclosed on Schedule 3.34. No such lease agreement contains any provisions which restrict or prohibit (a) the issuance or sale of the Securities as contemplated herein, (b) any other financings by any Company Party, including any public or private debt or equity financings or (c) other than ordinary restrictions on assignment, any merger, sale of assets or other event which could cause a Change in Control.
          3.35 Employment Agreements. Schedule 3.35 sets forth, as of the Initial Closing Date, a true, correct and substantially complete list of all (a) employment contracts or agreements for all Designated Officers, agency, material independent contractor contracts, material management agreements and sales representative (or similar) agreements, golden parachute agreements, change of control agreements, Agreements with Officers and material employee-related non-competition and non-solicitation agreements, in each case to which any Company Party or, with respect to any Company Party, any of their Affiliates, is a party. Schedule 3.35 sets forth, as of the Final Closing Date, a true, correct and complete list of all (a) employment contracts or agreements for all Designated Officers, agency, material independent contractor contracts, material management agreements and sales representative (or similar) agreements, golden parachute agreements, change of control agreements, Agreements with Officers and material employee-related non-competition and non-solicitation agreements, in each case to which any Company Party or, with respect to any Company Party, any of their Affiliates, is a party. The Company Parties have previously delivered to the Purchaser true, correct and complete copies of all such agreements, including all amendments thereto. Each such agreement is in writing, is a valid and binding agreement enforceable against the respective parties thereto in accordance with its terms, and no Company Party nor any other Person that is a party to any such agreement is in breach of, or in default with respect to, any of its material obligations thereunder, nor is any Company Party aware of any facts or circumstances which might give rise to any breach or default thereunder which would reasonably be expected to have a Material Adverse Effect.
          3.36 Solvency. Each of (a) the Company Parties taken as a whole and (b) the Company Parties on a stand-alone basis are, and immediately following the consummation of the transactions contemplated by this Agreement and the Bank Credit Documents, will be, Solvent. No Company Party will, by virtue of the consummation of the transactions contemplated hereby, by the other Investment Documents, or by the Bank Credit Documents, incur debts that will be beyond its ability to pay as they mature. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement, the other Investment Documents or the Bank Credit Documents with the intent to hinder, delay or defraud either present or future creditors of the Company Parties.
          3.37 Use of Proceeds; Margin Stock. The proceeds to be received by the Company Parties from the issuance and sale of the Securities as contemplated hereunder shall be used solely for the purposes set forth in Section 2.5 and applied in accordance with the uses described therein. No Company Party is engaged in extending credit for the purposes of purchasing or carrying Margin Stock. No Company Party has any Margin Stock, as determined in accordance with the Margin Regulations. None of the proceeds from the issuance and sale of the Notes will be used to buy or carry any Margin Stock.
          3.38 Depository and Other Accounts. Schedule 3.38 sets forth a true, correct and complete list of all banks and other financial institutions and depositories at which any Company Party maintains (or has caused to be maintained) deposit accounts, securities accounts, spread accounts, yield supplement reserve accounts, operating accounts, trust accounts, trust receivable accounts or other accounts of any kind or nature into which funds of any Company Party is deposited from time to time. Such Schedule 3.38 correctly identifies the name and address of each depository, the name in which each account is held, the purpose of the account, the account number, the contact person at such depository and his or her telephone number.
          3.39 Books and Records. The minute books and similar records of the Parent and each Subsidiary (a) contain true and substantially complete records of all actions taken at any meeting of the Company Party’s members, partners, managers or any committees thereof, as the case may be, and of all written consents executed in lieu of the holding of any such meeting and (b) accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company Parties, respectively, and have been maintained in accordance with GAAP (to the extent applicable) and good business, accounting and bookkeeping practices.
          3.40 Burdensome Obligations; Future Expenditures. No Company Party is a party to or bound by any agreement, instrument, deed, lease or other document, or is subject to any charter, bylaw or other restriction, commitment or requirement, which, in the opinion of its management, is so unusual or burdensome that in the foreseeable future it would reasonably be expected to have a Material Adverse Effect. No Company Party anticipates that future expenditures, if any, by the Company Parties, as the case may be, needed to meet the provisions of any Applicable Laws will be so burdensome as to have or cause, or create a material risk of having or causing, a Material Adverse Effect.

          3.41 Brokers; Certain Expenses. No Company Party nor any of its Affiliates has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary, other than Sheridan Road Capital, LLC, in connection with this Agreement, any other Investment Document, any Bank Credit Document or any of the transactions contemplated hereby or thereby. No Company Party is bound by any agreement or commitment for the provision of investment banking or financial advisory services with respect to any recapitalization, issuance of debt or equity securities or other capital or financing transactions involving the Company Parties that would operate to restrict or prevent the Initial Closing. Any fees or commissions due to any broker, finder, investment banker or other intermediary retained by any Company Party shall be for the sole account of such Company Party or Affiliate, as the case may be, and the Purchaser shall not have any liability with respect thereto.
          3.42 Disclosure. After due inquiry of the directors, officers and employees of the Company Parties having knowledge of the matters represented, warranted or stated herein, neither this Agreement, the Disclosure Schedules nor any other Investment Document, nor any certificate, report, questionnaire, statement or other document furnished by or on behalf of any Company Party, nor any representation or warranty contained in any of the foregoing, whether included in any materials provided to the Purchaser prior to the date hereof or included in this Agreement or any other Investment Document or in any Exhibit or Disclosure Schedule or in any other document or instrument delivered at any time prior to the Initial Closing or the Final Closing, is, or will be, untrue with respect to any material fact or omits, or will omit, to state a material fact necessary in order to make the statement made herein or therein, in light of the circumstances in which such statement was made, not misleading. To the knowledge of the Company Parties, there are not facts or circumstances existing which could reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate. The Company Parties have used their best efforts to deliver all of the agreements, instruments and other documents requested in the Purchaser’s Due Diligence Request dated April 20, 2006, to the extent such documents existed. The information contained in each of the management questionnaires completed by certain officers, directors and employees of the Company Parties, the corporate questionnaire dated May 18, 2006 and the Due Diligence Statement each as prepared by the Company Parties and delivered to the Purchaser prior to the date of this Agreement, is true, correct and complete.
     4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Companies as follows:
          4.1 Organization. The Purchaser is a limited partnership formed and validly existing under the laws of the State of California and has all requisite power and authority to enter into this Agreement and each other Investment Document to which it is a party and to consummate the transactions contemplated hereby and thereby.
          4.2 Authorization. The execution, delivery and performance by the Purchaser of this Agreement and of each of the other Investment Documents to which the Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action taken on the part of the Purchaser and its partners.

          4.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by the Purchaser. This Agreement is, and at the time of the Initial Closing and the Final Closing each of the other Investment Documents to which the Purchaser is a party will be, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such laws.
          4.4 No Violation. The execution, delivery and performance by the Purchaser of this Agreement and each of the other Investment Documents to which the Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, do not violate and will not cause a default under (a) the Organizational Documents of the Purchaser as in effect on the date hereof, (b) any material Applicable Laws or (c) any material indenture, mortgage, lease, agreement or instrument to which the Purchaser is a party.
          4.5 Governmental and Other Third Party Consents. Except for Consents that have already been obtained or made, the Purchaser is not required to obtain any material Consent from, and is not required to make any declaration or filing with, any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement or any other Investment Document. Each of the Consents which have been obtained or made by the Purchaser in connection with the execution, delivery and performance of this Agreement or any other Investment Document is in full force and effect.
          4.6 Investment Intent. The Purchaser is acquiring the Securities for its own account, for investment purposes, and not with a view to or for sale in connection with any distribution thereof in violation of applicable federal or state securities laws. The Purchaser understands that the Securities have not been registered under the Securities Act or registered or qualified under any state securities laws in reliance upon specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein. Therefore, the Securities are “restricted securities” which cannot be sold without registration under the Securities Act or pursuant to an exemption therefrom, and may have to be held indefinitely, subject, however, to the Purchaser’s registration rights under the Registration Rights Agreement, and the Purchaser accepts the risk of such restrictions on resale.
          4.7 Accredited Investor Status. The Purchaser is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act). By reason of its own business and financial experience, the Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Securities, has the capacity to protect its own interests in connection with the purchase of the Securities contemplated hereby and is able to bear the economic risk of such investment.
          4.8 Brokers; Certain Expenses. The Purchaser has not paid and is not obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, any other Investment Document or any of the transactions contemplated hereby or thereby.
     5. [Intentionally Omitted.]
     6. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER.
          6.1 Initial Closing. The obligations of the Purchaser to consummate the transactions contemplated hereby, including the obligation to purchase the Unsecured Notes and the Warrant as provided herein, is subject to the fulfillment to the satisfaction of Purchaser in its sole discretion, prior to or at the Initial Closing, of the conditions set forth in this Section 6.1; provided, however, that any or all of such conditions may be waived, in whole or in part, by the Purchaser in its sole and absolute discretion.
               (a) Initial Closing Date. The Initial Closing Date shall occur on or before June 30, 2006.
               (b) Representations and Warranties; No Default. Each of the representations and warranties made by the Company Parties in this Agreement shall be true and correct in all respects as of the date made, and shall be true and correct in all respects as of the Initial Closing Date, with the same effect as if made on and as of the Initial Closing Date; each of the covenants, agreements and obligations of the Company Parties under this Agreement to be performed or satisfied by it on or prior to the Initial Closing Date shall have been performed or satisfied by it in all respects on or before the Initial Closing Date; and no Default or Event of Default shall exist or result from the execution and delivery of this Agreement, any other Investment Document or the issuance and sale of the Unsecured Notes or the consummation of the other transactions contemplated by this Agreement, or the other Investment Documents. The Parent shall have delivered to the Purchaser an officers’ certificate, signed by the President and Chief Executive Officer and the Chief Financial Officer of the Parent, on behalf of itself and the Company Parties, dated as of the Initial Closing Date, to such effect and to the effect that each of the other conditions precedent set forth in this Section 6.1 has been satisfied and fulfilled.
               (c) Payment of Fees and Expenses. The Companies shall have paid to the Purchaser at the Initial Closing, in immediately available funds to a bank account designated by the Purchaser, or the Purchaser shall have withheld the same from the proceeds to be delivered by the Purchaser against delivery of the Unsecured Notes, (a) the Closing Fee applicable to the Initial Closing, and (c) all fees, costs and expenses incurred by or on behalf of the Purchaser in connection with this Agreement and the transactions contemplated hereby, as provided in Section 8.5.
               (d) Purchase Permitted By Applicable Laws. The consummation of the transactions contemplated by this Agreement shall not be prohibited by or violate any Applicable Laws and shall not subject any party to any Tax, penalty or liability, under or pursuant to any Applicable Laws, and shall not be enjoined (temporarily or permanently) under, or prohibited by or contrary to, any injunction, order, decree or ruling. Without limiting the generality of the foregoing, the consummation of the transactions contemplated hereby shall otherwise comply with all applicable requirements of federal securities and state securities or “blue sky” laws.
               (e) No Material Adverse Change. No Material Adverse Change shall have occurred in the sole judgment of the Purchaser since December 31, 2005, and the Parent shall have delivered to the Purchaser an officer’s certificate, dated as of the Initial Closing Date and signed by the President and Chief Executive Officer and the Chief Financial Officer of the Parent, on behalf of the Parent and the Company Parties, certifying that no Material Adverse Change shall have occurred since such date.
               (f) No Injunction, Order or Suit. There shall not have been issued any injunction, order, decree or ruling that prohibits or limits any of the transactions contemplated by this Agreement, or the other Investment Documents and there shall not be any action, suit, proceeding or investigation pending or, to the knowledge of the Company Parties, threatened that (a) draws into question the validity, legality or enforceability of this Agreement or the other Investment Documents or the consummation of the transactions contemplated hereby or thereby or (b) could result, in the sole judgment of the Purchaser, (i) in the imposition of a penalty if the Securities were delivered as contemplated hereunder or (ii) in any Material Adverse Change.
               (g) Delivery of Certain Closing Documents. The Companies shall have delivered to the Purchaser the following closing documents, each in form and substance satisfactory to the Purchaser:
                    (i) This Agreement, duly executed by the Company Parties, together with the Exhibits and Disclosure Schedules;
                    (ii) The final form of the Term B Notes;
                    (iii) The final form of the Subordinated Notes;
                    (iv) The Warrant, duly executed by the Parent;
                    (v) The Guaranty, duly executed by each Guarantor;
                    (vi) The Personal Guaranty, duly executed by Edward M. Kopko;
                    (vii) The Investor Rights Agreement, duly executed by Edward M. Kopko, Frederick Kopko, Jr. and the Parent;
                    (viii) The Registration Rights Agreement, duly executed by the Parent;
                    (ix) The Fee Letter, duly executed by the Companies in favor of the Purchaser;
                    (x) The Intercompany Subordination Agreement, duly executed by the Company Parties and each of its Subsidiaries in favor of the Purchaser;

                    (xi) The final form of the Security Agreement;
                    (xii) The letter agreement, dated the date hereof, duly executed by the Company Parties regarding the prepayment or defeasance of Designated Indebtedness (as defined in such letter agreement);
                    (xiii) The letter agreement, dated the date hereof, duly executed by the Company Parties regarding the issuance to GECC of the warrants to purchase Common Stock; and
                    (xiv) Such other documents as the Purchaser may reasonably request.
               (h) Opinion Letters of Counsel. The Purchaser shall have received legal opinion letters from McBreen & Kopko, counsel to the Company Parties, dated as of the Initial Closing Date and addressed to the Purchaser, in form and substance satisfactory to the Purchaser and its legal counsel.
               (i) Agreements with Officers. The Purchaser shall have received copies of the following agreements (collectively, the “Agreements with Officers”):
                    (i) A Non-Competition and Non-Solicitation Agreement among Edward M. Kopko, the Parent and any other applicable Company Party, dated on or before the date hereof, in form and substance satisfactory to the Purchaser.
               (j) Delivery of Corporate Documents. The Companies shall have delivered to the Purchaser the following with respect to each Company Party:
                    (i) Certified copies of its Organizational Documents as amended through the Initial Closing Date, certified by its Secretary or other authorized agent as being in full force and effect as of the Initial Closing Date;
                    (ii) A good standing certificate and a tax good standing certificate, issued by the Secretary of State of its state of incorporation or organization and the taxing authority of such state, in each case dated as of the most recent practicable date prior to the Initial Closing Date;
                    (iii) Good standing certificates from each jurisdiction in which it is required to be qualified to transact business as a foreign corporation or other entity, in each case dated as of the most recent practicable date prior to the Initial Closing Date;
                    (iv) Resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the other Investment Documents to which it is a party, and, in the case of the Companies and the Parent, as applicable, approving and authorizing the execution, issuance, sale and delivery of the Securities;
                    (v) Incumbency certificates of its officers or other agents who are authorized to execute, deliver and perform this Agreement, the other Investment Documents and any other agreements, instruments, certificate or other documents required to be executed by it in connection herewith;
                    (vi) The Initial Disbursement Letter, duly executed by the Companies; and
                    (vii) Such other documents as the Purchaser may request.
               (k) Certain Closing Certificates. The Companies shall have delivered to the Purchaser the following certificates, each dated as of the Initial Closing Date:
                    (i) A Solvency Certificate, in form and substance satisfactory to the Purchaser, duly executed by the Chief Financial Officer of the Parent, certifying that the Parent on a stand-alone basis, and the Company Parties taken as a whole, is and will be Solvent, before and after giving effect to (i) the issuance and sale of the Securities and the incurrence of the other Obligations; and (ii) all of the other transactions contemplated hereby.
                    (ii) A Compliance Certificate signed by the Chief Financial Officer of the Parent, on behalf of itself and the Company Parties, certifying that he has reviewed this Agreement and the other Investment Documents and that, after giving effect to the (i) incurrence of Indebtedness hereunder and (ii) all the transactions contemplated hereby and thereby, the Company Parties will be in compliance with the covenants of Section 10.1.
               (l) Environmental Reports. The Purchaser shall have received a phase-I environmental report with respect to all Real Property owned in fee by any Company Party and the environmental consultants and surveyors retained for such reports or surveys, the scope of the reports or surveys, and the results thereof shall be acceptable to the Purchaser.
               (m) Delivery of Projections. At least two (2) Business Days prior the Initial Closing Date, the Parent shall have finalized and delivered to the Purchaser prior to the Initial Closing Date, and the Purchaser shall have approved (a) the Unaudited Financial Statements and (b) the financial projections of the Company Parties for the five (5) Fiscal Years ending December 31, 2010 (the “Initial Financial Projections”). The Initial Financial Projections shall specify the assumptions on which they are based and shall be made in good faith. The Initial Financial Projections shall be accompanied by an officer’s certificate, in form and substance satisfactory to the Purchaser, duly executed on behalf of the Parent and the Company Parties by the Chief Financial Officer of the Parent, specifying, among other things, the assumptions on which the Initial Financial Projections are based.
               (n) Third-Party Consents. The Companies shall have obtained all other Consents required to be obtained from all Governmental Authorities and other Persons, including GECC, in form and substance satisfactory to the Purchaser, in connection with the transactions contemplated by this Agreement and the Purchaser shall have approved the terms and conditions thereof, and all applicable waiting periods shall have expired.
               (o) Structure. The Purchaser shall have approved the form, substance and scope of the legal, tax and capital structure of the Company Parties.

               (p) Sources and Uses of Funds. The Purchaser shall have approved the use of proceeds of the Securities as described in Section 2.5.
               (q) Proceedings Satisfactory. All proceedings taken prior to or at the Initial Closing in connection with the issuance and sale of the Securities and the consummation of the other transactions contemplated hereby and all papers and other documents relating thereto, shall be in form and substance satisfactory to the Purchaser and its counsel, and the Purchaser shall have received copies of such documents and papers, all in form and substance satisfactory to the Purchaser, all such documents, where appropriate, to be counterpart originals and/or certified by proper authorities, corporate officials and other Persons. Without limiting the generality of the foregoing, the Companies shall have made such arrangements as may be requested by the Purchaser to ensure that the proceeds from the issuance and sale of the Securities are applied in the manner set forth in Section 2.5, including provision for the direct payment of the obligations of the Companies under Section 8.5 to be paid from such proceeds as provided in Section 6.1(c), the withholding of fees payable to the Purchaser as provided in Section 6.1(c) and the segregation of funds to be paid to third parties concurrent with or following the Initial Closing.
          6.2 Final Closing. The obligations of the Purchaser to consummate the transactions contemplated hereby, including the obligation to purchase the Term B Notes, and the Subordinated Notes as provided herein, is subject to the fulfillment to the satisfaction of Purchaser in its sole discretion, prior to or at the Final Closing, of the conditions set forth in this Section 6.2; provided, however, that any or all of such conditions may be waived, in whole or in part, by the Purchaser in its sole and absolute discretion:
               (a) Final Closing Date. The Final Closing Date shall occur on or before September 30, 2006.
               (b) Representations and Warranties; No Default. Each of the representations and warranties made by the Company Parties in this Agreement shall be true and correct in all respects as of the date made, and shall be true and correct in all respects as of the Final Closing Date, with the same effect as if made on and as of the Final Closing Date; each of the covenants, agreements and obligations of the Company Parties under this Agreement to be performed or satisfied by it on or prior to the Final Closing Date shall have been performed or satisfied by it in all respects on or before the Final Closing Date; and no Default or Event of Default shall exist or result from the execution and delivery of this Agreement, any other Investment Document or any of the Bank Credit Documents or the issuance and sale of the Securities or the consummation of the other transactions contemplated by this Agreement, the other Investment Documents or the Bank Credit Documents. The Parent shall have delivered to the Purchaser an officers’ certificate, signed by the President and Chief Executive Officer and the Chief Financial Officer of the Parent, on behalf of itself and the Company Parties, dated as of the Final Closing Date, to such effect and to the effect that each of the other conditions precedent set forth in this Section 6.2 has been satisfied and fulfilled.
               (c) Payment of Fees and Expenses. The Companies shall have paid to the Purchaser at the Final Closing, in immediately available funds to a bank account designated by the Purchaser, or the Purchaser shall have withheld the same from the proceeds to be delivered by the Purchaser against delivery of the Term B Notes or the Subordinated Notes, (a) the Closing Fee applicable to the Final Closing, and (c) all fees, costs and expenses incurred by or on behalf of the Purchaser in connection with this Agreement and the transactions contemplated hereby, as provided in Section 8.5.
               (d) Purchase Permitted By Applicable Laws. The consummation of the transactions contemplated by this Agreement and the Bank Credit Documents shall not be prohibited by or violate any Applicable Laws and shall not subject any party to any Tax, penalty or liability, under or pursuant to any Applicable Laws, and shall not be enjoined (temporarily or permanently) under, or prohibited by or contrary to, any injunction, order, decree or ruling. Without limiting the generality of the foregoing, the consummation of the transactions contemplated hereby shall otherwise comply with all applicable requirements of federal securities and state securities or “blue sky” laws.
               (e) No Material Adverse Change. No Material Adverse Change shall have occurred in the sole judgment of the Purchaser since December 31, 2005, and the Parent shall have delivered to the Purchaser an officer’s certificate, dated as of the Final Closing Date and signed by the President and Chief Executive Officer and the Chief Financial Officer of the Parent, on behalf of the Parent and the Company Parties, certifying that no Material Adverse Change shall have occurred since such date.
               (f) No Injunction, Order or Suit. There shall not have been issued any injunction, order, decree or ruling that prohibits or limits any of the transactions contemplated by this Agreement, the other Investment Documents and the Bank Credit Documents, or, and there shall not be any action, suit, proceeding or investigation pending or, to the knowledge of the Company Parties, threatened that (a) draws into question the validity, legality or enforceability of this Agreement or the other Investment Documents or the consummation of the transactions contemplated hereby or thereby or (b) could result, in the sole judgment of the Purchaser, (i) in the imposition of a penalty if the Securities were delivered as contemplated hereunder or (ii) in any Material Adverse Change.
               (g) Delivery of Certain Closing Documents. The Companies shall have delivered to the Purchaser the following closing documents, each in form and substance satisfactory to the Purchaser:
                    (i) The Term B Notes, each duly executed by the Companies;
                    (ii) The Subordinated Notes, each duly executed by the Companies;
                    (iii) The Intercreditor Agreement, duly executed by the Bank Agent;
                    (iv) A subordination agreement, duly executed by Purchaser in respect of the Term B Notes and the Subordinated Notes;

                    (v) A Borrowing Base Certificate (as defined in the Bank Credit Documents) as of the last day of the immediately preceding month, with such supporting materials as Purchaser shall reasonably request;
                    (vi) A letter, in form and substance satisfactory to Purchaser, from GECC to Purchaser respecting the amount necessary to repay in full all of the obligations of the Company Parties and their respective Subsidiaries owing pursuant to the GECC Credit Documents and obtain a release of all of the Liens existing in favor of GECC in and to the assets of the Company Parties and their respective Subsidiaries, together with termination statements and other documentation evidencing the termination by GECC of its Liens in and to the properties and assets of the Company Parties and their respective Subsidiaries;
                    (vii) The Final Disbursement Letter, duly executed by the Companies; and
                    (viii) Such other documents as the Purchaser may reasonably request.
               (h) Actions and Documents Relating to the Collateral. The Purchaser shall have received the following in form and substance satisfactory to them:
                    (i) The Security Agreement, duly executed by the Company Parties, together with (A) the exhibits and schedules thereto, and (B) all promissory notes pledged thereunder along with allonges endorsing such notes to Purchaser;
                    (ii) Except to the extent delivered to the Bank Agent in accordance with the Bank Credit Documents, the Pledged Interests (as defined in the Security Agreement), together with stock powers duly executed by the applicable Company Parties in blank;
                    (iii) The Intellectual Property Security Agreement, duly executed by the Company Parties, together with the exhibits and schedules thereto;
                    (iv) UCC-1 Financing Statements naming each Company Party as debtor, as applicable, in form and substance satisfactory to the Purchaser;
                    (v) Evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action has been taken, which shall be necessary to create, in favor of the Purchaser, a perfected first priority Lien on the Collateral (subject only to the Lien of the Bank Agent and the Permitted Liens);
                    (vi) Evidence that the Liens on the Collateral are subject only to the Permitted Liens, such evidence including the results of searches conducted in the UCC filing records in each of the governmental offices in which UCC financing statements have been, or shall be, filed;

                    (vii) Deposit Account Control Agreements, duly executed by each of the appropriate Company Parties and the banks and other financial institutions at which such Company Party’s deposit and similar accounts are maintained;
                    (viii) Landlord waivers, in form and substance satisfactory to the Purchaser, duly executed by the applicable Company Party and the respective landlords/lessees designated by the Purchaser; and
                    (ix) Such other documents relating to the Collateral as the Purchaser may request.
               (i) Bank Credit Documents and Related Matters. The Company Parties shall have consummated, and the Purchaser shall be satisfied in all respects with the structure, terms and conditions of, the Bank Credit Documents. In addition, the Purchaser shall have received copies of the Bank Credit Documents, together with all exhibits and schedules thereto, in each case duly executed by the parties thereto.
               (j) Opinion Letters of Counsel. The Purchaser shall have received legal opinion letters from McBreen & Kopko, counsel to the Company Parties, and any other applicable local counsel, each dated as of the Final Closing Date and addressed to the Purchaser, in form and substance satisfactory to the Purchaser and its legal counsel.
               (k) Delivery of Corporate Documents. The Companies shall have delivered to the Purchaser the following with respect to each Company Party:
                    (i) Certified copies of its Organizational Documents as amended through the Final Closing Date, certified by its Secretary or other authorized agent as being in full force and effect as of the Final Closing Date;
                    (ii) A good standing certificate and a tax good standing certificate, issued by the Secretary of State of its state of incorporation or organization and the taxing authority of such state, in each case dated as of the most recent practicable date prior to the Final Closing Date;
                    (iii) Good standing certificates from each jurisdiction in which it is required to be qualified to transact business as a foreign corporation or other entity, in each case dated as of the most recent practicable date prior to the Final Closing Date; and
                    (iv) Such other documents as the Purchaser may request.
               (l) Certain Closing Certificates. The Companies shall have delivered to the Purchaser the following certificates, each dated as of the Final Closing Date:
                    (i) A Solvency Certificate, in form and substance satisfactory to the Purchaser, duly executed by the Chief Financial Officer of the Parent, certifying that the Parent on a stand-alone basis, and the Company Parties taken as a whole, is and will be Solvent, before and after giving effect to (i) the transactions contemplated by the Bank Credit Documents;

(ii) the issuance and sale of the Securities and the incurrence of the other Obligations; and (iii) all of the other transactions contemplated hereby.
                    (ii) A Compliance Certificate signed by the Chief Financial Officer of the Parent, on behalf of itself and the Company Parties, certifying that he has reviewed this Agreement and the other Investment Documents and that, after giving effect to the (i) the incurrence of Indebtedness under the Bank Credit Documents, (ii) incurrence of Indebtedness hereunder and (iii) all the transactions contemplated hereby and thereby, the Company Parties will be in compliance with the covenants of Sections 10.1 and 10.15;
               (m) Insurance. The Companies shall deliver to the Purchaser certificates of liability and property insurance with respect to the insurance policies required to be maintained by the Company Parties as of the Final Closing Date pursuant to Section 9.8, together with additional insured and lender’s loss payable endorsements in favor of the Purchaser, all in form and substance satisfactory to the Purchaser.
               (n) Delivery of Projections. At least two (2) Business Days prior the Final Closing Date, the Parent shall have finalized and delivered to the Purchaser prior to the Final Closing Date, and the Purchaser shall have approved (a) the Audited Financial Statements and (b) the financial projections of the Company Parties for the five (5) Fiscal Years ending December 31, 2010 (the “Final Financial Projections”). The Final Financial Projections shall specify the assumptions on which they are based and shall be made in good faith. The Final Financial Projections shall be accompanied by an officer’s certificate, in form and substance satisfactory to the Purchaser, duly executed on behalf of the Parent and the Company Parties by the Chief Financial Officer of the Parent, specifying, among other things, the assumptions on which the Final Financial Projections are based.
               (o) Third-Party Consents. The Companies shall have obtained all other Consents required to be obtained from all Governmental Authorities and other Persons in connection with the transactions contemplated by this Agreement and the Bank Credit Documents, and the Purchaser shall have approved the terms and conditions thereof, and all applicable waiting periods shall have expired.
               (p) Sources and Uses of Funds. The Purchaser shall have approved the use of proceeds of the Securities as described in Section 2.5.
               (q) Proceedings Satisfactory. All proceedings taken prior to or at the Final Closing in connection with the issuance and sale of the Securities and the consummation of the other transactions contemplated hereby and by the Bank Credit Documents, and all papers and other documents relating thereto, shall be in form and substance satisfactory to the Purchaser and its counsel, and the Purchaser shall have received copies of such documents and papers, all in form and substance satisfactory to the Purchaser, all such documents, where appropriate, to be counterpart originals and/or certified by proper authorities, corporate officials and other Persons. Without limiting the generality of the foregoing, the Companies shall have made such arrangements as may be requested by the Purchaser to ensure that the proceeds from the issuance and sale of the Securities are applied in the manner set forth in Section 2.5, including provision for the direct payment of the obligations of the Companies under Section 8.5 to be paid from such proceeds as provided in Section 6.2(c), the withholding of fees payable to the Purchaser as provided in Section 6.2(c) and the segregation of funds to be paid to third parties concurrent with or following the Final Closing.
               (r) SEC Documents. The Companies shall have provided copies of the Late SEC Documents and the Restated SEC Documents to be filed pursuant to the Securities Act or the Exchange Act in final form satisfactory to Purchaser.
     7. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY PARTIES. The obligations of the Companies to consummate the transactions contemplated hereby are subject to the satisfaction, prior to the Initial Closing or the Final Closing, as the case may be, of the conditions set forth in this Section 7; provided, however, that any or all of such conditions may be waived, in whole or in part, by the Companies in their sole and absolute discretion:
          7.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 4 shall be true and correct in all respects at and as of the Initial Closing Date or the Final Closing Date, as the case may be, after giving effect to the transactions contemplated by this Agreement, as if made on and as of such date, and the Purchaser shall have performed or satisfied all of its covenants and agreements hereunder to be performed or satisfied on or prior to the Initial Closing Date or the Final Closing Date, as the case may be.
          7.2 Purchase Permitted By Applicable Laws. The consummation of the transactions contemplated by this Agreement or other Investment Documents, shall not be prohibited by or violate any Applicable Laws and shall not subject any party to any Tax, penalty or liability, under or pursuant to any Applicable Laws, and shall not be enjoined (temporarily or permanently) under, or prohibited by or contrary to, any injunction, order, decree or ruling. Without limiting the generality of the foregoing, the consummation of the transactions contemplated hereby shall otherwise comply with all applicable requirements of federal and state securities laws.
          7.3 Payment for Securities. With respect to the Initial Closing, the Purchaser shall have delivered to the Companies the Purchase Price for the Unsecured Notes and the Warrant, and with respect to the Final Closing, the Purchaser shall have delivered to the Companies the purchase price for the Term B Notes, and the Subordinated Notes, each required to be paid by Section 2.3, pursuant to wire transfer instructions provided by the Company Parties, less the amounts provided for in Sections 6.1(c), 6.2(c) and 8.5 that are not otherwise paid at the Initial Closing or the Final Closing, as the case may be.
     8. TAXES; INDEMNIFICATION; FEES AND EXPENSES.
          8.1 Taxes.
               (a) Any and all payments by the Company Parties under this Agreement, the Notes, the Warrant or any other Investment Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes that are imposed on Purchaser’s overall net income by the United States, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which the Purchaser is organized or any political subdivision thereof. If any Company Party shall be required by law to deduct any such non-excluded Taxes from any sum payable by such Company Party, (i) the amount payable shall be increased as may be necessary so that after such Company Party and the Purchaser have made all required deductions (including deductions applicable to additional sums payable under this Section 8.1) the Purchaser receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Company Party shall make all such deductions and (iii) such Company Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of Lender). The Companies shall indemnify the Purchaser for and hold it harmless against the full amount of such non-excluded Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 8.1, imposed on or paid by the Purchaser and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within two (2) Business Days from the date the Purchaser makes written demand therefor.
               (b) The Companies shall pay all present or future stamp, documentary, excise, property, transfer and other similar Taxes (together in each case with interest and penalties, if any) payable or determined to be payable in connection with the execution and delivery of this Agreement, any payment made hereunder or any Investment Document, or the issuance and sale of the Securities, and shall hold harmless the Purchaser from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such Taxes.
          8.2 Indemnification.
               (a) Whether or not the transactions contemplated by this Agreement are consummated, each Company shall indemnify, defend and save and hold harmless the Purchaser, its successors and assigns, and its Affiliates, employees, partners, members, shareholders, managers, officers, directors, representatives, agents, attorneys, successors, assigns and participants (the “Indemnified Parties”), from and against, and shall pay on demand, any and all losses, claims, damages, liabilities, judgments, Indemnified Environmental Costs, expenses and costs, including reasonable attorneys’ fees and other fees and expenses incurred in, and the costs of preparing for, investigating or defending any matter (collectively, “Losses”), other than those arising due to such Indemnified Party’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction, incurred by or asserted or awarded against the Indemnified Parties in connection with, by reason of, or arising from:
                    (i) Any breach of any warranty or the inaccuracy of any representation made by any Company Party in this Agreement or any other Investment Document;
                    (ii) The failure of any Company Party to fulfill any of its covenants, agreements or undertakings under this Agreement or any other Investment Document (or any other document or instrument executed herewith or pursuant hereto);

                    (iii) Any third party actions, suits, proceedings or claims brought against any Indemnified Party in connection with, arising out of or with respect to (i) any other matters arising out of or in connection with the transactions contemplated by this Agreement, the Notes, the Warrant or any other Investment Document or (ii) the business, operations or affairs of the Company Parties (including any litigation in which any Company Party (or any officer, director or employee) is involved);
                    (iv) Any fee or commission payable or otherwise owing to any investment banker, broker, finder, placement agent or similar intermediary claiming to have been retained or employed by or on behalf of any Company Party;
                    (v) The actual or alleged presence of Hazardous Materials on any property of any Company Party or any Environmental Condition; or
                    (vi) The transactions contemplated by the Bank Credit Documents.
               (b) The Company Parties shall either pay directly all Losses which they are required to pay hereunder or reimburse any Indemnified Party within ten (10) days after any written request for such payment. The obligations of any Company to the Indemnified Parties under this Section 8 shall be separate obligations to each Indemnified Party, and the liability of such Company to such Indemnified Parties hereunder shall not be extinguished solely because any other Indemnified Party is not entitled to indemnity hereunder.
               (c) In addition, notwithstanding anything in this Agreement or any other Investment Document to the contrary, in the event of a breach of the representation and warranty set forth in Section 3.7 (including, without limitation, Schedule 3.7) with respect to the number of shares of Common Stock outstanding on a Fully Diluted Basis, to the extent that the number of Warrant Shares evidenced by the Warrant immediately after the Initial Closing represent, as calculated therein, a percentage of the outstanding shares of Common Stock on a Fully Diluted Basis that is less than 6.25%, as such number may be adjusted pursuant to the terms of the Warrant, then the Parent shall immediately issue to the Purchaser, at no cost to the Purchaser, an additional warrant or warrants, in form and substance satisfactory to the Purchaser, representing an additional number of Warrant Shares such that, if such additional Warrant Shares had been included in such Warrant immediately after the Initial Closing, such representation and warranty would have been true and accurate in all respects when made.
               (d) The obligations of any Company to the Indemnified Parties under this Section 8 shall survive (i) the repayment of the Notes (whether at maturity, by prepayment or acceleration or otherwise), (ii) any transfer of any Note or any interest therein, (iii) the termination of this Agreement or any other Investment Document and (iv) the issuance, exercise, assignment and/or sale of the Warrant (or any interest therein) and the sale of the Warrant Shares.
          8.3 Indemnification Procedures. Any Person entitled to indemnification under this Section 8 shall (a) give prompt written notice to the Parent of any claim with respect to which it is entitled to seek indemnification and (b) permit the Companies to assume the defense of such claim with counsel selected by the Companies and reasonably acceptable to such Person; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim and the fees and expenses of such counsel shall be at the expense of such Person unless (i) the Companies have agreed to pay such fees or expenses; (ii) the Companies have failed to notify such Person in writing within ten (10) Business Days of their receipt of such written notice to the Companies that they will assume the defense of such claim and employ counsel reasonably acceptable to such Person; or (iii) in the reasonable judgment of any such Person a conflict of interest exists between such Person, on the one hand, and any Company Party or Affiliate thereof, on the other hand, with respect to such claims (in which case, if the Person notifies the Companies in writing that such Person elects to employ separate counsel at the expense of the Companies, the Companies shall not have the right to assume the defense of such claim on behalf of such Person). Neither the Companies nor any Indemnified Party will be subject to any liability for any settlement made without their consent (but such consent may not be unreasonably withheld). No Indemnified Party may, without the consent of the Companies (which consent will not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Company Parties of a release from all liability in respect of such claim or litigation. Further, the Companies may not, without the consent of the applicable Indemnified Parties (which consent will not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability in respect of such claim or litigation.
          8.4 Contribution. If the indemnification provided for in this Section 8 is unavailable to the Purchaser or any other Indemnified Party in respect of any Losses, then the Company Parties, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Company Parties, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company Parties, on the one hand, and such Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, either any Company Party or such Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 8.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
          8.5 Reimbursement of Deal-Related Costs and Expenses. Notwithstanding anything to the contrary contained herein or otherwise, whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated for any reason, and in addition to all other amounts due or owing to the Purchaser hereunder, under any other Investment Document or otherwise, the Company Parties shall be jointly and severally responsible, and jointly and severally agree to promptly reimburse the Purchaser, for all fees, costs and expenses of every type and nature (including all reasonable fees and expenses of counsel, accountants, solvency firms and other deal-related costs and expenses) incurred by or on behalf of the Purchaser in connection with the Purchaser’s due diligence investigation of the Company Parties and their respective Affiliates, the Bank Credit Documents and the transactions contemplated thereby, the preparation, negotiation, execution, delivery and enforcement of this Agreement, the Notes, the Warrant and the other Investment Documents and the consummation of the transactions contemplated hereby (which fees, costs and expenses may be withheld by the Purchaser from the proceeds to be delivered by the Purchaser at the Initial Closing or the Final Closing, as the case may be, pursuant to Sections 6.1(c) and 6.2(c)). The Company Parties jointly and severally agree to pay to the Purchaser, or reimburse the Purchaser for, all fees, costs and expenses at the Initial Closing or the Final Closing, as the case may be. At the Purchaser’s request and direction, the Company Parties shall, jointly and severally, reimburse third party providers of the Purchaser directly for all of such fees, costs and expenses.
          8.6 Costs of Collection. The Company Parties jointly and severally agree to pay to the Purchaser on demand all fees, costs and expenses of every type and nature (including all fees and expenses of attorneys, accountants and other experts and all due diligence, collateral review, appraisal, search, filing and recording fees and expenses) which are expended or incurred by or on behalf of the Purchaser in connection with (a) the administration of the Investment Documents or the collection and enforcement of the Obligations, whether or not any action, suit or other proceeding is commenced; (b) any actions for declaratory relief in any way related to the Obligations; (c) the protection or preservation of any rights, powers or remedies of the Purchaser under this Agreement or any other Investment Document; (d) any actions taken by the Purchaser in negotiating any amendment, waiver, consent or release of or under this Agreement, the Notes or any other Investment Document; (e) any actions taken in reviewing the Company Parties’ financial affairs, which actions shall include (i) inspecting the facilities of any Company Party or conducting audits or appraisals of the financial condition of any Company Party; (ii) having an accounting or other firm selected by the Purchaser review the books and records of any Company Party and perform a thorough and complete examination thereof; (iii) interviewing the Company Parties’ employees, attorneys, accountants, customers and any other Persons related to the Company Parties which the Purchaser believes may have relevant information concerning the business, condition (financial or otherwise), results of operations or prospects of any of the Company Parties; and (iv) undertaking any other action which the Purchaser believe is necessary to assess accurately the financial condition and prospects of the Company Parties; (f) any refinancing, restructuring (whether in the nature of a “work out” or otherwise), bankruptcy or insolvency proceeding involving any Company Party or Affiliates, including any refinancing or restructuring of this Agreement, the Notes or any other Investment Documents; (g) any actions taken to verify, maintain, perfect and protect any Lien granted to the Purchaser by any Company Party or any other Person under the Investment Documents; (h) any effort by the Purchaser to protect, audit, assemble, complete, collect, sell, liquidate or otherwise dispose of any collateral, including in connection with any case under Bankruptcy Laws; or (i) having counsel advise the Purchaser as to its rights and responsibilities, the perfection, protection or preservation of rights or interests under the Investment Documents, with respect to negotiations with any Company Party or its Affiliates or with other creditors of any Company Party or with respect to any proceeding under any Bankruptcy Law. The Company Parties hereby consent to the taking of the foregoing actions by the Purchaser without conditions or restrictions.
     9. AFFIRMATIVE COVENANTS. The Company Parties covenant and agree that, so long as any Obligations remain outstanding the Company Parties shall, except as provided in Section 9.21, perform, comply with and observe each of the covenants set forth in this Section 9.
          9.1 Payment of Notes and Other Obligations. The Companies shall fully and timely pay all Obligations owing pursuant to the terms of this Agreement, the Notes (including all principal thereof, premium, if any, and interest thereon), the Warrant and the other Investment Documents to which it is a party, in each case on the dates and in the manner provided for herein and therein.
          9.2 Performance of Investment Documents. The Companies shall, and shall cause each other Company Party to, perform, comply with and observe all of its obligations under this Agreement, the Notes, the Warrant and each other Investment Document in accordance with the respective terms thereof.
          9.3 Information Reporting Requirements. The Companies shall furnish to the Purchaser the following:
               (a) As soon as available, and in no event later than ninety (90) days after the end of each Fiscal Year, on a Consolidated and Consolidating basis, balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year, and, on a Consolidated and Consolidating basis, related statements of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such Fiscal Year, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by (i) a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized national standing mutually acceptable to Purchaser and the Companies (which opinion shall (A) provide that such financial statements present fairly, in all material respects, the financial position for the periods indicated in conformity with GAAP (B) not be qualified as to “going concern” or otherwise qualified or limited, in scope or in any other respect and (C) state that such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default or Event of Default has occurred and in continuing, a statement as to the nature thereof), and (ii) a schedule in a form acceptable to the Purchaser of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 10.15;
               (b) Not later than thirty (30) days after the last day of each calendar month, a monthly financial package for such month (the “Monthly Reporting Package”), all in reasonable detail, consisting of at least the following:
                    (i) an income statement for such month on a Consolidated and Consolidating Basis for the Parent and its Subsidiaries, with comparative information from the

Initial Financial Projections and, once provided pursuant to Section 9.3(e), the Annual Financial Projections, and the same month during the immediately preceding Fiscal Year;
                    (ii) a year-to-date income statement for such month on a Consolidated and Consolidating Basis for the Parent and its Subsidiaries, with comparative information from the Initial Financial Projections and, once provided pursuant to Section 9.3(e), the Annual Financial Projections, and the same year-to-date month during the immediately preceding Fiscal Year;
                    (iii) a cash flow statement for such month, with comparative information from the Initial Financial Projections and, once provided pursuant to Section 9.3(e), the Annual Financial Projections, and the same month during the immediately preceding Fiscal Year;
                    (iv) a year-to-date cash flow statement for such month, with comparative information from the Initial Financial Projections and, once provided pursuant to Section 9.3(e), the Annual Financial Projections, and the same year-to-date period during the immediately preceding Fiscal Year;
                    (v) a balance sheet as at the end of such month on a Consolidated and Consolidating Basis for the Parent and its Subsidiaries, with comparative information from the Initial Financial Projections and, once provided pursuant to Section 9.3(e), the Annual Financial Projections, and as at the end of the same month during the immediately preceding Fiscal Year;
                    (vi) information, as may be requested by the Purchaser, to monitor mutually agreeable critical success factors of the Company Parties that need to be achieved in order for the Company Parties to meet their financial projections, including, without limitation, the Average Billable Headcount, receivable aging and payables aging;
                    (vii) a schedule in a form acceptable to the Purchaser of the computations used by the Company Parties in determining compliance with the covenants contained in Section 10.15;
                    (viii) monthly detail supporting the unbilled accounts receivable balances and the billings in excess of cost;
                    (ix) a schedule of detailed information regarding new and terminated Material Contracts with customers;
                    (x) any additional financial information so that the Purchaser may calculate compliance with the covenants contained in Section 10.15; and
                    (xi) a progress report on the establishment by the Company Parties of an upgraded financial reporting system to account for non-standard contracts and other manual transactions;

               (c) As soon as available and in any event within three (3) Business Days after the end of each week (ending on Sunday), a weekly reporting package, as determined by Purchaser, for such week (the “Weekly Report”);
               (d) As soon as available (and in any event not later than the date the Weekly Report is due) after the issuance of any Governmental Report, or series of Governmental Reports, a copy (or copies) of such Governmental Report(s) (or written summaries of any substantially similar oral reports(s));
               (e) At least fifteen (15) days prior to the beginning of each Fiscal Year, a copy of the internal financial projections of the Company Parties for such Fiscal Year (the “Annual Financial Projections”), prepared on a monthly basis and in reasonable detail, which shall include the following: (i) a balance sheet, income statement and cash flow statement for each month of such Fiscal Year; (ii) a capital expenditures budget, including internal rate of return analysis and “payback” analysis; (iii) an explanation in reasonable detail of all material changes proposed for the business and its personnel and facilities; (iv) an explanation in reasonable detail of all material assumptions underlying such financial projections, which assumptions shall be believed by the Company Parties to be reasonable; (v) a description of the opportunities to be pursued during such Fiscal Year; and (vi) a description of any incentive compensation expected to be paid to Edward M. Kopko;
               (f) At the Final Closing, and simultaneously with the delivery of (i) the financial statements required to be delivered to the Purchaser under clause (a) of this Section 9.3 and (ii) the financial statements required to be delivered to the Purchaser under clause (b) of this Section 9.3 with respect to each month, a Compliance Certificate, in substantially the form attached as Exhibit E (a “Compliance Certificate”), signed on behalf of the Parent and the Company Parties by the Parent’s President and Chief Executive Officer or its Chief Financial Officer, certifying that each of them has reviewed this Agreement and the other Investment Documents and the financial statements (including the financial condition and results of operations) of the Parent and its Subsidiaries for purposes of delivering such Compliance Certificate and further certifying as to the matters set forth in such Compliance Certificate;
               (g) Promptly after the same becomes publicly available (but not later than the date the Weekly Report is due), copies of any Company SEC Documents as shall be filed by any Company Party pursuant to the requirements of the Securities Act or the Exchange Act;
               (h) Promptly after submission to any Governmental Authority (but not later than the date the Weekly Report is due), all documents and information furnished to such Governmental Authority in connection with any investigation of any Company Party not in the ordinary course of business;
               (i) As soon as possible after any Company Party obtains knowledge thereof (but not later than the date the Weekly Report is due), written notice of (i) the occurrence of any event, act, development or condition which constitutes a Default or Event of Default or any “default” or “event of default” under the terms of any Other Debt Documents; (ii) receipt of any notice of default or termination under or related to any Material Contract; or (iii) any other event or development which could have a Material Adverse Effect. Each such notice shall specify in reasonable detail the nature of the event, act, condition, Default, Event of Default, default, event of default, litigation or investigation or other proceeding and what action the Company Party or any other Person is taking or proposes to take to cure the same;
               (j) As soon as available and in any event within thirty (30) calendar days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Company Party and containing such additional information as the Purchaser may reasonably specify;
               (k) Promptly upon (and in any event not later than the date the Weekly Report is due): (i) receipt thereof, copies of all reports submitted to the Company Parties by their independent certified public accountants in connection with each annual, interim or special audit examination of any Company Party made by such accountants, including the “management letter” submitted by such accountants to any Company Party in connection with their annual audit and (ii) delivery thereof to the Bank Agent, copies of all notices, reports, compliance certificates and financial information delivered to the Bank Agent by or on behalf of any Company Party;
               (l) Promptly upon request (and in any event not later than the date the Weekly Report is due), such other notices and other information (whether or not in the possession of third parties) concerning the business, operations, condition (financial or otherwise), affairs or prospects of any Company Party as the Purchaser may from time to time request, including written notices of any issuances or sales of Capital Stock of any Company Party;
               (m) Prior to release, copies of all press releases that mention the Purchaser;
               (n) Promptly after any Company Party has knowledge or becomes aware thereof (and in any event not later than the date the Weekly Report is due), written notice of the occurrence of any Event of Loss with respect to the property or assets of any Company Party aggregating $100,000 or more;
               (o) Prompt (but in any event not later than the date the Weekly Report is due) written notice, in reasonable detail, of any proposed creation, incorporation or acquisition of a Subsidiary of any Company Party;
               (p) Prompt (but in any event not later than the date the Weekly Report is due) written notice of all actions, suits and proceedings before any Governmental Authority or arbitrator pending or threatened against or affecting any Company Party which (A) if adversely determined would involve an aggregate liability of $100,000 (or its equivalent in another currency) or more, or (B) could have a Material Adverse Effect;
               (q) The reports and notices as required by the Collateral Documents;

               (r) Not later than the date the Weekly Report is due, written notice of any material change in accounting policies or financial reporting practices by any Company Party;
               (s) Promptly after any Company Party becomes aware thereof (and in any event not later than the date the Weekly Report is due), written notice of any material labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving any Company Party;
               (t) Promptly upon the establishment of new accounts of the type set forth in Section 3.38 (Depository and Other Accounts) (and in any event not later than the date on which the next Weekly Report is to be delivered to the Purchaser), written notice thereof, including the account number, location and other relevant details
               (u) Prompt written notice of any other condition or event which has resulted, or that would reasonably be expected to result, in a Material Adverse Effect;
               (v) After the date on which the Weekly Report is no longer required to be delivered pursuant to the terms of this Agreement, any of the foregoing notices, reports or documents that are to be delivered to the Purchaser not later than the date on which the next such Weekly Report is to be delivered shall instead be delivered to the Purchaser not later than five (5) Business Days after the occurrence of the event giving rise to such delivery requirement;
               (w) Concurrently with the delivery of the Borrowing Base Certificate (as defined in the Bank Credit Documents) to the Bank Agent pursuant to the terms of Section 8.14 of the Bank Credit Documents, a copy of such Borrower Base Certificate; and
               (x) Prior to the Final Closing, weekly and in any event no later than Monday of the immediately following week (ending on Sunday), a detailed cash flow forecast of the Company Parties and their Subsidiaries covering the immediately following four (4) weekly periods, together with a comparison of the actual cash flow and the forecasted cash flow for the immediately preceding period, each in form and substance satisfactory to the Purchaser.
          9.4 Compliance with Laws; Consents. The Company Parties shall comply at all times with all Applicable Laws in respect of the conduct of its or their businesses and the ownership of its or their properties in the states or other jurisdictions in which it or they conduct their respective businesses, including compliance with the requirements of the New Jersey Department of Environmental Protection with respect to the following Sites operated by the Companies: (i) former leasehold interest of Butler Aviation-Newark, Inc., Hangar 14, Newark International Airport, Newark , New Jersey Lot1, Block 5094, Case Number 89798, (ii) former leasehold of Butler Aviation-Atlantic City, Inc., Atlantic City International Airport (f/k/a Atlantic City Municipal Airport), Pomona, New Jersey, Lots 1A & 3 Block 300A, Case Number 89796, and (iii) former leasehold interest of Butler Aviation-Atlantic City, Inc., Bader Field Division, Bader Field, Atlantic City, New Jersey, Lot 1 Block CH110, Case Number 89797. The Company Parties shall obtain and maintain all Consents necessary in connection with the execution, delivery and performance of the Investment Documents, the consummation of the transactions therein contemplated and all material Consents necessary in connection with the conduct of their business and the ownership of their properties.
          9.5 Legal Existence. The Company Parties shall at all times do or cause to be done all things necessary to (a) maintain and preserve their existence and their material rights and privileges, (b) become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary and (c) preserve, renew and keep in full force and effect all of the Operating Licenses.
          9.6 Books and Records; Inspections. The Company Parties shall maintain proper books of record and account in which full, true and complete entries in conformity with GAAP and all requirements of Applicable Laws shall be made of all material dealings and transactions in relation to its business and activities. The Company Parties shall permit the designated representatives and/or agents of the Purchaser to visit and inspect any of the properties of the Company Parties, and to examine and make copies of, and abstracts from, the books of record and account of the Company Parties without placing any conditions on the same, and to discuss the affairs, finances and accounts of the Company Parties with, and be advised as to the same by, its officers, employees, attorneys and independent accountants, all during normal business hours and at such reasonable times and to such extent as the Purchaser may request (and in any event as soon as practicable, but not later than three (3) Business Days, thereafter).
          9.7 Maintenance of Properties. The Company Parties shall maintain and preserve all of its or their properties which are necessary or materially useful in the conduct of their respective businesses in good working order and condition, ordinary wear and tear excepted, and comply in all material respects at all times with the provisions of all material personal property leases to which each of them is a party as lessee or under which each of them occupies property, so as to prevent any loss or forfeiture thereof or thereunder. The Company Parties shall make all payments and otherwise perform all of their material obligations under all leases of Real Property, and all leases of material personal property, to which it is a party, keep such leases in full force and effect and not permit such leases to lapse or be terminated (or any rights to renew such leases to be forfeited or canceled), notify the Purchaser of any default by any party thereto and cooperate with the Purchaser in all respects to cure any such default. Notwithstanding anything to the contrary contained in this Section 9.7, the Companies may determine in good faith that any of their or any Subsidiary’s assets or properties, whether owned or leased, is obsolete or has been damaged and the cost of repair makes it inadvisable to repair such asset or property. The Company Parties shall pay and discharge each lawful claim which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon their property.
          9.8 Insurance.
               (a) The Company Parties shall procure and maintain with financially sound and reputable insurers policies of insurance, coverage amounts and related terms and conditions covering the Company Parties normally maintained by companies engaged in the same or similar business as the Company Parties, or any one of them, against loss, damage and liability and such other policies of insurance and coverage amounts as may be reasonably requested by the Purchaser. Such insurance shall include comprehensive general liability, fire and extended coverage, property damage, workers’ compensation, flood insurance (if customarily maintained in locations in which any Company Party is located), business interruption insurance (either for loss of revenues or for additional expenses), professional liability insurance and, as required by the Investor Rights Agreement, directors and officers liability insurance and employment practice liability insurance. So long as the Notes remain outstanding, all insurance covering liability shall name the Purchaser as an additional insured, and all insurance covering property shall name the Purchaser as a loss payee, as its interests may appear, and, with respect to any casualty or loss, provide that the full amount of insurance proceeds shall be payable to the Purchaser as its interest may appear. Such insurance proceeds shall be applied by the Purchaser to reduce the Obligations.
               (b) Not later than one hundred twenty (120) days after the Final Closing Date, the Companies shall procure, and shall thereafter maintain so long as the Notes remain outstanding, key man life insurance policies, in form and substance satisfactory to the Purchaser (such policies being the “Key Man Life Insurance”), on the life of Edward M. Kopko in the aggregate coverage amount of not less than $6,000,000 million, in form and substance satisfactory to the Purchaser. The Key Man Life Insurance policies shall be maintained for the sole benefit of the Purchaser, shall name the Purchaser as the sole loss payee, shall be irrevocably collaterally assigned to the Purchaser and shall provide that the full amount of any insurance proceeds paid thereunder shall be payable to the Purchaser. Such insurance proceeds shall be applied by the Purchaser to reduce the Obligations.
               (c) Each of the insurance policies required to be maintained under this Section 9.8 shall provide for at least thirty (30) days’ prior written notice to the Purchaser of the cancellation or substantial modification thereof. Receipt of such notice shall entitle the Purchaser (but the Purchaser shall not be obligated) to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to this Section 9.8 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Companies.
          9.9 Taxes. The Company Parties shall pay and discharge promptly when due (and in any event within two (2) Business Days of such due date) all Taxes imposed upon it or its properties, business, income or property before any penalty shall be incurred with respect to such Taxes; provided, however, that no Company Party need pay or discharge any such Tax so long as (a) the validity or amount thereof is being contested in good faith and by appropriate proceedings, (b) the Companies’ outside Tax counsel or accountants shall have advised the Companies in writing that it has a reasonable legal basis for contesting the validity or amount of such Tax and (c) reserves as may be required by GAAP shall have been made therefor.
          9.10 ERISA Matters.
               (a) The Company Parties shall cause each Benefit Plan to be operated in compliance with the terms of such Benefit Plan and Applicable Law and shall pay and discharge promptly any liability imposed upon it or them pursuant to the provisions of such Benefit Plan and Applicable Law; provided, however, that neither the Parent nor any Subsidiary shall be required to pay any such liability if (i) the amount, applicability, or validity thereof shall be diligently contested in good faith by appropriate proceedings and (ii) such Person shall have set aside on its books reserves which, in the good faith judgment of the Board of Directors of such Person, are adequate with respect thereto.
               (b) The Companies shall deliver to the Purchaser promptly, but in no event more than three (3) Business Days after any officer of any Company Party obtains knowledge of (i) the Internal Revenue Service’s (A) revocation of the tax-qualified status of any Benefit Plan that is a tax-qualified retirement plan, (B) imposition of an excise tax upon the occurrence of a “prohibited transaction” as such term is defined in Section 4975 of the Code, or (C) disallowance of a deduction (in whole or in part) for a contribution to a Benefit Plan, (ii) the institution of a lawsuit against a Benefit Plan (or a Fiduciary of such plan), or (iii) the United States Department of Labor’s imposition of a penalty under Section 502 of ERISA relating to a Benefit Plan, a written notice specifying the nature of such action, what action has been taken, is being taken, or is proposed to be taken with respect thereto, and a copy of any correspondence or other documentation relating to the matter.
          9.11 Communication with Accountants. The Company Parties authorize the Purchaser to communicate directly with the independent certified public accountants of the Company Parties, and authorize such accountants to disclose to the Purchaser any and all financial statements and other supporting financial documents, workpapers and schedules as the Purchaser may request, without any restrictions being placed on such communications.
          9.12 Compliance with Material Contracts. The Company Parties shall (a) perform, comply with and observe all material terms and provisions of each Material Contract to be performed, complied with or observed by it and (b) maintain each Material Contract in full force and effect and enforce each Material Contract in accordance with its terms. After the occurrence and during the continuation of an Event of Default, the Company Parties shall promptly make such demands or requests for information from each other party to any Material Contract, and take action against each other party to any Material Contract, as the Purchaser may request (and in any event within five (5) Business Days of the date of such request) and, in connection with the enforcement of any rights or remedies of any Company Party under any Agreement with Officers or other employment agreement, non-competition, non-solicitation and/or confidentiality agreement or similar agreement to which it is a party, in the event the Purchaser request that such Company Party file any action, suit or other proceeding seeking injunctive or other equitable relief against such other party, such Company Party shall do so within three (3) Business Days of its receipt of such request.
          9.13 Environmental Matters.
               (a) The Company Parties shall and shall use their best efforts to cause all tenants and other Persons who may come upon any Real Property to comply with all Environmental Laws, including those requiring disclosures to prospective and actual buyers or tenants of all or any portion of the Real Property. The Company Parties will not install or allow to be installed any underground storage tanks on any Real Property. The Company Parties shall comply with the recommendations of any qualified environmental engineer or other expert engaged by the Company Parties with respect to any Real Property.

               (b) The Company Parties shall each promptly (and in any event within five (5) Business Days) notify the Purchaser in writing (i) if it knows, suspects or believes there may be any Hazardous Materials in or around any part of the Real Property, any improvements constructed on the Real Property, or the soil, groundwater or soil vapor on or under the Real Property, or knows that any Company Party or the Real Property may be subject to any threatened or pending investigation by any Governmental Authority under any Applicable Laws pertaining to any Hazardous Materials, and (ii) of any claim made or, if it knows, threatened by any Person arising out of or resulting from any Hazardous Materials being present or released in, on or around any part of the Real Property, any improvements constructed on the Real Property or the soil, groundwater or soil vapor on or under the Real Property in which the amount involved is $50,000 or more and not covered by insurance or in which injunctive or similar relief is sought (any of the matters described in clauses (i) and (ii) above being referred to as a “Hazardous Materials Claim”).
               (c) The Companies shall promptly undertake any and all remedial work in response to Hazardous Materials Claims (“Remedial Work”) to the extent required by any Governmental Authority involved or as recommended by prudent business practices, if such standard requires a higher degree of remediation, and in all events to minimize any impairment to the Real Property. All Remedial Work must be conducted (i) in a diligent and timely fashion by licensed contractors acting under the supervision of a consulting environmental engineer; (ii) pursuant to a detailed written plan for the Remedial Work approved by all public or private agencies or persons with a legal or contractual right to such approval; (iii) with insurance coverage pertaining to liabilities arising out of the Remedial Work as is then customarily maintained with respect to such activities; and (iv) only following receipt of any required permits, licenses or approvals. The selection of the Remedial Work contractors and consulting environmental engineers, the contracts entered into with such Persons, any disclosures to or agreements with any public or private agencies or other Persons relating to Remedial Work and the written plan for the Remedial Work (and any changes thereto) shall, at the Purchaser’s option, be subject to the prior written approval of the Purchaser if a Default or Event of Default has occurred and is continuing.
               (d) The Purchaser shall have the right, during normal business hours, to enter and visit any Real Property for the purposes of observing the Real Property, taking and removing soil or groundwater samples and conducting tests on any part of the Real Property, if the Purchaser has reason to believe that Hazardous Materials may be present on the Real Property, all at the cost and expense of the Company Parties; provided, however, that the Purchaser shall not have any duty to visit or observe the Real Property or to conduct tests, and no site visit, observation or testing by the Purchaser shall impose any liability on the Purchaser. The Company Parties shall use their best efforts to obtain all Consents necessary, if any, for the Purchaser to do any of the same. In no event will any site visit, observation or testing by the Purchaser be a representation that Hazardous Materials are or are not present in, on or under the Real Property, or that there has been or will be compliance with any Environmental Law. Neither the Company Parties nor any other Person shall be entitled to rely on any site visit, observation or testing by the Purchaser. The Purchaser shall, if requested by the Companies, share with the Parent the written results, if any, from any such site visit, observation or testing. The Purchaser owes no duty of care to protect the Company Parties or any other Person against or to inform the Company Parties or any other Person of the presence of any Hazardous

Materials or any other adverse condition affecting the Real Property, except that the Purchaser shall repair any damage to Real Property caused by or on behalf of the Purchaser in connection with any inspection by the Purchaser of such Real Property. The Purchaser shall avoid interfering with the existing use of the Real Property by the Company Parties in exercising any rights provided in this Section 9.13.
               (e) At the request of the Purchaser from time to time, each of the Company Parties shall provide to the Purchaser within 30 calendar days after such request, at the expense of the Company Parties, an environmental site assessment report for any of their properties described in such request, prepared by an environmental consulting firm acceptable to the Purchaser, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties. Without limiting the generality of the foregoing, if the Purchaser determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Purchaser may retain an environmental consulting firm to prepare such report at the expense of the Company Parties, and the Company Parties hereby grant and agree to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Purchaser, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such assessment.
               (f) Notwithstanding the foregoing clause (e), so long as no Default or Event of Default then exists and the Company Parties have delivered to Purchaser no less than once per year an environmental site assessment report with respect to a Site, Purchaser shall not be entitled to request additional site assessment reports unless such report provided by the Company Parties is reasonably unsatisfactory to Purchaser.
          9.14 Additional Subsidiaries; Released Liens.
               (a) The Company Parties shall cause any direct or indirect Subsidiary formed, created or acquired at any time after the Initial Closing to execute and deliver to the Purchaser contemporaneously with such formation, creation or acquisition: (i) a joinder to the Guaranty, in form and substance satisfactory to the Purchaser, pursuant to which such Subsidiary would become a Guarantor, (ii) a joinder to the Security Agreement, in form and substance satisfactory to the Purchaser, pursuant to which such Subsidiary would grant a security interest in all of its assets, (iii) an Intellectual Property Security Agreement or a joinder to an existing Intellectual Property Security Agreement, in form and substance satisfactory to the Purchaser, pursuant to which such Subsidiary would grant a security interest in all of its Intellectual Property, (iv) a pledge agreement, or a joinder to the Security Agreement and if such Subsidiary has any Subsidiaries, (A) to the extent not delivered to the Bank Agent pursuant to the Bank Credit Documents, certificates representing all of the Capital Stock of such Subsidiaries with undated stock powers executed in blank and (B) such opinions of counsel and such approving certificates of such Subsidiaries as the Purchaser may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares; (v) such other agreements, instruments, approvals or other documents as may be requested by the Purchaser in order to create, perfect, establish, and maintain the first priority status (subject only to the Liens of the Bank Agent and the Permitted Liens) of any Lien in favor of the Purchaser to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Collateral Documents and that all property and assets of such Subsidiary shall become Collateral securing the Obligations, and (vi) such additional agreements, instruments, approvals and documents, and legal opinions, as the Purchaser may request to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in this Agreement and the other Investment Documents. In addition, within three (3) Business Days after such formation, creation or acquisition of a Subsidiary, the Companies shall take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Purchaser to vest in the Purchaser valid and subsisting Liens on and security interests in all property and assets of such Subsidiary, enforceable against all third parties in accordance with their terms.
               (b) In the event the Bank Credit Documents are terminated or any Lien granted to the Purchaser the perfection of which is dependant on the perfection of any Lien granted to the Bank Agent is released or otherwise ceases to be perfected, the Company Parties shall promptly execute and deliver to the Purchaser (and in any event within two (2) Business Days of the date of such termination) such documents, agreements, instruments and legal opinions and take such other actions as the Purchaser may reasonably request to create, perfect, establish the priority of and/or maintain the perfection or priority of such Liens in favor of the Purchaser. In the event any additional Liens on the assets of any Company Party are granted to or perfected by the Bank Agent, the Company Parties shall promptly execute and deliver to the Purchaser (and in any event within two (2) Business Days of the date of such grant) such documents, agreements, instruments and legal opinions and take such other actions as the Purchaser may request to create, perfect, establish the priority of and/or maintain the perfection or priority of Liens on such assets in favor of the Purchaser as well.
          9.15 Future Information. All data, certificates, reports, statements, documents and other information furnished to the Purchaser by or on behalf of the Company Parties, any of their Affiliates or any of their respective representatives or agents in connection with this Agreement, the other Investment Documents or the transactions contemplated hereby and thereby, at the time the information is so furnished, shall not contain any untrue statement of a material fact, shall be complete and correct in all material respects to the extent necessary to give the Purchaser sufficient and accurate knowledge of the subject matter thereof, and shall not omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such information is furnished.
          9.16 Ownership. At all times after the Initial Closing, the Parent shall own, beneficially and of record, 100.0% of the outstanding Capital Stock of any Subsidiary formed, created or acquired after the Initial Closing.
          9.17 Company SEC Documents. So long as the Parent has securities registered pursuant to Section 12 of the Exchange Act or is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Parent shall timely file with the Commission, and provide to the Purchaser concurrently therewith, all Company SEC Documents as are specified in the Exchange Act as being required to be filed by U.S. corporations that are subject to reporting requirements of the Exchange Act. In addition, the Parent shall use its best efforts to timely file with the Nasdaq, and provide to the Purchaser concurrently therewith, all Company SEC Documents required to be filed therewith. Each Company SEC Document to be filed by the Parent, when filed with the Commission or the Nasdaq, as the case may be, will comply with all applicable requirements of the Securities Act, the Exchange Act or the Nasdaq rules, as the case may be, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements to be included in each Company SEC Document to be filed by the Parent will comply as to form, as of the date of its filing with the Commission, with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the Commission) and will fairly present in all material respects the consolidated financial position of the Company Parties as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with past practices and consistently applied). Except as otherwise permitted under the Investor Rights Agreement, the Companies hereby agree to cause the Common Stock of the Parent to be publicly traded and listed or admitted for trading on an Acceptable Exchange within eighteen (18) months after the Initial Closing Date.
          9.18 [Intentionally Omitted]
          9.19 Further Assurances. Promptly after request by the Purchaser (and in any event within five (5) Business Days of the date of such request), from time to time after the date hereof, the Company Parties shall use their best efforts to cause any other Persons who are required to give their Consent to, execute and deliver such instruments, certificates and documents, and will take all such actions, for the purposes of implementing or effectuating the provisions of this Agreement, the Notes, the Warrant and the other Investment Documents. Upon exercise by the Purchaser of any power, right, privilege or remedy pursuant to this Agreement, or any other Investment Document which requires any Consent, the Company Parties shall use reasonable commercial efforts to cause any other Persons to, execute and deliver all applications, certifications, instruments and other documents and papers that may be required to be obtained for such Consent. Promptly, but in no event more than ten (10) Business Days’ after the Purchaser’s request, the Company Parties shall correct any material defect or error that may exist or be discovered in this Agreement, the Notes, the Warrant or any other Investment Document or in the execution, acknowledgment, filing or recordation thereof. Promptly upon request by the Purchaser (and in any event within two (2) Business Days of the date of such request), the Company Parties shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, notices of assignment, transfers, certificates, assurances and other instruments as the Purchaser may require from time to time in order to (A) carry out more effectively the purposes of the Investment Documents, (B) to the fullest extent permitted by applicable law, subject each Company Parties’ properties, assets, rights or interest to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the rights granted or now or hereafter intended to be granted to the Purchaser under any Investment Document or under any other instrument executed in connection with any Investment Document to which any Company Party is to be a party. Each Company Party hereby constitutes and appoints the Purchaser as its attorney in fact, with full power of substitution and resubstitution, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument which the Purchaser may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest.
          9.20 Deposit Accounts and Deposit Account Control Agreements. Within 2 Business Days after the establishment by any Company Party of any deposit or securities account, such Company Party will provide written notice thereof, an updated Schedule 3.38 to Purchaser and, if requested by Purchaser, provide a Deposit Account Control Agreement with respect thereto within ten (10) days after such establishment. Within ten (10) days after the Final Closing, the Company Parties shall to deliver to the Purchaser (a) a Deposit Account Control Agreement for each deposit or securities account maintained by each Company Party and (b) a Deposit Account Control Agreement with respect to each deposit or securities account maintained by each Company Party as a “trust account” over which the Purchaser is permitted to obtain “control” (within the meaning of Section 9104 of the UCC) but has not obtained such “control” as of the Final Closing.
          9.21 Survival of Certain Affirmative Covenants. From and after the date that the Obligations under the Notes have been indefeasibly paid and performed in full, the Companies shall no longer be obligated to perform, comply with and observe the covenants set forth in Section 9; provided, however, that until such time as the Purchaser owns or holds, or has the right to acquire, directly or indirectly, at least 499,802 shares of the Adjusted Capital Stock of the Parent, the following covenants and obligations shall survive: Section 9.4 (Compliance with Laws; Consents), and Section 9.17 (Company SEC Documents).
          9.22 Post Closing Requirements.
               (a) On or before September 30, 2006, the Companies shall have entered into an agreement to upgraded their financial reporting system to account for non-standard contracts and other manual transactions in a manner reasonably acceptable to the Purchaser.
               (b) Immediately after the Final Closing and in any event within one (1) hour of the Final Closing, the Companies shall have filed the Late SEC Documents and the Restated SEC Documents.
     10. NEGATIVE AND FINANCIAL COVENANTS. The Company Parties covenant and agree that so long as any Obligations remain outstanding, the Company Parties shall perform, comply with and observe each of the covenants set forth in this Section 10, as applicable.
          10.1 Limitations on Indebtedness.
               (a) The Company Parties shall not directly or indirectly, create, incur, assume, guarantee, suffer to exist or become or remain liable with respect to any Indebtedness, except for:

                    (i) The Obligations;
                    (ii) The Indebtedness under the Bank Credit Documents to the extent not exceeding $60,000,000 in the aggregate principal amount at any one time outstanding;
                    (iii) The Indebtedness under the GMAC Credit Documents to the extent not exceeding $7,000,000 in the aggregate principal amount at any one time outstanding;
                    (iv) Surety bonds and similar instruments incurred by any Company Party in the ordinary course of business in an aggregate amount of no more than $100,000;
                    (v) Subordinated unsecured Indebtedness so long as (w) after giving pro forma effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, (x) such Indebtedness is subordinated to the Obligations on terms that are satisfactory to the Purchaser, and (y) immediately thereafter, but in any event within two (2) Business Days of the date such Indebtedness was incurred, the applicable Company Party shall provide final copies of such instruments evidencing such Indebtedness to the Purchaser, and (z) the amount of such Indebtedness does not exceed $5,000,000 in the aggregate;
                    (vi) guaranties by the Parent of its Subsidiaries’ lease obligations with respect to occupancy leases to the extent entered into in the ordinary course of business and consistent with the past practice of the Company Parties;
                    (vii) unsecured Indebtedness which does not exceed $100,000 in the aggregate;
                    (viii) Up until the Final Closing, the Indebtedness under the GECC Credit Documents to the extent not exceeding $85,000,000 in the aggregate principal amount at any one time outstanding.
               (b) Without limiting the foregoing, no Company Party shall, directly or indirectly, create, incur, assume, guarantee, suffer to exist or become or remain liable with respect to (i) any Indebtedness which is senior in right of payment to the Obligations and which by its terms is subordinate or junior in right of payment to any Indebtedness under the Bank Credit Documents, (ii) any Indebtedness convertible into equity securities of any Company Party unless such Indebtedness by its terms is also subordinate in right of payment to the Obligations, (iii) any Indebtedness which by its terms is subordinate or junior in right of payment to the Obligations or which constitutes mandatorily redeemable preferred stock and which has a maturity or redemption date or any installment, sinking fund, serial maturity or other required payment of principal prior the scheduled maturity of the Notes, and (iv) any Indebtedness (other than Indebtedness under the Bank Credit Documents and Capitalized Lease Obligations) which is structurally senior in right of payment to the Obligations.
          10.2 Limitations on Liens. The Company Parties shall not, directly or indirectly, create, incur, assume or suffer to exist, or enter into any agreement to grant, any Lien on or with respect to any of its properties (whether tangible or intangible, now owned or hereafter acquired, including accounts), except:
               (a) Liens in favor of the Purchaser;
               (b) Liens arising under the Bank Credit Documents securing the Indebtedness thereunder permitted pursuant to Section 10.1(a)(ii);
               (c) Liens arising under the GMAC Credit Documents securing the Indebtedness thereunder permitted pursuant to Section 10.1(a)(iii);
               (d) Liens set forth on Schedule 3.11(a);
               (e) Permitted Liens;
               (f) Liens incurred in connection with the financing of insurance premiums to the extent such Liens are restricted to the proceeds of such insurance policy;
               (g) Liens with respect to assets of AAC Corp., a Delaware corporation, Sylvan Insurance Co., Ltd., a company organized under the laws of Bermuda, and/or Data Performance, Inc., a New Jersey corporation, which do not secure amounts in excess of $100,000 in the aggregate; and
               (h) Up until the Final Closing, Liens arising under the GECC Credit Documents securing the Indebtedness thereunder permitted pursuant to Section 10.1(a)(viii).
          10.3 Limitations on Investments. The Company Parties shall not, directly or indirectly, purchase, make or own any Investment, except:
               (a) Permitted Investments;
               (b) trade credit extended in the ordinary course of any Company Party’s business; and
               (c) Investments set forth on Schedule 3.11(a).
          10.4 Limitations on Restricted Payments. The Company Parties shall not, directly or indirectly, make any Restricted Payment other than:
               (a) any dividend or other distribution on account of any Capital Stock of the Parent now or hereafter outstanding which is payable solely in shares of the same class of Capital Stock; provided, that, if elected by a holder, other than a Designated Shareholder, of Parent’s Series B 7% Cumulative Preferred Stock, Parent may pay dividends with respect to such preferred stock in cash in an amount not to exceed the amount provided for pursuant to Parent’s Organizational Documents establishing such preferred stock as in effect on the date hereof, so long as no Default or Event of Default shall have occurred and be continuing before and after giving effect to such payment.

               (b) the issuance by the Parent of shares of Capital Stock of the Parent issuable upon exercise of the Warrant;
               (c) distributions to any Company; provided that any distribution to the Parent shall not exceed the amount necessary to enable the Parent to (i) pay taxes when due and owing by the Parent in the ordinary course of its business as a holding company, and (ii) pay its reasonable general administrative costs and expenses including in respect of taxes and other fees required to maintain its existence and administrative, legal and accounting services provided by third parties;
               (d) repurchases or redemptions of the Capital Stock of Parent held by its employees, officers or directors pursuant to any employee stock ownership plan thereof which are made upon the termination, retirement or death of any such employee, officer or director (as applicable) in accordance with the provisions of such plan so long as the aggregate amount paid in connection with such repurchases or redemptions does not exceed $100,000 in any fiscal year of Parent;
               (e) so long as no Default or Event of Default shall have occurred and be continuing, payments to Butler International Charitable Foundation Corp., a New Jersey corporation, in an amount not to exceed $50,000 in the aggregate in any fiscal year of Parent; or
               (f) payments to Edward M. Kopko made in the amount of, and to enable Edward M. Kopko to pay, income taxes assessed on awards of Capital Stock of Parent made to Edward M. Kopko in lieu of cash compensation payable to Edward M. Kopko pursuant to the Kopko Employment Agreement; provided, that, the aggregate amount so paid to Edward M. Kopko shall not exceed the aggregate compensation amount that would have been paid to Edward M. Kopko pursuant to the Kopko Employment Agreement if the entirety of such compensation amount had been paid in cash.
          10.5 Limitations on Payment Restrictions Affecting Subsidiaries. Except as provided in this Agreement, any other Investment Documents or the Bank Credit Documents, the Company Parties shall not, and shall not permit any of their respective Subsidiaries to, enter into or permit to exist any agreement, arrangement, instrument or other document which, directly or indirectly, prohibits or restricts in any manner, or would have the effect of prohibiting or restricting in any manner, the ability of any Company Party to (a) pay dividends or make distributions in respect of its Capital Stock, (b) pay or repay any Indebtedness owed to any Company Party, (c) make loans or advances to any other Company Party or (d) transfer any of its properties or assets to any Company Party.
          10.6 Limitations on Transactions With Affiliates.
               (a) The Company Parties shall not enter into at any time any contract, transaction or other arrangement involving any Company Party, on the one hand, and any of its Affiliates, officers, directors or employees, on the other hand, unless such contract, transaction or arrangement (i) has been approved in writing in advance by a majority of the disinterested directors of the Board of Directors of the Parent and the Company Parties, to the extent applicable, or otherwise in accordance with Rule 4350(h) of the Corporate Governance Rules promulgated by Nasdaq, (ii) will be on terms and conditions that are no less favorable to the Company Party than those that would be obtained from any Person who is not an Affiliate of (or otherwise related to) the Company Party in a similar transaction and (iii) has been approved in writing in advance by the Purchaser if such contract, transaction or arrangement involves either (A) any Person who then holds or is to acquire, directly or indirectly, 5% or more of the Capital Stock of any Company Party or (B) a member of the Immediate Family of any officer or director of any Company Party or Person owned or controlled by any member of the Immediate Family of any officer or director of any Company Party; provided, that, the foregoing clause (iii) shall not be deemed to prohibit the performance by the Company Parties of any contract, transaction or arrangement in effect on the date hereof and disclosed to the Purchaser. The Company Parties shall not enter into any material amendment or modification of any contract, transaction or arrangement existing on the date hereof unless approved in writing in advance by the Purchaser if such contract, transaction or arrangement involves either (A) any Person who then holds or is to acquire, directly or indirectly, 5% or more of the Capital Stock of any Company Party or (B) a member of the Immediate Family of any officer or director of any Company Party or Person owned or controlled by any member of the Immediate Family of any officer or director of any Company Party.
               (b) The Companies shall not, and shall not permit any other Company Party to, engage any member of the Immediate Family of any officer or director of any Company Party to be a Designated Officer of any Company Party.
               (c) The provisions of this Section 10.6 shall not be deemed to prohibit the purchase by any Company Party of (i) all the Securities transacted on terms agreed to by Purchaser or (ii) Indebtedness permitted under Section 10.1(a)(v).
          10.7 Change in Business. The Parent shall not engage in any business other than the holding the Capital Stock of its Subsidiaries and activities reasonably incidental thereto, and the Subsidiaries shall not engage in any business other than the business described in recital A and activities reasonably incidental thereto.
          10.8 Sales of Receivables. The Company Parties shall not sell, assign, discount, transfer, or otherwise dispose of any accounts receivable, chattel paper, promissory notes, drafts or trade acceptances or other rights to receive payment held by it, with or without recourse, except for the purpose of collection or settlement in the ordinary course of business.
          10.9 Fundamental Changes. Except for Permitted Business Combinations, no Company Party shall:
               (a) make any change in its business objectives, purposes, structure or operations that is not in the ordinary course of its business, as the same exists on the date hereof;
               (b) amend, modify or alter its charter, bylaws or other Organizational Documents in any manner which is either (i) materially adverse to the interests of the Purchaser or (ii) adversely affects the ability of any Company Party to repay the Obligations or the Guarantied Obligations, as the case may be, or otherwise perform its obligations hereunder or under any other Investment Document;

               (c) merge, consolidate, amalgamate, reorganize or recapitalize;
               (d) form, create or acquire any additional Subsidiaries;
               (e) sell, lease, transfer or otherwise dispose of, in any transaction or series of transactions, any assets (whether now owned or hereafter acquired), including shares of the Capital Stock of any Subsidiary, other than: (i) inventory or equipment sold or leased in the ordinary course of business; (ii) dispositions of assets in the ordinary course of business not to exceed $100,000 in the aggregate in any Fiscal Year; and (iii) Permitted Asset Sales;
               (f) wind up, liquidate or dissolve itself (or permit or suffer any thereof);
               (g) become a general partner or member in any limited partnership, limited liability company or joint venture;
               (h) take any action to change the organizational, tax or ownership structure of any Company Party or any Subsidiary; or
               (i) engage in any transactions involving commodity options or futures contracts or any similar speculative transactions.
          10.10 Agreements Affecting Capital Stock and Indebtedness; Amendments to Material Contracts. The Company Parties shall not:
               (a) Enter into any voting agreement, voting trust, irrevocable proxy or other agreement affecting the voting rights of the Capital Stock of any Company Party, except for, in the case of the Parent, the Investor Rights Agreement; or
               (b) Amend, supplement, modify, refinance, renew, replace or restructure any Other Debt Document (except, with respect to the Bank Credit Documents, as permitted under the Intercreditor Agreement), or waive any term or provision contained therein if the resulting amendment, supplement, modification, refinancing, renewal, replacement, restructure or waiver is materially disadvantageous to the Purchaser, as reasonably determined by Purchaser.
          10.11 Conditional Sales. The Company Parties shall not make any sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or any other repurchase or return basis, other than in the ordinary course of business consistent with prior practice.
          10.12 Margin Stock. The Companies shall not, and shall not permit any other Company Party to, directly or indirectly, use any of the proceeds from the issuance and sale of the Securities for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or maintaining or extending credit to others for such purpose or for any other purpose that violates the Margin Regulations. If requested by the Purchaser, the Companies or the Parent will promptly furnish to the Purchaser (and in any event within two (2)

Business Days of the date of such request) a statement in conformity with the requirements of Federal Reserve Form U 1 referred to in the Margin Regulations.
          10.13 Accounting Changes. The Companies shall not, and shall not permit any other Company Party to, make any change in its accounting policies or reporting practices, except as required by GAAP, or change its Fiscal Year. No Subsidiary shall have a Fiscal Year different from that of the Parent.
          10.14 Negative Pledge. The Company Parties shall not enter into or suffer to exist any agreement prohibiting or conditioning the creating or assumption of any Lien (other than Permitted Liens) upon any of its property or assets except in favor of the Purchaser or pursuant to the Bank Credit Documents.
          10.15 Financial Covenants.
               (a) Minimum EBITDA. After the Final Closing, for each of the periods listed in the table below, EBITDA shall not be (i) for purposes of Sections 11.1 and 11.2, less than the total amount reflected in Column B or (ii) for purposes of Section 11.3, less than the total amount reflected in Column A, in each case as set forth opposite such period in the table below:

	Minimum EBITDA
Quarterly Period	Column A	Column B
Trailing four consecutive Fiscal Quarters ending September 30, 2006	$11,680,000	$11,013,000
Trailing four consecutive Fiscal Quarters ending December 31, 2006	$13,425,000	$12,658,000
Trailing four consecutive Fiscal Quarters ending March 31, 2007	$14,304,000	$13,487,000
Trailing four consecutive Fiscal Quarter ending June 30, 2007	$15,712,000	$14,814,000
Trailing four consecutive Fiscal Quarter ending September 30, 2007	$14,874,000	$13,999,000
Trailing four consecutive Fiscal Quarter ending December 31, 2007	$14,522,000	$13,668,000
Trailing four consecutive Fiscal Quarter ending March 31, 2008	$15,107,000	$14,218,000
Trailing four consecutive Fiscal Quarter ending June 30, 2008	$15,718,000	$14,793,000
Trailing four consecutive Fiscal Quarter ending September 30, 2008	$15,305,000	$14,348,000
Trailing four consecutive Fiscal Quarter ending December 31, 2008	$15,825,000	$14,836,000

	Minimum EBITDA
Trailing four consecutive Fiscal Quarter ending March 31, 2009	$15,998,000	$14,998,000
Trailing four consecutive Fiscal Quarter ending June 30, 2009	$16,183,000	$15,172,000
Trailing four consecutive Fiscal Quarter ending September 30, 2009	$16,349,000	$15,328,000
Trailing four consecutive Fiscal Quarter ending December 31, 2009	$16,457,000	$15,429,000
Trailing four consecutive Fiscal Quarter ending March 31, 2010	$16,649,000	$15,608,000
Trailing four consecutive Fiscal Quarter ending June 30, 2010	$16,897,000	$15,841,000
Trailing four consecutive Fiscal Quarter ending September 30, 2010	$17,168,000	$16,095,000
Trailing four consecutive Fiscal Quarter ending December 31, 2010	$17,447,000	$16,357,000
Trailing four consecutive Fiscal Quarter ending March 31, 2011	$17,639,000	$16,536,000
Trailing four consecutive Fiscal Quarter ending June 30, 2011	$17,887,000	$16,769,000
               (b) Minimum Fixed Charge Coverage Ratio. After the Final Closing, for each of the periods listed in the table below, the Fixed Charge Coverage Ratio shall not be less than the ratio set forth opposite such period in the table:

	Minimum Fixed Charge
	Coverage Ratio
Quarterly Period	Column A	Column B
Trailing one consecutive Fiscal Quarters ending September 30, 2006	1.47	1.39
Trailing two consecutive Fiscal Quarters ending December 31, 2006	1.53	1.44
Trailing three consecutive Fiscal Quarters ending March 31, 2007	1.34	1.26
Trailing four consecutive Fiscal Quarter ending June 30, 2007	1.34	1.26
Trailing four consecutive Fiscal Quarter ending September 30, 2007	1.18	1.12
Trailing four consecutive Fiscal Quarter ending December 31, 2007	1.06	1.00
Trailing four consecutive Fiscal Quarter ending March 31, 2008	1.06	1.00

	Minimum Fixed Charge
	Coverage Ratio
Trailing four consecutive Fiscal Quarter ending June 30, 2008	1.05	1.00
Trailing four consecutive Fiscal Quarter ending September 30, 2008	1.05	1.00
Trailing four consecutive Fiscal Quarter ending December 31, 2008	1.05	1.00
Trailing four consecutive Fiscal Quarter ending March 31, 2009	1.05	1.00
Trailing four consecutive Fiscal Quarter ending June 30, 2009	1.05	1.00
Trailing four consecutive Fiscal Quarter ending September 30, 2009	1.05	1.00
Trailing four consecutive Fiscal Quarter ending December 31, 2009	1.05	1.00
Trailing four consecutive Fiscal Quarter ending March 31, 2010	1.05	1.00
Trailing four consecutive Fiscal Quarter ending June 30, 2010	1.05	1.00
Trailing four consecutive Fiscal Quarter ending September 30, 2010	1.09	1.02
Trailing four consecutive Fiscal Quarter ending December 31, 2010	1.14	1.07
Trailing four consecutive Fiscal Quarter ending March 31, 2011	1.14	1.07
Trailing four consecutive Fiscal Quarter ending June 30, 2011	1.14	1.07
               (c) Maximum Leverage Ratio. After the Final Closing, for each of the periods listed in the table below, the Leverage Ratio shall not be more than the ratio set forth opposite such period in the table:

	Maximum Leverage Ratio
Quarterly Period	Column A	Column B
Trailing four consecutive Fiscal Quarters ending September 30, 2006	6.37	6.67
Trailing four consecutive Fiscal Quarters ending December 31, 2006	5.37	5.67
Trailing four consecutive Fiscal Quarters ending March 31, 2007	4.53	4.83

	Maximum Leverage Ratio
Trailing four consecutive Fiscal Quarter ending June 30, 2007	4.19	4.49
Trailing four consecutive Fiscal Quarter ending September 30, 2007	4.41	4.71
Trailing four consecutive Fiscal Quarter ending December 31, 2007	4.38	4.68
Trailing four consecutive Fiscal Quarter ending March 31, 2008	4.26	4.56
Trailing four consecutive Fiscal Quarter ending June 30, 2008	4.21	4.51
Trailing four consecutive Fiscal Quarter ending September 30, 2008	4.34	4.64
Trailing four consecutive Fiscal Quarter ending December 31, 2008	4.11	4.41
Trailing four consecutive Fiscal Quarter ending March 31, 2009	3.96	4.26
Trailing four consecutive Fiscal Quarter ending June 30, 2009	4.06	4.36
Trailing four consecutive Fiscal Quarter ending September 30, 2009	4.04	4.34
Trailing four consecutive Fiscal Quarter ending December 31, 2009	3.94	4.24
Trailing four consecutive Fiscal Quarter ending March 31, 2010	3.73	4.03
Trailing four consecutive Fiscal Quarter ending June 30, 2010	3.86	4.16
Trailing four consecutive Fiscal Quarter ending September 30, 2010	3.81	4.11
Trailing four consecutive Fiscal Quarter ending December 31, 2010	3.66	3.96
Trailing four consecutive Fiscal Quarter ending March 31, 2011	3.66	3.96
Trailing four consecutive Fiscal Quarter ending June 30, 2011	3.66	3.96
               (d) Maximum Capital Expenditures. After the Final Closing, during any Fiscal Year, Capital Expenditures shall not exceed $1,500,000 during any Fiscal Quarter and in any case shall not exceed $3,500,000 in the aggregate for such Fiscal Year.
               (e) Minimum Excess Availability. After the Final Closing, the Companies shall not permit Availability (as defined in the Bank Credit Documents), calculated on a monthly basis, to be less than the greater of (i) $2,500,000 or (ii) such amount to be determined in the corresponding financial covenant set forth in the Bank Credit Documents.
               (f) Minimum Average Billable Headcount. After the Final Closing, for each of the periods listed in the table below, the Average Billable Headcount of the Companies shall not be less than the amount set forth opposite such period in the table:

Period	Minimum Average Billable Headcount
September 30, 2006	2,700
December 31, 2006	2,700
March 31, 2007	2,500
June 30, 2007	2,900
September 30, 2007	2,900
December 31, 2007	2,900
March 31, 2008	2,700
June 30, 2008	3,100
September 30, 2008	3,200
December 31, 2008	3,200
March 31, 2009	2,800
June 30, 2009	3,200
September 30, 2009	3,300
December 31, 2009	3,300
March 31, 2010	2,900
June 30, 2010	3,300
September 30, 2010	3,400
December 31, 2010	3,400
March 31, 2011	3,300
June 30, 2011	3,200
               (g) Losses of Butler Publishing. After the Initial Closing, as of any date of determination, the amount of losses of Butler Publishing for the trailing twelve month period ending on such date of determination shall not exceed $1,000,000.
          10.16 Benefit Plans. The Companies shall not, and shall not permit any other Company Party to, satisfy any matching obligations under any Benefit Plan by the contribution of the Capital Stock of the Parent to any such Benefit Plan in a manner inconsistent with past practices.
     11. DEFAULTS AND REMEDIES.
          11.1 Events of Default. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (each an “Event of Default”):

               (a) The Companies shall fail to pay as and when due (whether at stated maturity, upon acceleration or demand or required prepayment or otherwise) any principal, premium, if any, interest or other amount payable under any Note; or
               (b) Any Company Party shall breach or fail to pay any amount (including fees, costs or expenses) payable under this Agreement, any Guaranty or any other Investment Document (other than any Note as provided in Section 11.1(a)) to which it is a party; or
               (c) Any Company Party shall breach or fail to perform, comply with or observe any agreement, covenant or obligation required to be performed by it under Section 9.1 (Payment of Notes and Other Obligations), Section 9.2 (Performance of Investment Documents), Section 9.3 (Information Reporting Requirements), Section 9.6 (Books and Records; Inspections), Section 9.8 (Insurance), Section 9.9 (Taxes), Section 9.10 (ERISA Matters), Section 9.11 (Communication with Accountants), Section 9.16 (Ownership), Section 9.17 (Company SEC Documents), Section 9.20 (Deposit Accounts and Deposit Account Control Agreements), Section 9.22 (Post Closing Requirements) Section 10.1 (Limitations on Indebtedness), Section 10.2 (Limitations on Liens), Section 10.3 (Limitations on Investments), Section 10.4 (Limitations on Restricted Payments), Section 10.6 (Limitations on Transactions With Affiliates), Section 10.7 (Change in Business), Section 10.9 (Fundamental Changes), and Section 10.16 (Benefit Plans); or
               (d) Any Company Party shall breach or fail to perform, comply with or observe any covenant or obligation required to be performed by it under any Investment Document (other than the covenants and obligations covered by Sections 11.1(a), (b) or (c)) and, and, if such breach or failure may be cured, such breach or failure shall not have been remedied within ten (10) days after such failure or breach is first known to a Designated Officer; or
               (e) Any (i) representation or warranty which contains any materiality standard by its terms that is made by any Company Party in this Agreement or any other Investment Document to which it is a party shall be false or misleading or incorrect in any respect when made (or deemed made) or (ii) other representation or warranty made by any Company Party in this Agreement or any other Investment Document to which it is a party shall be false or misleading or incorrect in any material respect when made (or deemed made); or
               (f) Any “Default” or “Event of Default” under any of the Bank Credit Documents or the GMAC Credit Documents shall have occurred; or
               (g) (i) Any Company Party shall default in the payment (whether at stated maturity, upon acceleration or demand or required prepayment or otherwise), beyond any period of grace provided therefor, of any principal of or interest on any other Indebtedness with a principal amount in excess of $100,000, either individually or in the aggregate; or (ii) any other breach or default (or other event or condition) shall occur under any agreement, indenture or instrument evidencing or governing any such other Indebtedness, if the effect of such breach or default (or such other event or condition) is to cause, or to permit the holder or holders of such other Indebtedness to cause (upon the giving of notice or the passage of time or both), such other Indebtedness to mature or become or be declared due and payable, or required to be prepaid, redeemed, purchased or defeased prior to its stated maturity, unless such breach or default has been waived within ten (10) days following such breach or default by the Person or Persons entitled to give such waiver; or (iii) such other Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption) purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, or is made, in each case prior to the stated maturity thereof; or
               (h) Any Investment Document, or any material provision thereof, shall cease to be of full force and effect, valid and enforceable, for any reason other than in accordance with its terms, or any Company Party shall contest or purport to repudiate or disavow any of its obligations under or the validity or enforceability of any Investment Document or any material provision thereof, including by operation of law, or any Collateral Document shall for any reason cease to create a valid and perfected first priority lien (subject only to the Liens of the Bank Agent and the Permitted Liens) and security interest on the Collateral purported to be covered thereby; or
               (i) There shall be commenced against any Company Party an involuntary case seeking the liquidation or reorganization of such Person under the Bankruptcy Laws or any similar proceeding under any other Applicable Laws or an involuntary case or proceeding seeking the appointment of a receiver, custodian, trustee or similar official for it, or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business, and any of the following events occur: (i) any such Person consents to such involuntary case or proceeding or fails to diligently contest it in good faith; (ii) the petition commencing the involuntary case or proceeding is not timely controverted; (iii) the petition commencing the involuntary case or proceeding remains undismissed and unstayed for a period of thirty (30) days; or (iv) an order for relief shall have been issued or entered therein or a receiver, custodian, trustee or similar official appointed; or
               (j) Any Company Party shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Laws or any similar proceeding under any other Applicable Laws, or shall consent thereto; or shall consent to the conversion of an involuntary case to a voluntary case; or shall file a petition, answer a complaint or otherwise institute any proceeding seeking, or shall consent or acquiesce to the appointment of, a receiver, custodian, trustee or similar official for it, or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business; or shall make a general assignment for the benefit of creditors; or shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts generally; or the Board of Directors of any such Person (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing; or
               (k) Any Company Party shall suffer any money judgment, writ, warrant of attachment or other order that involves an amount or value, individually or in the aggregate, in excess of $250,000 to the extent not covered by insurance as to which the relevant insurance company unconditionally has acknowledged coverage without reservation of rights, discounts or deductibles, and such judgment, writ, warrant or other order shall continue unsatisfied and unstayed for a period of ten (10) days, or any non-monetary judgment, writ, warrant or other order, shall be rendered against any Company Party that could have a Material Adverse Effect and that continues unsatisfied and unstayed for a period of ten (10) days; or
               (l) There shall occur any Change in Control; or
               (m) There shall occur any Material Adverse Change; or
               (n) (i) Any Termination Event shall occur that, when taken together with all other Termination Events that have occurred, could reasonably be expected to result in a liability to any Company Party or any ERISA Affiliate in excess of $250,000; (ii) any Company Party or any ERISA Affiliate shall have committed a failure described in Section 302(f)(1) of ERISA and the amount determined under Section 302(f)(3) of ERISA is at least $250,000; (iii) any failure to make full payment (including all required installments) when due of all amounts that, under the provisions of any Benefit Plan or Applicable Law, any Company Party or any ERISA Affiliate is required to pay as contributions thereto, which would result in a liability to any Company Party or ERISA Affiliate in excess of $250,000; or (iv) any Company Party or any ERISA Affiliate shall have incurred any accumulated funding deficiency in excess of $250,000, whether or not waived, with respect to any Benefit Plan; or
               (o) If EBITDA, the Fixed Charge Coverage Ratio and the Leverage Ratio, when measured as of the end of any fiscal quarter, is less than the amounts set forth in Column B of Sections 10.15(a), (b) and (c), respectively, for such fiscal quarter end period.
The foregoing Events of Default shall be deemed to have occurred, respectively, and any adjustments in the interest rate under any Note or other remedies available to the Purchaser hereunder or thereunder shall begin to apply, at the following times:
                    (i) In the case of the clause (a) or (b) above, as of 10:00 a.m. (Los Angeles time) on the day on which such payment is due but has not been paid;
                    (ii) In the case of clause (c) above, immediately upon the occurrence of any such breach or failure, ;
                    (iii) In the case of clause (d) above, immediately upon the occurrence of any such breach or failure, unless such breach or failure may be cured, in which case after such ten (10) day period if such breach or failure shall not have been cured;
                    (iv) In the case of clause (e) above, as of the close of business on the day on which any Company first became aware, or should have become aware, that such representation or warranty was false or misleading or incorrect in any material respect when made;
                    (v) In the case of (f) above, as of the occurrence of “Default” or “Event of Default” under the applicable Bank Credit Document;
                    (vi) In the case of clause (g)(i) above, as of the close of business on the day on which such payment of principal or interest is due, or in the case of clause (g)(ii), as of the close of business on the tenth (10th) day following such breach or default if such breach or default has not been waived by the Person or Persons entitled to give such waiver, or in the case of clause (g)(iii) above, immediately upon the occurrence of any event listed therein;
                    (vii) In the case of clause (h) above, as of the close of business on the day such Investment Document or provision, as the case may be, ceases to be enforceable or is contested, repudiated, revoked or disavowed, or such Collateral Document ceases to create such a valid and perfected first priority Lien (subject only the Lien of Bank Agent);
                    (viii) In the case of clauses (i) and (j) above, immediately prior to the occurrence of any of the events enumerated therein;
                    (ix) In the case of clause (k) above, as of the close of business on the last day of such ten (10) day period if such judgment, writ, warrant or order is unsatisfied or unstayed;
                    (x) In the case of clause (l) above, immediately upon the occurrence of the Change in Control;
                    (xi) In the case of clause (m) above, immediately upon the occurrence of the Material Adverse Change;
                    (xii) In the case of clause (n) above, immediately upon the occurrence of any such events; and
                    (xiii) In the case of clause (o) above, immediately upon the occurrence of any such events.
          11.2 Acceleration. If any Event of Default (other than an Event of Default specified in Sections 11.1(i) or 11.1(j)) occurs and is continuing, Holders of a Majority in Interest may, by written notice to the Parent, declare all outstanding principal of, premium, if any, accrued and unpaid interest on, and all other amounts under the Notes, and all other Obligations, to be due and payable. Upon any such declaration of acceleration, such principal, premium, if any, interest and other amounts shall become immediately due and payable. If an Event of Default specified in Sections 11.1(i) or 11.1(j) occurs, all outstanding principal of, premium, if any, accrued and unpaid interest on, and all other amounts under the Notes, and all other Obligations, shall become immediately due and payable without any declaration or other act on the part of the Purchaser. The Companies hereby waives all presentment for payment, demand, protest, notice of protest and notice of dishonor, and all other notices of any kind to which they may be entitled under Applicable Laws or otherwise.
          11.3 Interest Rate Event. If EBITDA, the Fixed Charge Coverage Ratio and the Leverage Ratio, when measured as of the end of any fiscal quarter, is less than the amounts set forth in Column A of Sections 10.15(a), (b) and (c), respectively, but equals or exceeds the amounts set forth in Column B of Section 10.15(a), (b) and (c), respectively, for such fiscal quarter end period, then such event shall constitute an “Interest Rate Event”.
          11.4 Other Remedies. If any Default or Event of Default shall occur and be continuing, the Purchaser may proceed to protect and enforce their rights and remedies under this

Agreement and any other Investment Document by exercising all rights and remedies available under this Agreement, any other Investment Document or Applicable Laws, either by suit in equity or by action at law, or both, whether for the collection of principal of or interest on the Notes, to enforce the specific performance of any covenant or other term contained in this Agreement or any other Investment Document. No remedy conferred in this Agreement upon the Purchaser is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.
          11.5 Appointment of Receiver. Prior to payment in full of all amounts due under the Notes and all Obligations, in addition to all other rights, powers and remedies that the Purchaser has under this Agreement, any other Investment Document or Applicable Laws, the Purchaser shall, to the extent permitted by Applicable Laws, be entitled to, and the Company Parties hereby consent in advance to, the appointment of a receiver by any court of competent jurisdiction to take control of the Company Parties for the purpose of operating and thereafter selling any Company Party to satisfy obligations to creditors, including the Purchaser.
          11.6 Waiver of Past Defaults. The Purchaser may, by written notice to the Parent, waive any specified Default or Event of Default and its consequences with respect to this Agreement, the Notes or any other Investment Document; provided, however, that no such waiver will extend to any subsequent or other Default or Event of Default or impair any rights of the Purchaser which may arise as a result of such other Default or Event of Default.
     12. [Intentionally Omitted.]
     13. MISCELLANEOUS.
          13.1 Survival of Representations and Warranties; Purchaser Investigation. Unless otherwise indicated herein, all representations, warranties, covenants and agreements of the Company Parties (or any of them) contained herein, or made in writing by or on behalf of any of them pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement, the issuance, sale and delivery of the Securities, the repayment of the Notes and the exercise of the Warrant and the due diligence or other investigation of the Company Parties and their Affiliates made by and on behalf of the Purchaser. The Company Parties hereby agree that neither the Purchaser’s review of the books and records or condition (financial or otherwise), business, assets, properties, operations or prospects of any Person, nor any other due diligence investigation conducted by or on behalf of the Purchaser, shall be deemed to constitute knowledge by the Purchaser of the existence or absence of any facts or any other matters so as to reduce the Purchaser’s right to rely on the accuracy of the representations and warranties of the Company Parties contained in this Agreement or any other Investment Document.
          13.2 Consent to Amendments. This Agreement and the other Investment Documents may be amended, and the observance of any term hereof or thereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Parent, on the one hand, and the Purchaser, on the other hand, except as expressly set forth in the Notes and the Warrant, as applicable. The Companies and each other Company Party may take any action herein prohibited, or omit to perform any act herein required to be performed by them, if, and only if, the Parent or such other Company Party shall have obtained the prior written consent of the Purchaser to such action or omission. No course of dealing between the Company Parties, on the one hand, and the Purchaser (or any successor or assignee thereof), on the other hand, nor any delay in exercising any rights hereunder or under the Notes or any other Investment Document shall operate as a waiver of any rights of the Purchaser (or any other Holder).
          13.3 Entire Agreement. This Agreement, together with the Exhibits and the Disclosure Schedules which are all incorporated herein by this reference and are an integral part of this Agreement, the Notes, the Warrant and the other Investment Documents constitute the full and entire agreement and understanding between the Purchaser, on the one hand, and the Company Parties, on the other hand, relating to the subject matter hereof and thereof, and supersede all prior oral and written, and all contemporaneous oral, agreements and understandings relating to the subject matter hereof, including the proposal letter dated April 19, 2006, between Levine Leichtman Capital Partners, Inc., on the one hand, and the Parent on the other hand.
          13.4 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future Applicable Laws during the term thereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in fill force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible.
          13.5 Successors and Assigns; Assignments; Participations.
               (a) This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns. In addition, it is the intent of the parties that the Indemnified Parties that are not a party hereto be third party beneficiaries of Section 8.2 of this Agreement. The Companies may not assign, transfer or delegate any of their rights and obligations hereunder or any interest herein or therein, by operation of law or otherwise, without the prior written consent of the Purchaser.
               (b) The Purchaser may without the consent of the Company Parties, sell, assign or delegate (each an “Assignment”) to one or more Persons (each an “Assignee”) at any time and from time to time all or any part of its right, title and interest in and to this Agreement, the Notes and the other Investment Documents, including all or any part of the Obligations, subject to compliance with applicable federal and state securities laws; provided, however, if no Default or Event of Default has occurred and is continuing, the Purchaser (i) shall not sell, assign or delegate any part of its right, title and interest in and to this Agreement, the Notes and the Investment Documents, including all or any part of the Obligations, to a competitor of the Company Parties set forth in Schedule 13.5, and (ii) shall use its reasonable efforts to advise with the Parent prior to any Assignment (other than with respect to any Assignment to an Affiliate of the Purchaser or of the Assignee) the failure of which will not give rise to or otherwise result in any liability to the Purchaser or any of the Assignees and will have no effect on the validity of such Assignment; provided further however, that the Company Parties may continue to deal solely and directly with the Purchaser in connection with any right, title or interest so sold or assigned until written notice of such sale or assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Parent. If the Purchaser assigns to one or more Assignees a fifty percent (50.0%) or lesser interest in and to the then outstanding aggregate principal amount of the Notes, any decisions that the Purchaser is entitled to make under this Agreement, the Notes and the other Investment Documents shall be made by the Purchaser, and the Company Parties may continue to deal solely and directly with respect to the Purchaser in connection with the interests so assigned to the Assignee(s). If the Purchaser assigns to one or more Assignees more than a fifty percent (50.0%) interest in and to the then outstanding aggregate principal amount of the Notes, any decisions that the Purchaser is entitled to make under this Agreement, the Notes and the other Investment Documents shall be made by the Holders of a Majority in Interest, such decisions to be made in the manner directed by such Holders.
               (c) The Purchaser may, without notice to or the consent of the Company Parties, grant or sell to one or more Persons (a “Participant”) participations (each a “Participation”) in all or any part of its right, title and interest in and to this Agreement, the Notes, the Warrant and the other Investment Documents, including all or any part of the Obligations, subject to compliance with applicable federal and state securities laws. If the Purchaser grants or sells a Participation, (i) the Purchaser will make and receive all payments for the account of the Participant; (ii) the Purchaser will continue to be the sole holder of the Notes, the Warrant and the other Investment Documents; (iii) the Company Parties shall continue to deal solely and directly with the Purchaser in connection with the Purchaser’s rights under this Agreement, the Notes, the Warrant and the other Investment Documents; and (iv) the agreement under which the Participation is granted or sold shall not restrict the Purchaser’s ability to agree to any amendments of the Investment Documents, or to exercise or refrain from exercising any rights, powers or remedies that the Purchaser may have under or in respect of the Investment Documents or any Collateral. Without limiting clause (iv) above, nothing in this Agreement, the Notes or any other Investment Document or otherwise shall confer upon the Participant any rights with respect to the administration, waiver, amendment, collection and enforcement of, compliance with and consent to the terms and provisions of this Agreement, the Notes or any other Investment Document, and the Purchaser shall retain all such rights.
               (d) The Purchaser may at any time furnish to one or more potential Assignees or Participants any information concerning the Company Parties and their respective businesses and operations that has been furnished by or on behalf of the Companies to the Purchaser. The Companies agree to furnish all reasonably requested information, and execute and deliver all such agreements, instruments and other documents and take such further action (including, in the case of an Assignment, the execution and delivery of replacement Notes) as the Purchaser may requested in connection with any Assignment or Participation arrangement.
          13.6 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if transmitted by telecopier with receipt acknowledged by the recipient, or upon delivery, if delivered personally or by recognized commercial courier with receipt acknowledged, or upon the expiration of 72 hours after mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
(a) If to the Purchaser (or any one of them), to:
Levine Leichtman Capital Partners III, L.P.
c/o Levine Leichtman Capital Partners, Inc.
335 North Maple Drive, Suite 240
Beverly Hills, CA 90210
Attention: Arthur E. Levine, President
Telephone: (310) 275-5335
Telecopier: (310) 275-1441
with a copy to:
Bingham McCutchen LLP
355 South Grand Avenue, Suite 4400
Los Angeles, CA 90071
Attention: Richard J. Welch, Esq.
Telephone: (213) 680-6400
Telecopier: (213) 680-6499
(b) If to any Company Party, to:
Butler International, Inc.
110 Summit Avenue
Montvale, NJ 07645
Attention: Richard Paras, Vice President - Legal
Telephone: (201) 573-8000
Telecopier: (201) 573-9723
with a copy to:
McBreen, McBreen & Kopko
20 North Wacker Drive, Suite 2520
Chicago, IL 60606
Attention: Frederick Kopko, Jr., Esq.
Telephone: (312) 332-6405
Telecopier: (312) 332-2657
or at such other address or addresses as the Purchaser or the Parent, as the case may be, may specify by written notice given in accordance with this Section 13.6.
          13.7 Counterparts. This Agreement may be executed in two or more counterparts and by facsimile or other similar means of electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one instrument.

          13.8 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
          13.9 Consent to Jurisdiction and Venue. THE COMPANY PARTIES AND THE PURCHASER HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT AND AGREE THAT ALL ACTIONS, SUITS OR OTHER PROCEEDINGS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY AND ALL CLAIMS, CONTROVERSIES AND DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 13.9 SHALL PRECLUDE THE PURCHASER FROM BRINGING ANY ACTION, SUIT OR OTHER PROCEEDING IN THE COURTS OF ANY OTHER LOCATION WHERE THE COMPANY PARTIES OR ANY ONE OF THEM OR ANY OF ITS OR THEIR ASSETS OR THE COLLATERAL MAY BE FOUND OR LOCATED OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE PURCHASER.
          EACH COMPANY PARTY, FOR ITSELF AND ITS PROPERTY, (A) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION, SUIT OR OTHER PROCEEDING COMMENCED IN ANY SUCH COURT, (B) WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR ANY OBJECTION THAT SUCH PERSON MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION OR IMPROPER VENUE AND (C) CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. THE COMPANY PARTIES AND THE PURCHASER HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS, COMPLAINT OR OTHER PROCESS ISSUED IN ANY SUCH ACTION, SUIT OR OTHER PROCEEDING AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 13.6 (NOTICES) AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PERSON’S ACTUAL RECEIPT THEREOF OR FIVE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.
          TO THE EXTENT PERMITTED UNDER THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH COMPANY PARTY HEREBY WAIVES, IN RESPECT OF ANY SUCH ACTION, SUIT OR OTHER PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS THAT NOW OR HEREAFTER, BY REASON OF SUCH

PERSON’S PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE TO IT.
          13.10 Limitation of Liability. No claim shall be made by the Company Parties or any of their Affiliates (and the Companies shall cause the other Company Parties and such Affiliates not to make any claim) against the Purchaser, or any Affiliates, partners, directors, officers, employees, agents, representatives, attorneys, accountants or advisors of the Purchaser, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Investment Document, or any act, omission or event occurring in connection therewith. Each of the Company Parties, for itself and the other Company Parties and such Affiliates, hereby waives, releases and agrees not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          13.11 Publicity. The Company Parties and their Affiliates will consult with the Purchaser before issuing, and provide the Purchaser the opportunity to review and comment upon, and use reasonable efforts to agree on the form and substance of, any press release or other public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make such other public announcement prior to such consultation, except as required under Applicable Laws. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. The Company Parties hereby consent to the preparation and publication by the Purchaser of an advertisement “tombstone” publicly disclosing the closing of the transactions contemplated by this Agreement.
          13.12 Waiver of Trial by Jury. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, AND UNDERSTANDING THEY ARE WAIVING A CONSTITUTIONAL RIGHT, EACH OF THE COMPANY PARTIES AND THE PURCHASER HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY RELATING TO (a) THIS AGREEMENT, THE NOTE, THE WARRANTS, THE COLLATERAL DOCUMENTS OR ANY OTHER INVESTMENT DOCUMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT THEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY OR RELATED TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT, OR (b) ANY CONDUCT, ACT OR OMISSION OF THE PARTIES OR THEIR AFFILIATES (OR ANY OF THEM) WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT THEREOF, WHETHER SOUNDING IN

CONTRACT, TORT OR OTHERWISE, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION, SUIT OR OTHER PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.
          13.13 Judicial Referee. IN THE EVENT THE WAIVER PROVIDED IN SECTION 13.12 IS DEEMED INEFFECTIVE, TO GIVE EFFECT TO THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE OR RETIRED JUDGE APPLY THE APPLICABLE LAW, THE PARTIES AGREE TO REFER, FOR A COMPLETE AND FINAL ADJUDICATION, ANY AND ALL ISSUES OF FACT OR LAW INVOLVED IN ANY LITIGATION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ALL DISCOVERY AND LAW AND MOTION MATTERS, PRETRIAL MOTIONS, TRIAL MATTERS AND POST-TRIAL MOTIONS (E.G. MOTIONS FOR RECONSIDERATION, NEW TRIAL AND TO TAX COSTS, ATTORNEY FEES AND PREJUDGMENT INTEREST)) UP TO AND INCLUDING FINAL JUDGMENT, BROUGHT TO RESOLVE ANY DISPUTE (WHETHER SOUNDING IN CONTRACT, TORT, UNDER ANY STATUTE OR OTHERWISE) BETWEEN AND AMONG ANY OF THE PARTIES HERETO, TO A JUDICIAL REFEREE WHO SHALL BE APPOINTED UNDER A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638. THE REFEREE’S DECISION WOULD STAND AS THE DECISION OF THE COURT, WITH JUDGMENT TO BE ENTERED ON HIS/HER STATEMENT OF DECISION IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE PARTIES HERETO SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE WITH AT LEAST FIVE YEARS OF JUDICIAL EXPERIENCE IN CIVIL MATTERS. IN THE EVENT THAT THE PARTIES HERETO CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE PURCHASER AND HOLDERS, ON THE ONE HAND, AND THE COMPANY PARTIES, ON THE OTHER HAND, SHALL EQUALLY BEAR THE FEES AND EXPENSES OF THE REFEREE (50% BY THE PURCHASER AND HOLDERS AND 50% BY THE COMPANY PARTIES) UNLESS THE REFEREE OTHERWISE PROVIDES IN THE STATEMENT OF DECISION.
          13.14 Confidentiality. Except as set forth in Sections 13.5 and 13.11, Purchaser agrees that material, non-public information regarding the Company Parties and their respective Subsidiaries, their operations, assets, and existing and contemplated business plans (including the terms of the Investment Documents), shall be treated by Purchaser in a confidential manner, and shall not be disclosed by Purchaser to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants of the Purchaser or Assignees, (b) to Subsidiaries and Affiliates of the Purchaser or an Assignee, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 13.15, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by such Person or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by the Purchaser or Assignee), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of the Purchaser’s or any Assignee’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Investment Documents.
          13.15 Butler Realty. As of the Final Closing Date, the Company Parties hereby certify that Butler Realty is prohibited from incurring the Obligations pursuant to the GMAC Credit Documents. Immediately upon the occurrence of any of the following (but no later than two (2) Business Days thereafter): (a) GMAC consents to Butler Realty incurring the Obligations or (b) the Indebtedness owed to GMAC by Butler Realty pursuant to the GMAC Credit Documents is paid in full, the Company Parties shall cause Butler Realty to execute and deliver to the Purchaser (i) a joinder to the Guaranty, in form and substance satisfactory to the Purchaser, pursuant to which Butler Realty would become a Guarantor, (ii) a joinder to the Security Agreement, in form and substance satisfactory to the Purchaser, pursuant to which Butler Realty would grant a security interest in all of its assets, (iii) an Intellectual Property Security Agreement or a joinder to an existing Intellectual Property Security Agreement, in form and substance satisfactory to the Purchaser, pursuant to which Butler Realty would grant a security interest in all of its Intellectual Property, (iv) a pledge agreement, or a joinder to the Security Agreement and if Butler Realty has any Subsidiaries, (A) to the extent not delivered to the Bank Agent pursuant to the Bank Credit Documents, certificates representing all of the Capital Stock of such Subsidiaries with undated stock powers executed in blank and (B) such opinions of counsel and such approving certificates of such Subsidiaries as the Purchaser may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares; (v) such other agreements, instruments, approvals or other documents as may be requested by the Purchaser in order to create, perfect, establish, and maintain the first priority status (subject only to the Liens of the Bank Agent and the Permitted Liens) of any Lien in favor of the Purchaser to effect the intent that Butler Realty shall become bound by all of the terms, covenants and agreements contained in the Collateral Documents and that all property and assets of Butler Realty shall become Collateral securing the Obligations, and (vi) such additional agreements, instruments, approvals and documents, and legal opinions, as the Purchaser may request to effect the intent that Butler Realty shall become bound by all of the terms, covenants and agreements contained in this Agreement and the other Investment Documents. In addition, the Companies shall take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Purchaser to vest in the Purchaser valid and subsisting Liens on and security interests in all property and assets of Butler Realty, enforceable against all third parties in accordance with their terms.
          13.16 Alternative Transaction Fee. If, prior to December 31, 2006, the Companies or any of their respective Subsidiaries, shareholders, directors, officers, employees, attorneys, accountants, investment bankers (including Sheridan Road Capital Advisors), representatives or agents enters into discussions or an understanding or agreement on behalf of any Company with a third party relating to an Alternative Transaction, then, (in addition to any other damages due Purchaser under any Investment Document), the Companies shall, jointly and severally, pay to Purchaser the Obligations in full in cash and the amount of $1,000,000 (the “Alternative Transaction Fee”), which Alternative Transaction Fee shall be due and payable to Purchaser immediately upon the entering into of such discussion, understanding or agreement. For purposes hereof “Alternative Transaction” means any transaction pursuant to which any Company or Companies (x) obtain or issue any equity capital or Indebtedness, including a refinancing, restructuring, renewals, extensions or other restatement of any existing Indebtedness, other than the Indebtedness incurred on the Final Closing Date pursuant to the Bank Credit Documents; or (y) enter into an agreement to be acquired by, sold to, merged into or combined with any other Person or (z) sell all or a substantial part of the assets of any of the Companies or their businesses (other than the sale of the real property owned by Butler Realty located at 110 Summit Avenue, Montvale, New Jersey 07645, as permitted under the Investment Documents).

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANIES: BUTLER INTERNATIONAL, INC., a Maryland corporation
By:
Name:
Title:

BUTLER SERVICES INTERNATIONAL, INC., a Delaware corporation
By:
Name:
Title:

BUTLER PUBLISHING, INC., a Delaware corporation
By:
Name:
Title:

BUTLER SERVICE GROUP, INC., a New Jersey corporation
By:
Name:
Title:

BUTLER TELECOM, INC., a Delaware corporation
By:
Name:
Title:

BUTLER SERVICES, INC., a Delaware corporation
By:
Name:
Title:

BUTLER UTILITY SERVICE, INC., a Delaware corporation
By:
Name:
Title:

GUARANTORS: AAC CORP., a Delaware corporation
By:
Name:
Title:

SYLVAN INSURANCE CO., LTD., a company organized under the laws of Bermuda
By:
Name:
Title:

DATA PERFORMANCE, INC., a New Jersey corporation
By:
Name:
Title:

PURCHASER: LEVINE LEICHTMAN CAPITAL PARTNERS, INC., a California corporation

On behalf of LEVINE LEICHTMAN CAPITAL PARTNERS III, L.P., a California limited partnership
By:	/s/ Steven Hartman
	Name:	Steven Hartman
	Title:	Vice President